As filed with the Securities and Exchange Commission on November 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Presidio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5045	47-2398593
(State or other jurisdiction of incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Cagnazzi

Chief Executive Officer

Presidio, Inc.

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

(Name, address, including zip, code and telephone number, including area code, of agent for service)

Copy to:

Elliot Brecher Senior Vice President and General Counsel Presidio, Inc. One Penn Plaza, Suite 2832 New York, New York 10119 (212) 652-5700	Andrew J. Nussbaum Gordon S. Moodie Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Ian D. Schuman Stelios G. Saffos Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934.

☐	Large accelerated filer		☐	Accelerated filer
☒	Non-accelerated filer	(Do not check if a smaller reporting company)	☐	Smaller reporting company
☐	Emerging growth company

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Maximum Proposed Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	9,200,000	$15.82	$145,544,000	$18,120.23

(1)	Includes 1,200,000 shares of common stock that the underwriters have an option to purchase. See “Underwriting (Conflicts of Interest).”
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock on November 10, 2017, as reported on the NASDAQ Stock Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated November 14, 2017

Preliminary prospectus

8,000,000 shares

Common stock

This is a public offering of 8,000,000 shares of common stock of Presidio, Inc. by the selling stockholder identified in this prospectus. We are not selling any shares of our common stock, and we will not receive any of the proceeds from the sale of our common stock being sold by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “PSDO.” The last reported closing price of our common stock on the NASDAQ on November 10, 2017 was $15.76 per share.

After the completion of this offering (this “Offering”), investment funds affiliated with or managed by affiliates of Apollo Global Management, LLC will beneficially own 64.3% of our outstanding common stock (or 63.0% of our outstanding common stock if the underwriters exercise their option to purchase additional shares in full). As a result, investment funds affiliated with or managed by affiliates of Apollo Global Management, LLC will continue to control a majority of the voting power of our outstanding common stock, and we expect to continue to be a “controlled company” within the meaning of the corporate governance standards of the NASDAQ. See “Principal and Selling Stockholders.”

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling stockholder, before expenses	$	$
(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding total underwriter compensation.

The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 1,200,000 shares of common stock from the selling stockholder at the public offering price less underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 25.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about                         , 2017.

J.P. Morgan	Citigroup	RBC Capital Markets

Barclays	Credit Suisse	Goldman Sachs & Co. LLC	Wells Fargo Securities	Evercore ISI	Deutsche Bank Securities

Guggenheim Securities	Apollo Global Securities	LionTree

Prospectus dated                          , 2017.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. We, the selling stockholder and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus and any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations or cash flows may have changed since the date of the applicable document.

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Basis of Presentation

Presidio, Inc. (formerly named Aegis Holdings, Inc.) (the “Successor”) was incorporated on November 20, 2014 by certain investment funds affiliated with or managed by affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (collectively, the “Apollo Funds”) in order to complete the acquisition of Presidio Holdings Inc. (the “Predecessor”). The Apollo Funds completed the acquisition of the Predecessor on February 2, 2015 (the “Presidio Acquisition”), at which time the Predecessor became a direct wholly owned subsidiary of the Successor. See “Principal and Selling Stockholders.” As a result of this acquisition, the resulting change in control and changes due to the impact of purchase accounting, we are required to present separately the operating results of (A) the Predecessor for periods ending prior to February 2, 2015 and (B) of the Successor for periods ending on or after February 2, 2015. Accordingly, unless otherwise indicated or the context otherwise requires, all references in this prospectus to the “Company,” “Presidio,” “we,” “us,” “our” and other similar terms mean (1) the Predecessor for periods ending prior to February 2, 2015 and (2) the Successor for periods ending on or after February 2, 2015, in each case together with its consolidated subsidiaries. From November 20, 2014 to February 1, 2015, the Successor had no operations or activities other than the incurrence of transaction costs related to the Presidio Acquisition.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to U.S. dollars, and all amounts in this prospectus are presented in U.S. dollars.

Our fiscal year ends on June 30 of each year. References in this prospectus to a fiscal year mean the year in which that fiscal year ends. References in this prospectus to “fiscal 2013” or “our 2013 fiscal year” relate to the fiscal year ended June 30, 2013, references in this prospectus to “fiscal 2014” or “our 2014 fiscal year” relate to the fiscal year ended June 30, 2014, references in this prospectus to “fiscal 2016” or “our 2016 fiscal year” relate to the fiscal year ended June 30, 2016, and references in this prospectus to “fiscal 2017” or “our 2017 fiscal year” relate to the fiscal year ended June 30, 2017. References in this prospectus to “fiscal 2015” represent the sum of the results of the period from July 1, 2014 to February 1, 2015 (Predecessor) and the period from November 20, 2014 to June 30, 2015 (Successor). We believe that our use of the fiscal 2015 period, which represents the mathematical addition of Successor’s fiscal 2015 period and Predecessor’s fiscal 2015 period, provides meaningful information about our results of operations on a period-to-period basis. This approach is not consistent with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”), may yield results that are not strictly comparable on a period-to-period basis and may not reflect the actual results we would have achieved if the Presidio Acquisition had occurred at the beginning of the fiscal 2015 period.

“North American IT market,” when referenced in connection with data cited to Gartner, Inc. (“Gartner”), means the geographic market of the United States and Canada. See “Market, Industry and Other Data.” According to Gartner, Canada accounts for approximately 6.6% of the North American IT market, and Canada’s IT market growth rate is comparable (within 1%) to that of the IT market in the United States. Canada’s IT market, according to Gartner, resembles that of the United States in terms of technology trends and buying behavior, permitting the IT markets from both countries to be analyzed together, whereas the market of Mexico differs to such an extent that Gartner does not include that market in its North American IT market analysis.

We calculate total addressable market (“TAM”) amounts using a methodology combining calculations of Gartner and the Company’s management. The data underlying the TAM amounts were calculated by Gartner, and the Company’s management used the TAM amounts to calculate the compound annual growth rate (“CAGR”) between certain periods. In calculating TAM amounts with respect to the Digital Infrastructure, Cloud and Security components, Gartner excluded certain sub-components from the Security TAM that are not part of Presidio’s solution set: Consumer Security Software, Data Loss Prevention, Endpoint Protection Platform (Enterprise), Identity Governance and Administration, IPS Equipment, Other Identity Access Management, Other Security Software, Secure E-Mail Gateway, Secure Web Gateway, Security Information and Event Management

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(SIEM), Security Testing, VPN/Firewall Equipment, and Web Access Management (WAM). Our management then calculated CAGR using the revised TAM amounts, resulting in the amounts reported in this prospectus for TAM CAGR in this prospectus. See “Prospectus Summary—Market Overview” and “Business—Market Overview.”

We calculate revenue per existing client (exclusive of Netech Corporation (“Netech”)) as our GAAP revenue, excluding revenue produced by Netech, divided by the total number of customers, excluding Netech customers, that produced revenue in the relevant period.

Historically, our solutions have typically involved providing a full suite of services to our clients complemented with the delivery of hardware and software. In these arrangements, we have concluded that our relationship with the customer is that of a principal and we recognize our revenue on a gross basis, with the related costs included as cost of revenue. Beginning in fiscal year 2017, certain of the solutions we have provided have involved the delivery of software subscriptions without additional hardware and/or services. These new arrangements with our customers result in the Company’s relationship with the customer to be that of an agent requiring the Company to recognize the related revenue net of the cost of revenue.

Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Stock Split

On February 24, 2017, the Board of Directors of the Company declared a 2-for-1 stock split (the “Stock Split”) of the Company’s common stock in the form of a stock dividend payable on each share of common stock issued and outstanding as of February 24, 2017. The number of shares subject to and the exercise price of the Company’s outstanding options were adjusted to equitably reflect the split. All common stock share and per-share data included in this prospectus gives effect to the Stock Split and have been adjusted retroactively for all Successor periods presented.

Initial Public Offering

On March 15, 2017, the Company completed an initial public offering (“IPO”) in which the Company issued and sold 18,766,465 shares of common stock, inclusive of 2,099,799 shares issued and sold on March 21, 2017, pursuant to the underwriters’ option to purchase additional shares, at an initial public offering price of $14.00 per share. The Company received net proceeds of $247.5 million, after deducting underwriting discounts and commissions from the sale of its shares in the IPO. In addition, the Company incurred $7.2 million of offering expenses in connection with the IPO. Upon completion of the IPO, our common stock was listed on the NASDAQ under the symbol “PSDO”.

Trademarks and Trade Names

This prospectus contains references to a number of our trademarks (including service marks) that are registered trademarks or trademarks for which we have pending applications or common-law rights. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners.

Market, Industry and Other Data

This prospectus contains industry and market data, forecasts and projections that are based on internal data and estimates, independent industry publications, reports by market research firms and other independent sources, such as Gartner. Although we believe them to be accurate, there can be no assurance as to the accuracy or completeness of such information. Although we are responsible for all of the disclosures contained in this

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prospectus, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe that the industry information included herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

Net Promoter Score (“NPS”) is a measure of customer satisfaction on a scale ranging from -100 to 100 developed by Bain and Co. It measures satisfaction using a scale of one to 10 based on a customer’s response to the following question: “How likely is it that you would recommend Presidio to a friend or colleague?” Scores of 9 or 10 are considered “Promoters.” Scores of 7 or 8 are considered neutral. Scores of 6 or less are considered “Detractors.” The NPS, a percentage expressed as a numerical value, is calculated by subtracting the percentage of respondents who are Promoters from the percentage who are Detractors. The NPS calculation gives no weight to customers who decline to answer the survey question. We measure our NPS quarterly by surveying all customers with whom we have transacted in such quarter, except for those who responded to the survey in the previous quarter. Our NPS for the calendar year ended December 31, 2016 was 64, which is 5 points higher than our NPS for the calendar year ended December 31, 2015.

The Gartner Reports described herein (the “Gartner Reports”), which were prepared for us in connection with this prospectus, represent research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner and are not representations of fact. The Gartner Reports speak as of their original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

In certain instances where the Gartner Reports are identified as the sources of market and industry data contained in this prospectus, the applicable report is identified by superscript notations. The sources of these data are provided below:

(1)	Gartner Market Databook, 3Q17 Update, dated as of September 28, 2017.

(2)	Forecast: Small-and-Midsize-Business IT Spending, Worldwide, 2015-2021, 2Q17 Update, dated as of July 27, 2017

(3)	The 2018 CIO Agenda: Mastering the New Job of the CIO, dated as of September 29, 2017

(4)	Forecast: IT Services, Worldwide, 2015-2021, 3Q17 Update, dated as of September 21, 2017

(5)	Forecast: Information Security, Worldwide, 2015-2021, 2Q17 Update, dated as of August 8, 2017

(6)	Forecast: Internet of Things—Endpoints and Associated Services, Worldwide, 2016, dated as of December 29, 2016

(7)	Market Share: IT Services 2016, dated as of April 19, 2017

In the Gartner Reports, the market and industry data presented is based on end-user spending and represents calendar year data.

Unless otherwise indicated, in this prospectus, companies in the North American IT market are divided into four categories. These categories are those used by Gartner, and are based on the size of the company. SOHO (Small Office/Home Office) companies are characterized by one-nine employees. Small businesses are characterized by 10-99 employees and less than $50 million in revenue. Midsize, or middle market, companies are characterized by 100-1,000 employees and $50 million to $1 billion in revenue. Large, or enterprise, companies are characterized by over 1,000 employees and more than $1 billion in revenue.

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Unless otherwise indicated, in this prospectus, spend in the North American IT market is divided into five categories:

•	The “Data Center Systems / Network” category includes servers, external controller-based storage, enterprise network equipment and unified communications;

•	The “Devices” category includes PCs, tablets, phones and printers;

•	The “Software” category includes enterprise application software (enterprise resource planning (“ERP”), human resources (“HR”), collaborative, client relationship management (“CRM”) and engineering software) and infrastructure software (application development, information management, enterprise system management, security system software and operating systems);

•	The “IT Services” category includes business IT services (consulting, implementation, IT outsourcing and “business process outsourcing”) and IT product support (software support and hardware support); and

•	The “Communications Services” category includes enterprise fixed and mobile services (wide area network (“WAN”), core network, voice services, mobile data services, etc.) and consumer fixed and mobile services (fixed-line voice services, broadband, mobile access and traffic fees, etc.).

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

Non-GAAP Financial Measures

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules to regulate the use in filings with the SEC and in other public disclosures of “non-GAAP financial measures,” which include Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue and ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner from non-GAAP liquidity measures; and

•	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as nonrecurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to occur.

In addition to financial information presented in accordance with GAAP, management uses Free Cash Flow, a non-GAAP measure, in this prospectus in its evaluation of liquidity and cash flow. We define Free Cash Flow as our net cash provided by operating activities adjusted to include (i) the net change in accounts payable—floor plan, (ii) the net cash impact of our leasing business and (iii) the purchases of property and equipment. We believe that Free Cash Flow provides helpful information with respect to our cash flow generation as viewed by management, including a comprehensive view of our cash flow that incorporates (1) changes in all of our key working capital balances, (2) the aggregate net cash impact of our leasing business, and (3) the purchases of property and equipment.

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Management also uses Adjusted EBITDA, a non-GAAP measure, in this prospectus in its evaluation of past performance and prospects for the future. We define Adjusted EBITDA as net income (loss) plus (i) total depreciation and amortization, (ii) interest and other (income) expense and (iii) income tax expense (benefit), as further adjusted to eliminate noncash share-based compensation expense, purchase accounting adjustments, transaction costs, other costs and earnings from disposed business. We believe that Adjusted EBITDA provides helpful information with respect to our operating performance as viewed by management, including a view of our business that is not dependent on (1) the impact of our capitalization structure and (2) items that are not part of our day-to-day operations.

Management also uses Adjusted Net Income, a non-GAAP measure, in this prospectus in its evaluation of past performance and prospects for the future. We define Adjusted Net Income as net income (loss) adjusted to exclude (i) amortization of intangible assets, (ii) amortization of debt issuance costs, (iii) losses recognized on the disposal of business, (iv) losses on extinguishment of debt, (v) noncash share-based compensation expense, (vi) purchase accounting adjustments, (vii) transaction costs, (viii) other costs, (ix) earnings from disposed business and (x) the income tax impact associated with the foregoing items and adjusted for (1) the impact of permanently nondeductible expenses, (2) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and (3) the impact of discrete tax items. We believe that Adjusted Net Income provides additional information regarding our operating performance while considering the interest expense associated with our outstanding debt, as well as the impact of depreciation on our fixed assets and income tax expense. We believe Adjusted Net Income is utilized by investors and other interested parties to facilitate period–over–period comparisons and, relative to other performance measures, provides additional information as to how trends impact our operating performance.

Management also uses Adjusted Revenue, a non-GAAP measure, in its evaluation of historical revenue activity. We define Adjusted Revenue as revenue adjusted to exclude (i) total revenue generated by disposed businesses and (ii) noncash purchase accounting adjustments to total revenue as a result of our acquisitions. We believe that Adjusted Revenue provides supplemental information with respect to our revenue activity associated with our ongoing operations. However, Adjusted Revenue does not represent and should not be considered an alternative to Revenue as determined under GAAP and may not be comparable to other similarly titled measures of other businesses.

Historically, our solutions have typically involved providing a full suite of services to our clients complemented with the delivery of hardware and software. In these arrangements, we have concluded that our relationship with the customer is that of a principal and we recognize our revenue on a gross basis, with the related costs included as cost of revenue. Beginning in fiscal year 2017, certain of the solutions we have provided have involved the delivery of software subscriptions without additional hardware and/or services. These new arrangements with our customers result in the Company’s relationship with the customer to be that of an agent requiring the Company to recognize the related revenue net of the cost of revenue.

Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income (loss), revenue or net cash provided by operating activities, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include:

•	noncash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•	Adjusted EBITDA and Adjusted Net Income do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

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•	other companies in our industry may calculate Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations to Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue by relying primarily on our GAAP results and using Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue only for supplemental purposes. Adjusted EBITDA and Adjusted Net Income include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time. For example, it is useful to exclude noncash, share-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of the Company’s business operations and these expenses can vary significantly across periods due to timing of new share-based awards. We also exclude certain discrete, unusual or noncash costs, including noncash purchase accounting adjustments, transaction costs (including professional fees and other expenses associated with acquisition and disposition activity) and other costs (such as costs incurred to integrate our managed services customers onto a single platform) in order to facilitate a more useful period-over-period comparison of the Company’s financial performance. Each of the normal recurring adjustments and other adjustments described in this paragraph help management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses. See our historical consolidated financial statements included elsewhere in, or incorporated by reference into, this prospectus for our GAAP results. For reconciliations of Free Cash Flow, Adjusted EBITDA, Adjusted Net Income and Adjusted Revenue to the most comparable GAAP measure, see “Prospectus Summary—Summary Historical Financial Information” and “Selected Historical Consolidated Financial Data.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and historical consolidated financial statements included elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that may be important to you. Any statistical information in this section is current as of September 30, 2017, unless otherwise noted. You should carefully read the entire prospectus, including the “Risk Factors” section and our historical consolidated financial statements and related notes, and any information incorporated by reference into this prospectus, before making an investment decision.

Company Overview

Presidio is a leading provider of information technology (“IT”) solutions to the middle market in North America. We enable business transformation through our expertise in IT solutions, with a specific focus on Digital Infrastructure, Cloud and Security solutions. Our solutions are delivered through a broad suite of professional services, including strategy, consulting, design and implementation. We complement our professional services with project management, technology acquisition, managed services, maintenance and support to offer a full lifecycle model. Our services-led, lifecycle model leads to ongoing client engagement. As of June 30, 2017, we serve approximately 7,500 middle-market, large, and government organizations across a diverse range of industries.

We have three solution areas: (i) Digital Infrastructure, (ii) Cloud, and (iii) Security. Through our increasing focus on cloud and security, we believe we are well positioned to benefit from the rapid growth in demand for these technologies and expect our business mix to continue shifting toward them. Within our three solutions areas, we offer customers enterprise-class solutions that are critical to driving digital transformation and expanding business capabilities. Examples of our solutions include advanced networking, Internet of Things (“IoT”), data analytics, data center modernization, hybrid and multi-cloud, cyber risk management, and enterprise mobility. These solutions are enabled by our expertise in foundational technologies, built upon our investments in network, data center, security, collaboration, and mobility.

The middle market is a highly attractive segment of the IT services market. We believe we are the leading middle-market provider of IT solutions and are differentiated by our strategic focus on this attractive segment. The increasing potential and complexity of emerging technologies and digital transformation are creating more demand for our solutions and services. Customers in the middle market are usually large enough to have substantial technology needs but typically have fewer IT resources and lack the broad expertise required to develop the necessary solutions as compared to larger companies. As a trusted solutions provider, our clients rely on us for IT investment decisions. We simplify IT for them by building solutions utilizing what we view as the best possible technologies. Since many large-scale IT services providers focus on larger enterprises, and because many resellers are unable to provide end-to-end solutions, we believe the middle market has remained underpenetrated and underserved.

We develop and maintain our long-term client relationships through a localized direct sales force of approximately 500 employees based in over 60 offices across the United States as of September 30, 2017. As a strategic partner and trusted advisor to our clients, we provide the expertise to implement new solutions, as well as optimize and better leverage existing IT resources. We provide strategy, consulting, design, customized deployment, integration and lifecycle management through our team of over 1,600 engineers as of September 30, 2017, enabling us to architect and manage the ideal IT solutions for our clients. Our local delivery model, combining relationship managers and expert engineering teams, allows us to win, retain and expand our client relationships.

Our client base is diversified across individual customers and industry verticals. In our fiscal year ended June 30, 2017, only 20% of our revenue was attributable to our top 25 clients by revenue and no industry vertical accounted for more than 19% of our revenue. Among the verticals that we serve, healthcare, government, financial services, education, and professional services are our largest categories. We believe that our diversified client profile is a key driver of our ability to generate growth across different economic and technology cycles.

Our strategic focus on the middle-market and high-growth solutions areas has enabled us to achieve 10% annualized growth in our revenue from our fiscal year ended June 30, 2012 to our fiscal year ended June 30, 2017. Over the same period, we have significantly outpaced the overall IT market growth rate, according to Gartner. We believe that we are well positioned for continued success as IT becomes more transformative and complex, driving demand for our solutions.

For the three months ended September 30, 2017, we generated total revenue of $765.0 million, a 3.7% increase over total revenue of $737.7 million for the three months ended September 30, 2016; net income of $19.8 million, a 253.6% increase over net income of $5.6 million for the three months ended September 30, 2016; Adjusted EBITDA of $67.4 million, a 15.8% increase over Adjusted EBITDA of $58.2 million for the three months ended September 30, 2016; and Adjusted Net Income of $34.8 million, a 42.0% increase over Adjusted Net Income of $24.5 million for the three months ended September 30, 2016.

For the fiscal year ended June 30, 2017, we generated total revenue of $2,817.6 million, a 3.8% increase over total revenue of $2,714.9 million for the fiscal year ended June 30, 2016; Adjusted Revenue of $2,818.2 million, a 5.0% increase over Adjusted Revenue of $2,683.7 million for the fiscal year ended June 30, 2016; net income of $4.4 million compared to net loss of $3.4 million for the fiscal year ended June 30, 2016; Adjusted EBITDA of $226.1 million, a 7.1% increase over Adjusted EBITDA of $211.1 million for the fiscal year ended June 30, 2016; and Adjusted Net Income of $100.4 million, a 23.6% increase over Adjusted Net Income of $81.2 million for the fiscal year ended June 30, 2016.

Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. See “Non-GAAP Financial Measures” and footnotes 1, 2 and 3 under “—Summary Historical Financial Information” for the definitions of Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income, the reasons for their inclusion and reconciliations to the appropriate GAAP measures.

Market Overview

We operate in the large and growing North American IT market. According to Gartner, the overall North American IT market is expected to grow to $1.39 trillion by 2021, representing a 3.5% CAGR from 2016, and the IT Services sub-market is expected to grow by 5.0% over the same period, to $514 billion. Our primary focus is on the attractive middle market of the overall North American IT market, which, according to Gartner, is projected to grow from $238 billion in 2016 to $310 billion in 2021, representing a 5.5% CAGR. The middle market is one of the fastest growing segments of the overall North American IT market in part because its companies often employ smaller internal IT teams that do not have the broad expertise required to keep pace with increasingly complex IT environments and constant technology changes. Industry dynamics continue to favor services-led solutions providers, as businesses increasingly rely on us to advise them on complex IT projects, enabling them to better focus on their core capabilities and enhance productivity.

North America IT Spend by Category[1]	North America IT Spend by Company Size[2]

While we primarily focus our operations on the U.S. middle market, we have generated sales in and have operations in Canada, the only other country included in Gartner’s North American IT market. Our sales in Canada were less than 1% of our revenue in the fiscal year ended June 30, 2017. Our total sales outside the United States represented approximately 2% of our total revenue for each of the fiscal years ended June 30, 2017, June 30, 2016, and June 30, 2015, and the growth rates of the overall North American IT market and the IT Services sub-market generally indicate a growing market for our business.

We believe that growth in IT spending will continue to be driven by the adoption of new technologies and market-related trends in cloud, security and IoT and the desire to integrate people, process and technology into digital business models. These trends reflect expanding IT complexity that organizations must manage to remain competitive; however, many middle-market companies lack the resources to design, integrate and manage full life cycle solutions across multiple technology silos to capitalize on these new technologies. A recent survey by Gartner3 predicted that the four biggest drivers of increased IT budget spend would be in the areas of analytics, infrastructure and datacenter, security and cloud, all of which are areas addressed by our core solutions.

[1]	See Gartner note (1) in the section titled “Market, Industry and Other Data.”
[2]	See Gartner note (2) in the section titled “Market, Industry and Other Data.”
[3]	See Gartner note (3) in the section titled “Market, Industry and Other Data.”

Because of our strategic focus on high-growth solutions areas, our North American TAM is expected to grow at a 7.4% CAGR from $166 billion in 2016 to $237 billion in 2021, according to Gartner and management estimates.4

Digital Infrastructure TAM[5]	Cloud TAM[6]	Security TAM[7]

*	All figures in billions of dollars.

Specific components of our TAM are as follows:

•	Digital Infrastructure solutions: Gartner estimates that our addressable enterprise-class infrastructure market was $135 billion in 2016 and is projected to grow at a 3.7% CAGR through 2021. Gartner defines infrastructure solutions as infrastructure services, network services, data center hardware and software, data center outsourcing, enterprise network outsourcing, data center systems support and network systems support, as well as IoT implementation, operations and consulting. Gartner defines enterprise-class as “the ability of a given tool or product to handle complex processes or services.” We believe key emerging trends driving this growth include increased infrastructure requirements for cloud (public, private and multi) usage including integration of Software-as-a-Service (“SaaS”) applications into environments, low-latency requirements, software-defined networks (“SDN”), IoT-connected devices and data management strategies supporting data analytics. We enable businesses to capitalize on these emerging trends by designing and deploying new solutions and by refreshing and replacing their inflexible or under-provisioned existing networks and infrastructure.

•	Cloud solutions: Over the past several years, the SaaS, Platform-as-a-Service (“PaaS”) and Infrastructure-as-a-Service (“IaaS”) markets have provided a viable complement to traditional on premise, enterprise-class infrastructure solutions. Clients are deploying multi-cloud solutions that drive increased demand for private clouds, networking, storage and virtualization, as well as public-cloud integration. Gartner estimates that the North American cloud infrastructure opportunity was approximately $12 billion in 2016 and is projected to grow at a CAGR of approximately 31% through 2021. Gartner defines cloud solutions as cloud computing services.

•	Security solutions: The information security market has been driven by an increase in threats and targeted attacks over the last several years. This is due to the substantial increase in sophistication of attacks (including organized crime and state-sponsored entities) and client adoption of new technologies such as cloud computing and IoT that have created new security exposures for businesses. Security attacks have affected nearly every organization, making security a top priority for senior management teams and boards of directors. Despite years

[4]	See Gartner notes (1,4,5) in the section titled “Market, Industry and Other Data.”
[5]	See Gartner note (1) in the section titled “Market, Industry and Other Data.”
[6]	See Gartner note (4) in the section titled “Market, Industry and Other Data.”
[7]	See Gartner note (5) in the section titled “Market, Industry and Other Data.”

of effort and an estimated tens of billions of dollars spent annually,[8] we believe that most organizations are still not sufficiently protected against cyberattacks. Additionally, heightened sensitivity around data security has introduced new regulation and contractual requirements in a number of the industries we serve. According to Gartner and management estimates, the North American security market was $19 billion in 2016, with a projected CAGR of approximately 10% through 2021.[9] Gartner defines security solutions as consulting, hardware support, implementation and IT outsourcing.

We believe that we are well positioned within the fragmented North American IT Services market—where no individual company has over 5% market share, according to Gartner. 10 We have become a trusted advisor to our middle-market clients by providing enterprise-class, vendor-agnostic and end-to-end solutions through our national team of engineers and strong local relationships. We believe that our value proposition will allow us to take market share because local and regional service providers lack our scale, technology expertise and end-to-end solution capabilities and the larger national and global firms do not have the focus, local relationships and organizational structure to provide solutions to the middle market.

Our Solutions

We consider ourselves to be a leading provider of end-to-end and innovative IT solutions across our three solution areas: (i) Digital Infrastructure, (ii) Cloud and (iii) Security. Due to the accelerated growth and adoption of cloud and security solutions, as seen in Gartner’s projected growth in our total addressable markets, we expect Cloud and Security to continue to drive a mix shift in our revenue base over time.

(Percentage of fiscal 2017 revenue)

Digital Infrastructure	Cloud	Security

[8]	See Gartner note (5) in the section titled “Market, Industry and Other Data.”
[9]	See Gartner note (5) in the section titled “Market, Industry and Other Data.”
[10]	See Gartner notes (1,4,5) in the section titled “Market, Industry and Other Data.”

At the core of our solutions is our services expertise, which combines professional services, project management and technology acquisition, as well as managed, maintenance and support services across our clients’ IT lifecycle. Our offerings are focused on five core foundational IT technologies: network, data center, security, collaboration and mobility. We enable our clients to capitalize on technology advances, simplify IT complexity and optimize existing environments, which drives business transformation through new applications, user experiences and revenue models. As a services-led organization, we work with our clients to understand their unique business challenges and opportunities. Once a client’s needs have been identified, a team of Presidio engineers designs a vendor-agnostic IT solution tailored to the client’s objectives and then acquires the technology and implements the solution. As part of our full lifecycle model, we also provide managed, maintenance and support services to our clients.

Across each of our solution areas, we focus on building expertise in the emerging trends and leading-edge technologies that matter most to our clients. Specifically, in Digital Infrastructure, we have deployed next-generation, converged network and data center technologies to support the increasing demands of multi-channel client interaction and an increasingly mobile workforce. In Cloud, we have developed solutions that allow us to deploy hybrid and multi-cloud environments and software-defined infrastructure, in an automated and orchestrated fashion, giving our clients agility and powerful governance over their application environments. In Security, we have developed strong capabilities in risk assessment, gap remediation, proactive risk management, active monitoring and surveillance and incident response.

Digital Infrastructure Solutions: Our enterprise-class Digital Infrastructure solutions enable clients to deploy IT infrastructure that is cloud-flexible, mobile-ready, secure and insight-driven. We also make clients’ existing IT infrastructure more efficient and flexible for emerging technologies. Within Digital Infrastructure, we are focused on networking, collaboration, enterprise mobility, IoT and data analytics. In networking, we are designing and deploying the intelligent interconnectivity that will enable our customers to take advantage of the advances in IoT, including cloud and data analytics. In collaboration, we help our clients create environments that allow for faster decision-making by integrating all their critical business and communications applications into a unified solution. Our solutions are mobile-ready, as we extend our clients’ local and wide area networks by enabling reliable, secure and scalable access to all types of mobile devices. In IoT, we are helping our clients move from traditional manual processes to automated machine-to-machine connectivity, enabling enhanced efficiency, powerful data insights and integration of historically non-IT assets into the IT environment. Given the millions of potential configurations across technologies, our clients rely on our expertise to simplify the highly complex IT landscape.

Cloud Solutions: We have found that businesses are increasingly required to deliver new products and services to market in shortened time frames by leveraging technology to transform the rate at which they can innovate. Part of this transformation is the proliferation and adoption of the cloud. As a result, companies are increasingly turning to us for help with their cloud strategy and adoption. A recent survey by Gartner11 indicated that cloud solutions were the second highest area of planned growth in 2018 IT investment with no respondents indicating a reduction in spend. Through our acquisition of Sequoia Worldwide LLC (“Sequoia”) and our organic investments, we provide cloud enablement and migration services as well as private, hybrid and multi-cloud solutions, including data center modernization, managed cloud, orchestration and automation and operational support to our clients. We combine our highly specialized cloud professional services with our deep experience in cloud-managed services, converged infrastructure, server, storage, support and capacity-on-demand economic models to provide a complete lifecycle of cloud infrastructure solutions for our clients. Our proprietary tools, technical expertise and vendor-agnostic approach help our clients accelerate and simplify cloud adoption across the entire IT lifecycle.

Security Solutions: We use a risk-based security consulting methodology to assess, design, implement, manage and maintain information security solutions that protect our customers’ critical business data and protects against loss of client loyalty, corporate reputation and disruptions in ongoing operations. We offer cyber risk management, infrastructure security and managed security solutions to our clients. Through our Next Generation Risk Management (“NGRM”), we provide comprehensive risk assessments, detailed reporting, ongoing reviews, process and program development, and training services. NGRM ensures that identified vulnerabilities are mitigated and business risk has been properly addressed. Because our customers’ infrastructures are constantly changing, our NGRM offering is structured as a recurring service with regular periodic assessments of the current security posture combined with ongoing monitoring and surveillance through our 7x24 Security Operations Centers. Our experience spans all major verticals including retail, education, healthcare, government, banking, pharmaceutical and others. We have expertise with the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), Payment Card Industry Data Security Standard (“PCI DSS”), the Federal Information Security Management Act (“FISMA”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and others. We help our clients design and implement information security programs consistent with industry best practices and comply with the regulatory mandates of their specific vertical that are flexible enough to help ensure information security in an ever-changing risk environment. Findings, recommendations and real time security posture status, including our proprietary Risk Management Score, are provided through a 7x24 portal that is accessible by our clients and is updated with the up to date vulnerabilities identified by several industry sources.

We help our clients establish both technical and non-technical security controls and practices to prevent, detect, correct and minimize the risk of loss or damage to information resources, disruption of access to information resources, and unauthorized disclosure of information. In addition to our NGRM program, we offer options for security strategy program development, security awareness training, technology exposure assessments and incident response.

[11]	See Gartner note (3) in the section titled “Market, Industry and Other Data.”

We offer our end-to-end solutions through our full lifecycle model. Our lifecycle approach is delivered through professional services, which includes strategy and consulting, solutions design, testing and configuration and custom deployment, as well as project management and technology acquisition, managed services and maintenance and support. Once a solution has been designed and agreed upon, our engineers provide expert implementation and integration of the customized solution into the client’s IT environment. As part of deployment, we stage and test solutions before installing them and then coordinate resources and manage timelines to make sure we deliver according to our client’s exact specifications. Once a solution has been deployed, we provide managed maintenance and support services via our Security Operations Center to ensure our clients IT environments are operating according to plan. As part of our ongoing support, we help our clients identify areas where they can further strengthen their IT solutions.

Presidio’s Lifecycle Model

Our ability to provide a full lifecycle of services creates multiple ongoing touch points with our clients, which we believe drives deep client relationships and high satisfaction because we are able to serve as the single source for their IT solutions needs.

Our Go-to-market Approach

Our approach is to deliver engineering and services-led solutions to best meet our clients’ evolving IT needs. We have built an innovative and flexible organization with a proven history of identifying and capitalizing on disruptive technologies and market transitions. As of September 30, 2017, we have approximately 500 direct sales professionals and a team of over 1,600 engineers across more than 60 offices nationally who we believe provide high-quality, consistent service to our clients. Our model is focused on developing long-standing, deep relationships through local touch-points, combined with strong technical expertise and the ability to provide an end-to-end solution to solve our clients’

complex IT needs. Our relationships with our clients extend beyond the solutions we provide to include full lifecycle services such as managed services, maintenance and support, which drive our ongoing client engagement. Our service-led model resulted in 92% of our revenue for our fiscal year ended June 30, 2017 coming from clients that purchased our services. We believe the differentiated combination of our national scale, local reach, technology expertise, end-to-end solution capabilities and full lifecycle services separates us from other providers in the market.

Our vendor-agnostic approach to the market allows us to develop optimal solutions based on what we view as the best mix of technologies. Our best-of-breed philosophy is a significant differentiator versus reseller and fulfillment models. Rather than responding to simple procurement requests, we advise clients on solutions that drive business transformation. We then design the solutions with what we view as the best technologies available.

To cater to certain clients’ desires to lower capital expenditures, we offer flexible consumption models. For example, we have the ability to deliver our full range of IT solutions in an ITaaS model. This provides clients with the option to consume technology “as a service,” accessing and paying for technology as it is consumed.

Our Competitive Strengths

Leading Provider of IT Solutions to the Middle Market

We focus on serving the attractive middle-market segment of the IT Services market. The middle market is one of the fastest growing segments of the overall IT Services market. We believe this is due to the strong demand for IT expertise in the segment, the massive number of companies in the segment and significant under-penetration in the segment. We believe we have created a compelling brand and reputation as a leading provider of enterprise-class IT solutions. We have a differentiated combination of national scale, local reach, technology expertise, end-to-end solution capabilities and full lifecycle services that we believe separates us from other providers in the market. Our ability to provide end-to-end solutions and solve complex needs has allowed us to become a partner of choice for our middle-market clients.

End-to-end Enterprise-class Solutions

We deliver our end-to-end solutions through a full lifecycle model, which combines consulting, engineering, managed services and technology to give us a significant competitive advantage compared to other IT providers. We believe that businesses increasingly seek a single provider of integrated multi-vendor, multi-technology solutions for their complex and mission-critical IT needs. Our ability to take a client’s high-level vision and distill it into a tangible IT roadmap is a key differentiator for our company; it requires a high degree of investment and technical know-how across technologies that would be difficult and costly to replicate. Our solutions enhance the technology capabilities that our clients believe are most important to their businesses by empowering enhanced productivity and expanded offerings to their clients. With our clients, our lifecycle approach allows for ongoing engagement across new projects and upgrades, as well as ongoing managed services and support. This service-led model resulted in 92% of our revenue for our fiscal year ended June 30, 2017 coming from clients that purchased our services. Our clients as of June 30, 2017 who are active managed services clients (exclusive of Netech) generated an average of $1.4 million of revenue per client in the fiscal year ended June 30, 2017, which is three times greater than the $452,000 of revenue per existing client (exclusive of Netech) in the fiscal year ended June 30, 2017.

Cutting-edge Technology Capabilities with a Proven Record of Capitalizing on Technological Shifts

We believe that our flexible business model has enabled us to stay at the forefront of technology trends and develop a strong track record of growing across technology innovation cycles. We actively make organic and inorganic investments in the future of IT solutions, including multi-cloud, IoT, security and managed services. Recent examples of solutions developed for clients include our connected-vehicle solutions, Presidio Managed Cloud, Cloud Concierge and our proprietary NGRM security offering. To ensure our clients have access to a wide range of technologies and best-of-breed solutions, we have developed strong relationships with over 500 original equipment manufacturers (“OEMs”) as of June 30, 2017. We partner with leading IT providers, such as Cisco, Citrix, Dell, F5, NetApp and VMware, as well as with emerging OEMs who specialize in next-generation technology such as Arista, FireEye, Nutanix, Palo Alto Networks and Pure. We also partner with cloud service providers, such as Amazon Web Services and Microsoft Azure, to help our clients capitalize on public and multi-cloud environments.

National Scale with Local Relationships Driven by an Industry-leading Team of Engineers

While we operate on a national scale, our go-to-market approach is highly localized, helping to ensure a high degree of connectivity and continuity with our clients. Our solutions capability is powered by our services-led organization with specialized expertise across over 60 offices in the United States and 2,800 employees nationally (in each case, as of September 30, 2017) to provide a high degree of connectivity with our clients. We deploy our end-to-end IT solutions through our team of over 1,600 engineers as of September 30, 2017, providing our middle-market client base with expertise that is difficult to replicate in-house. Our productive sales force, combined with our strong consulting capabilities, drive what we believe is our industry-leading engineer-to-sales-person ratio. We believe that the talent, experience and credibility of our engineering team help make us a preferred provider for advanced IT solutions.

The following map shows our office locations, which we believe demonstrates our broad geographic reach.

Presidio’s Geographic Footprint

Broad and Loyal Client Base

As of June 30, 2017, we have approximately 7,500 clients, primarily in the middle market and government segments. In addition, we also serve clients that have grown beyond the middle market, as well as targeted large enterprises. Our clients span a number of large and economically important verticals, including financial services, healthcare, professional services, retail, media and education, as well as local and federal government. Our broad client base provides us a diversified and reoccurring revenue opportunity that helps us grow across economic and technology cycles. Our high-touch, lifecycle approach has resulted in strong client satisfaction, as demonstrated by our NPS of 49 in calendar year 2014, 59 in calendar year 2015 and 64 in calendar year 2016, which compares very favorably to the Tech Vendor NPS Benchmark, 2016 (B2B) average score of 30 according to Temkin Group. This positive client satisfaction helps drive our long-term and expanding client relationships. Since 2014, we have grown the number of clients to whom we have sold solutions across all three of our solutions areas from approximately 900 to approximately 2,100. Our relationship with our top 25 clients averages approximately eight years. Our clients are loyal and continue to rely on us for services and new solutions, as evidenced by the fact that clients comprising over 96% of our fiscal 2014 revenue made repeat purchases during our 2015 to 2017 fiscal years. We have grown the number of clients that produced more than $100,000 of revenue from approximately 1,900 in fiscal 2014 to over 2,400 in fiscal 2017.

Strong Domain Expertise

Our engineers develop custom solutions for clients within specific technologies and verticals and drive them across our national network. We have expertise in digital infrastructure, cloud and security solutions, and we have a deep understanding of the emerging trends, technologies and best practices. Our extensive experience with a broad set of technologies allows us to create differentiated and best-in-class solutions, which we expect to be increasingly important as IT solutions become more multi-vendor and tailored for clients. Across our national platform, we develop insights into the specific IT challenges facing our clients, which provide us with a significant advantage in developing superior solutions and winning new clients. We are able to leverage this domain expertise within and across verticals and technologies. Our ability to replicate and scale our knowledge and practices greatly enhances our efficiency and the quality of our solutions. Through our proprietary iConnect internal intranet, Presidio engineering and sales teams are able to access prior work product including successful proposals, scopes of work, design and as-built drawings, configurations and technical training. By leveraging this knowledge base, our professionals are able to quickly and efficiently respond to new opportunities with validated technical details based on previous work for that client or another of a similar size or in a similar vertical.

Our Growth Strategies

Expand and Deepen Relationships with Existing Clients

We have a long history of expanding revenue from existing clients by selling additional solutions based on their evolving needs. Our sales force and consulting teams grew our revenue per existing client (exclusive of Netech) from $382,000 in our fiscal year ended June 30, 2014 to $452,000 in our fiscal year ended June 30, 2017 by expanding the breadth of technical solutions we provide and further penetrating our client base. In our fiscal year ended June 30, 2017, exclusive of Netech, our revenue per existing client utilizing all three solution areas was $1.1 million. We believe increasing complexity in the market combined with our end-to-end IT solutions and our high-touch, lifecycle approach, position us for continued growth. This approach has resulted in strong client satisfaction and increasing client engagement that we believe will enable us to continue expanding our revenue per client as our clients leverage our expertise to adopt emerging technologies. As middle-market businesses embrace cloud capabilities and enhance digital security, we believe we are well positioned to capture increased spend from our existing client relationships.

Develop New Client Relationships

We believe the diverse and fragmented nature of the North American IT services market provides us with a significant opportunity to further grow our client base. We have developed domain expertise managing complex technologies and vertical specific-challenges, which makes us a compelling choice for potential clients looking for an IT solutions partner. Our efforts to develop new client relationships are supported by our existing referenceable client base. With our technological capabilities and proven record of success with clients, we are well positioned to acquire more clients as the need grows for consulting, deployment, integration and managed services. We also conduct highly coordinated marketing and sales activities using the strength of the Presidio brand to win new clients and penetrate highly localized markets. In these markets, we are well positioned against smaller regional IT providers who lack the resources to invest in increasingly advanced IT solutions.

Develop and Offer New Services and Solutions

We focus on providing our clients with the highest quality, optimal solutions for their complex IT needs. We have developed innovative solutions for our clients across technology cycles and are currently developing and providing solutions based on emerging IT trends. Digital Infrastructure, Cloud and Security are some of the fastest growing areas of IT spend and we are focused on developing and deploying new solutions to serve these markets. For example, we have a proprietary connected-vehicle solution, Presidio Managed Cloud, Cloud Concierge and NGRM security offering that help solve complex IT problems associated with these trends. Through our national team of engineers, we maintain institutional knowledge and services capabilities that are adaptable, scalable, and transferrable. We are constantly improving our offerings and developing new services and solutions for our clients, which we expect to drive incremental growth from existing and new clients.

Further Penetrate the North American Market

We have been expanding our geographic footprint in North America organically and inorganically and see new opportunities in several major regions. We take a deliberate and strategic approach to deciding which markets to pursue and consider a number of factors. Our expertise and solutions are scalable from region to region, so as we continue to expand we expect to take market share and create opportunities in new markets.

Pursue Strategic Acquisitions

We expect to continue to consider strategic acquisitions that can increase our technology expertise and geographic presence. We believe that our M&A strategy enhances and augments all of our growth avenues, including gaining capabilities, cross-selling to our existing clients and entering new markets and verticals. Since 2004, we have acquired and successfully integrated 11 companies, capitalizing on our scale, client relationships and vendor partnerships to drive margin expansion post-acquisition. In 2015, we acquired Sequoia, a consulting, integration, and services company headquartered in California, which provides us with improved cloud consulting and integration capabilities. In 2016, we acquired Netech Corporation, an IT solutions provider headquartered in Michigan, which provides us with 11 offices to penetrate significant opportunities in the Midwestern United States. During our first quarter ended September 30, 2017, we acquired Emergent Networks, thereby adding two additional offices and approximately 120 employees in the twin cities area of Minnesota.

We have been successful at integrating our acquisitions and at retaining key management talent. These acquisitions are complementary to new office openings and the organic expansion of our presence in existing geographic markets. We expect to continue to selectively pursue acquisition opportunities within the highly fragmented IT solutions market, with a focus on enhancing our solutions offerings and geographic presence.

Our History

Since our founding in 2004, the hallmarks of our culture have centered around client service and collaboration. Our business model has been defined by delivering engineering- and services-led solutions using a cost-effective, localized model that leverages a powerful OEM vendor ecosystem. This formula has driven our internal organic growth while at the same time setting the criteria for identifying acquisition opportunities. From our 2012 fiscal year to our 2017 fiscal year, we have grown our revenue from $1.76 billion to $2.82 billion, representing a 10% CAGR, which is significantly faster than U.S. IT spending and U.S. real GDP, which have grown at 1.1% and 1.9%, respectively, over the same periods, according to Gartner12 and the Bureau of Economic Analysis, respectively.13

We are led by Chief Executive Officer Bob Cagnazzi, Chief Financial Officer Paul Fletcher, Chief Operating Officer Dave Hart and Chief Technology Officer Vinu Thomas. They are joined by a management team with an extensive

[12]	See Gartner note (7) in the section titled “Market, Industry and Other Data.”
[13]	Source: Bureau of Economic Analysis—U.S. Department of Commerce, “NIPA Tables.”

track record of performance and execution, drawing on approximately 280 collective years of experience in the North American IT solutions markets. Our senior leadership team is backed by a deep bench of management and technology talent that we believe provides us with a pipeline of future leaders and innovators.

Under this team’s leadership, we have entered new geographies and adjacent technologies and achieved above-market growth. Presidio has grown into a national business with the scale and capability to serve a diverse set of end markets and technology challenges. We believe that the depth and extensive industry experience of our management team will serve to provide solid leadership for continued growth and profitability.

Acquisitions

We have a long and successful track record of growing and improving our business and retaining key personnel through strategic tuck-in acquisitions. Since 2004, we have made 11 strategic acquisitions. We acquire assets to improve our technology expertise and expand our geographic footprint. Recent examples include:

•	In 2017, we acquired Emergent Networks to expand into Minnesota and add incremental recurring services capabilities;

•	In 2016, we acquired Netech to expand our reach in the U.S. Midwest / Great Lakes region;

•	In 2015, we acquired Sequoia to improve our highly specialized cloud professional services;

•	In 2012, we acquired BlueWater Communications to expand our portfolio of advanced IT solutions and managed services; and

•	In 2011, we acquired INX to broaden our portfolio of services and solutions and to significantly expand our footprint across the United States.

Through this experience we have created specific methodologies and processes related to the identification and integration of targets.

Risk Factors

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business and our ability to leverage our strengths that are described under “Risk Factors.” Among these important risks are the following:

•	our reliance on key vendors and any potential termination of those relationships;

•	the role of rapid innovation and the introduction of new products in our industry;

•	our ability to compete effectively in a competitive industry;

•	risks pertaining to our substantial level of indebtedness; and

•	risks associated with investing in a controlled company.

Our Sponsor

AP VIII Aegis Holdings, L.P. (“Aegis LP”) holds most of our common stock. AP VIII Aegis Holdings GP, LLC (“Aegis GP”) is the general partner of Aegis LP, and Apollo Investment Fund VIII, L.P. (“Apollo VIII”) is one of the

members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP. Apollo Management VIII, L.P. (“Management VIII”) serves as the non-member manager of Aegis GP and as the investment manager of Apollo VIII. AIF VIII Management LLC (“AIF VIII LLC”) serves as the general partner of Management VIII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VIII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP.

Founded in 1990, Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. As of September 30, 2017, Apollo had assets under management of approximately $242 billion in private equity, credit and real estate funds, invested across a core group of nine industries in which Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com. Information contained on Apollo’s website is not intended to form a part of or be incorporated by reference into this prospectus.

Additional Information

We were incorporated in Delaware on November 20, 2014 under the name Aegis Holdings, Inc. On September 15, 2016, we changed our name to Presidio, Inc. We completed our IPO on March 15, 2017. Our principal executive offices are located at One Penn Plaza, Suite 2832, New York, New York 10119 and our telephone number is (212) 652-5700. We also maintain a website at http://www.Presidio.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part and you should not rely on any such information in making your decision whether to purchase our common stock.

Ownership and Organizational Structure

The following diagram sets forth our ownership and organizational structure immediately following the completion of this Offering, assuming the underwriters do not exercise their option to purchase additional shares. See “Principal and Selling Stockholders” and “Capitalization.”

THE OFFERING

Common stock offered by the selling stockholder	8,000,000 shares.

Underwriters’ option to purchase additional shares	1,200,000 shares.

Common stock to be outstanding after this Offering	91,694,876 shares.

Listing	Our common stock is listed on the NASDAQ under the symbol “PSDO.”

Use of proceeds	We will not receive any of the proceeds from the sale of shares in this Offering. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus. See “Use of Proceeds” and “Principal and Selling Stockholders.”

Controlled company	After the completion of this Offering, the Apollo Funds will continue to own a majority of the voting power of our outstanding common stock. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NASDAQ. See “Principal and Selling Stockholders.”

Dividends	We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. We do not currently anticipate paying dividends on our common stock following this Offering. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements and will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors,” beginning on page 25 of this prospectus, and all the other information set forth in, or incorporated by reference into, this prospectus before investing in our stock.

Conflicts of interest

The Apollo Funds beneficially own in excess of 10% of the issued and outstanding shares of our common stock. As Aegis LP is the selling shareholder and one of the Apollo Funds, the Apollo Funds will receive in excess of 5% of the net proceeds of this Offering. Because the Apollo Funds are affiliated with Apollo Global Securities, LLC, an underwriter on this Offering, Apollo Global Securities, LLC is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this Offering will be conducted in accordance with Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this Offering as the members primarily responsible for managing the public offering do not have conflict of interest, are not affiliates of any member that has conflict of interest and meet the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Unless otherwise noted, references in this prospectus to the number of shares outstanding are based on 91,694,876 shares of common stock outstanding as of November 9, 2017, and exclude:

•	9,239,919 shares of our common stock issuable upon the exercise of options outstanding as of November 9, 2017 at a weighted average exercise price of $6.79 per share;

•	6,602,484 shares of common stock reserved for issuance, as of November 9, 2017, under our share-based compensation plans; and

•	150,000 shares of common stock issuable upon the vesting of restricted stock units outstanding as of November 9, 2017;

Unless otherwise indicated, the information contained in this prospectus assumes no exercise of the underwriters’ option to purchase up to 1,200,000 additional shares.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents our selected historical consolidated financial data for all the periods presented. The selected historical consolidated statements of operations data for the three months ended September 30, 2017 and 2016 and the selected historical consolidated balance sheet information as of September 30, 2017 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated statements of operations data for the fiscal years ended June 30, 2017 and June 30, 2016, for the period from November 20, 2014 to June 30, 2015 (Successor) and for the period from July 1, 2014 to February 1, 2015 (Predecessor) and the selected historical consolidated balance sheet information as of June 30, 2017 and June 30, 2016 have been derived from our audited historical consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated statements of operations data for the years ended June 30, 2014 and June 30, 2013 and the selected historical consolidated balance sheet information as of June 30, 2015, 2014 and 2013 have been derived from our historical audited consolidated financial information, not included in, or incorporated by reference into, this prospectus.

The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, consist only of normal and recurring adjustments necessary for a fair presentation of the information set forth herein.

In addition to financial information presented in accordance with U.S. GAAP, the following table presents Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income Per Share (all of which are non-GAAP measures defined below). Our non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. They are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income (loss), revenue or net cash provided by operating activities, as applicable, or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP and they include adjustments for items that may occur in future periods.

Presidio, Inc. was incorporated on November 20, 2014 by certain investment funds affiliated with or managed by affiliates of Apollo, including Apollo VIII, along with their parallel Apollo Funds in order to complete the acquisition of the Predecessor. The Apollo Funds completed the Presidio Acquisition on February 2, 2015, at which time Presidio Holdings Inc. became a wholly-owned subsidiary of the Successor, As a result of the Presidio Acquisition, the financial information for all periods ending on or after February 2, 2015 represent the financial information of the Successor. Periods ending prior to February 2, 2015 represent the financial information of the Predecessor. From November 20, 2014 (its date of inception) to February 1, 2015, the Successor had no operations or activities other than the incurrence of transaction costs related to the Presidio Acquisition.

The following financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the related notes incorporated by reference into this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
	(in millions, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$2,192.4	$2,266.0	$1,392.8	$985.5	$2,714.9	$2,817.6	$737.7	$765.0
Gross margin	$413.6	$454.0	$289.3	$197.0	$540.6	$585.9	$148.6	$156.4
Operating income	$79.3	$91.5	$26.8	$10.6	$98.9	$108.1	$30.3	$44.1
Net income (loss)	$26.8	$32.5	$(5.1)	$(24.3)	$(3.4)	$4.4	$5.6	$19.8
Earnings (loss) per share:
Basic				$(0.35)	$(0.05)	$0.06	$0.08	$0.22
Diluted				$(0.35)	$(0.05)	$0.05	$0.08	$0.21
Weighted average shares used to compute earnings (loss) per share:
Basic				70,010,538	71,117,962	77,517,700	71,932,470	91,169,612
Diluted				70,010,538	71,117,962	81,861,839	73,881,526	96,046,736
Other financial data:
Adjusted Revenue (1)	$2,082.6	$2,149.9	$1,323.4	$940.8	$2,683.7	$2,818.2	$738.0	$765.0
Adjusted EBITDA (2)	148.9	167.0	116.2	68.6	211.1	226.1	58.2	67.4
Adjusted EBITDA margin (2)	7.1%	7.8%	8.8%	7.3%	7.9%	8.0%	7.9%	8.8%
Adjusted Net Income (3)	73.6	81.7	58.6	13.4	81.2	100.4	24.5	34.8
Adjusted Net Income per share:
Basic				$0.19	$1.14	$1.30	$0.34	$0.38
Diluted				$0.19	$1.11	$1.23	$0.33	$0.36
Weighted average shares used to compute Adjusted Net Income per share:
Basic				70,010,538	71,117,962	77,517,700	71,932,470	91,169,612
Diluted				71,311,414	72,830,202	81,861,839	73,881,526	96,046,736

	Predecessor		Successor
	As of June 30,		As of June 30,			As of September 30, 2017
	2013	2014	2015	2016	2017
	(in millions, except per share data)
Consolidated Balance Sheet (at the end of the period):
Cash and cash equivalents	$8.6	$8.5	$88.3	$33.0	$27.5	$24.9
Total assets	1,505.5	1,545.0	2,444.4	2,623.1	2,650.7	2,672.2
Long-term debt, including current maturities	413.3	618.7	933.7	1,038.0	730.7	707.5
Total liabilities	1,188.7	1,448.5	2,108.6	2,276.2	2,047.8	2,045.8
Total stockholders’ equity	316.8	96.5	335.8	346.9	602.9	626.4
Cash dividends declared per common share	$—	$0.46	$—	$—	$—	$—

(1)	Adjusted Revenue is a non-GAAP financial measure. We believe Adjusted Revenue provides supplemental information with respect to our revenue activity associated with our ongoing operations. We define Adjusted Revenue as revenue adjusted to exclude (i) revenue generated by disposed businesses and (ii) noncash purchase accounting adjustments to revenue as a result of our acquisitions. See “Basis of Presentation” and “Non-GAAP Financial Measures.” The following table presents a reconciliation of Adjusted Revenue from Revenue:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
	(in millions)
Revenue	$2,192.4	$2,266.0	$1,392.8	$985.5	$2,714.9	$2,817.6	$737.7	$765.0
Adjustments:
Revenue from disposed business (a)	(109.8)	(116.1)	(69.4)	(46.0)	(32.8)	—	—	—
Purchase accounting adjustments (b)	—	—	—	1.3	1.6	0.6	0.3	—

Total adjustments	(109.8)	(116.1)	(69.4)	(44.7)	(31.2)	0.6	0.3	—

Adjusted Revenue	$2,082.6	$2,149.9	$1,323.4	$940.8	$2,683.7	$2,818.2	$738.0	$765.0

(a)	“Revenue from disposed business” represents the removal of the historical revenue of Atlantix prior to the sale of the business.

(b)	“Purchase accounting adjustments” include the noncash reduction to revenue associated with deferred revenue step down fair value adjustments in connection with purchase accounting.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides helpful information with respect to our operating performance as viewed by management, including a view of our business that is not dependent on (a) the impact of our capitalization structure and (b) items that are not part of our day-to-day operations. We define Adjusted EBITDA as net income (loss) plus (i) total depreciation and amortization, (ii) interest and other (income) expense and (iii) income tax expense (benefit), as further adjusted to eliminate noncash share-based compensation expense, purchase accounting adjustments, transaction costs, other costs and earnings from disposed business. We define Adjusted EBITDA margin as the ratio of Adjusted EBITDA to Adjusted Revenue. See “Basis of Presentation” and “Non-GAAP Financial Measures.” The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
	(in millions)
Adjusted EBITDA Reconciliation
Net income (loss)	$26.8	$32.5	$(5.1)	$(24.3)	$(3.4)	$4.4	$5.6	$19.8
Total depreciation and amortization (a)	56.8	50.6	24.9	32.1	81.7	87.2	21.8	22.0
Interest and other (income) expense	34.1	34.6	28.7	47.5	98.5	101.1	20.7	13.0
Income tax expense (benefit)	18.4	24.4	3.2	(12.6)	3.8	2.6	4.0	11.3

EBITDA	136.1	142.1	51.7	42.7	180.6	195.3	52.1	66.1
Adjustments:
Share-based compensation expense	2.8	5.5	20.1	1.0	2.2	10.2	0.5	0.8
Purchase accounting adjustments (b)	—	—	—	4.9	3.9	1.0	0.4	0.1
Transaction costs (c)	6.8	14.8	42.6	21.3	20.6	14.8	3.4	0.4
Other costs(d)	9.6	13.0	4.5	1.9	5.6	4.8	1.8	—
Earnings from disposed business (e)	(6.4)	(8.4)	(2.7)	(3.2)	(1.8)	—	—	—

Total adjustments	12.8	24.9	64.5	25.9	30.5	30.8	6.1	1.3

Adjusted EBITDA	$148.9	$167.0	$116.2	$68.6	$211.1	$226.1	$58.2	$67.4

(a)	“Total depreciation and amortization” equals the sum of (i) depreciation and amortization within total operating expenses and (ii) depreciation and amortization recorded as part of cost of revenue within our consolidated financial statements.

(b)	“Purchase accounting adjustments” include charges associated with noncash adjustments to acquired assets and liabilities in connection with purchase accounting, such as recognition of increased cost of revenue in connection with an inventory step up fair value adjustment, recognition of reduced revenue in connection with a deferred revenue step down fair value adjustment and recognition of increased office rent expense associated with a fair value adjustment to the liabilities associated with deferred rent.

(c)	“Transaction costs” (1) of $6.8 million for the fiscal year ended June 30, 2013 includes acquisition related expenses of $1.9 million related to stay and retention bonuses, $0.2 million related to severance charges, $2.4 million related to transaction-related legal, accounting and tax fees and $2.3 million related to professional fees and expenses associated with debt refinancings; (2) of $14.8 million for the fiscal year ended June 30, 2014 includes acquisition-related expenses of $0.8 million related to stay and retention bonuses, $0.3 million related to severance charges, $0.7 million related to transaction-related legal, accounting and tax fees and $13.0 million related to professional fees and expenses associated with debt refinancings; (3) of $42.6 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses, $0.2 million related to acquisition-related severance charges, $31.2 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $10.9 million related to professional fees and expenses associated with debt refinancings; (4) of $21.3 million for the Successor period from November 20, 2014 to June 30, 2015 includes acquisition-related expenses of $0.6 million related to stay and retention bonuses, $0.6 million related to severance charges, $18.5 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $1.6 million related to professional fees and expenses associated with debt refinancings; (5) of $20.6 million for the fiscal year ended June 30, 2016 includes acquisition-related expenses of $3.0 million related to stay and retention bonuses, $1.1 million related to severance charges, $8.7 million related to transaction-related advisory and diligence fees, $6.0 million related to transaction-related legal, accounting and tax fees and $1.8 million related to professional fees and expenses associated with debt refinancings; (6) of $14.8 million for the fiscal year ended June 30, 2017 includes acquisition-related expenses of $7.4 million related to stay and retention bonuses, $5.2 million related to transaction-related advisory and diligence fees, $0.5 million related to transaction-related legal, accounting and tax fees and $1.7 million related to professional fees and expenses associated with debt refinancings; (7) of $3.4 million for the three months ended September 30, 2016 includes acquisition-related expenses of $1.5 million related to stay and retention bonuses, $1.7 million related to transaction-related advisory and diligence fees and $0.2 million related to transaction-related legal, accounting and tax fees; and (8) of $0.4 million for the three months ended September 30, 2017 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses and $0.1 million related to transaction-related legal, accounting and tax fees.

(d)

“Other costs” (1) of $9.6 million for the fiscal year ended June 30, 2013 includes expenses of $0.8 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, certain unusual legal expenses of $1.6 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $4.7 million related to certain acquisition-related integration and related costs; (2) of $13.0 million for the fiscal year ended June 30, 2014 includes expenses of $3.7 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $1.1 million related to unusual office start-up development costs, an unusual and non-recurring loss of $1.7 million related to an Atlantix customer receivable, certain unusual legal expenses of $2.2 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $2.2 million related to certain acquisition-related integration and related costs; (3) of $4.5 million for the

Predecessor period from July 1, 2014 to February 1, 2015 includes expenses of $2.2 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, $1.6 million related to payments to our former sponsor for advisory and consulting services and $0.3 million related to other non-recurring items; (4) of $1.9 million for the Successor period from November 20, 2014 to June 30, 2015 includes expenses of $1.0 million associated with the integration of previously acquired managed services platforms into one system, $0.7 million related to certain non-recurring costs incurred in the development of our new cloud service offerings and certain unusual legal expenses of $0.2 million; (5) of $5.6 million for the fiscal year ended June 30, 2016 includes expenses of $0.5 million associated with the integration of previously acquired managed services platforms into one system, $3.4 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain expenses of $0.5 million related to unusual office start-up development costs and certain unusual legal expenses of $1.2 million; (6) of $4.8 million for the fiscal year ended June 30, 2017 includes $3.6 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain unusual legal expenses of $0.9 million and $0.3 million related to other non-recurring items; and (7) of $1.8 million for the three months ended September 30, 2016 related to certain non-recurring costs incurred in the development of our new cloud service offerings.

(e)	“Earnings from disposed business” represents the removal of the historical earnings contribution of Atlantix prior to the sale of the business.

(3)	Adjusted Net Income is a non-GAAP financial measure. We believe that Adjusted Net Income provides additional information regarding our operating performance while considering the interest expense associated with our outstanding debt, as well as the impact of depreciation on our fixed assets and income taxes. We define Adjusted Net Income as net income (loss) adjusted to exclude (i) amortization of intangible assets, (ii) amortization of debt issuance costs, (iii) losses recognized on the disposal of business, (iv) losses on extinguishment of debt, (v) noncash share-based compensation expense, (vi) purchase accounting adjustments, (vii) transaction costs, (viii) other costs, (ix) earnings from disposed business and (x) the income tax impact associated with the foregoing items and adjusted for (1) the impact of permanently nondeductible expenses, (2) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and (3) the impact of discrete tax items. The following table presents a reconciliation of net income (loss) to Adjusted Net Income:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
	(in millions)
Adjusted Net Income reconciliation
Net income (loss)	$26.8	$32.5	$(5.1)	$(24.3)	$(3.4)	$4.4	$5.6	$19.8
Adjustments:
Amortization of intangible assets	45.3	38.3	18.3	26.4	67.2	73.6	18.4	18.4
Amortization of debt issuance costs	4.7	4.4	2.4	2.7	7.6	6.5	1.7	1.3
Loss on disposal of business	—	—	—	—	6.8	—	—	—
Loss on extinguishment of debt	2.9	2.7	7.5	0.7	9.7	28.5	—	0.7
Share-based compensation expense	2.8	5.5	20.1	1.0	2.2	10.2	0.5	0.8
Purchase accounting adjustments (a)	—	—	—	4.9	3.9	1.0	0.4	0.1
Transaction costs (b)	6.8	14.8	42.6	21.3	20.6	14.8	3.4	0.4
Other costs (c)	9.6	13.0	4.5	1.9	5.6	4.8	1.8	—
Earnings from disposed business (d)	(6.4)	(8.4)	(2.7)	(3.2)	(1.8)	—	—	—
Income tax impact of adjustments (e)	(18.9)	(21.1)	(29.0)	(18.0)	(37.2)	(43.4)	(7.3)	(6.7)

Total adjustments	46.8	49.2	63.7	37.7	84.6	96.0	18.9	15.0

Adjusted Net Income	$73.6	$81.7	$58.6	$13.4	$81.2	$100.4	$24.5	$34.8

(a)

“Purchase accounting adjustments” include charges associated with noncash adjustments to acquired assets and liabilities in connection with purchase accounting, such as recognition of increased cost of revenue in connection with an inventory step up fair value adjustment, recognition of reduced revenue in connection with a deferred revenue step down fair value adjustment and recognition of increased office rent expense associated with a fair value adjustment to the liabilities associated with deferred rent.

(b)	“Transaction costs” (1) of $6.8 million for the fiscal year ended June 30, 2013 includes acquisition-related expenses of $1.9 million related to stay and retention bonuses, $0.2 million related to severance charges, $2.4 million related to transaction-related legal, accounting and tax fees and $2.3 million related to professional fees and expenses associated with debt refinancings; (2) of $14.8 million for the fiscal year ended June 30, 2014 includes acquisition-related expenses of $0.8 million related to stay and retention bonuses, $0.3 million related to severance charges, $0.7 million related to transaction-related legal, accounting and tax fees and $13.0 million related to professional fees and expenses associated with debt refinancings; (3) of $42.6 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses, $0.2 million related to acquisition-related severance charges, $31.2 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $10.9 million related to professional fees and expenses associated with debt refinancings; (4) of $21.3 million for the Successor period from November 20, 2014 to June 30, 2015 includes acquisition-related expenses of $0.6 million related to stay and retention bonuses, $0.6 million related to severance charges, $18.5 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $1.6 million related to professional fees and expenses associated with debt refinancings; (5) of $20.6 million for the fiscal year ended June 30, 2016 includes acquisition-related expenses of $3.0 million related to stay and retention bonuses, $1.1 million related to severance charges, $8.7 million related to transaction-related advisory and diligence fees, $6.0 million related to transaction-related legal, accounting and tax fees and $1.8 million related to professional fees and expenses associated with debt refinancings; (6) of $14.8 million for the fiscal year ended June 30, 2017 includes acquisition-related expenses of $7.4 million related to stay and retention bonuses, $5.2 million related to transaction-related advisory and diligence fees, $0.5 million related to transaction-related legal, accounting and tax fees and $1.7 million related to professional fees and expenses associated with debt refinancings; (7) of $3.4 million for the three months ended September 30, 2016 includes acquisition-related expenses of $1.5 million related to stay and retention bonuses, $1.7 million related to transaction-related advisory and diligence fees and $0.2 million related to transaction-related legal, accounting and tax fees; and (8) of $0.4 million for the three months ended September 30, 2017 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses and $0.1 million related to transaction-related legal, accounting and tax fees.

(c)

“Other costs” (1) of $9.6 million for the fiscal year ended June 30, 2013 includes expenses of $0.8 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, certain unusual legal expenses of $1.6 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $4.7 million related to certain acquisition-related integration and related costs; (2) of $13.0 million for the fiscal year ended June 30, 2014 includes expenses of $3.7 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $1.1 million related to unusual office start-up development costs, an unusual and non-recurring loss of $1.7 million related to an Atlantix customer receivable, certain unusual legal expenses of $2.2 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $2.2 million related to certain acquisition-related integration and related costs; (3) of $4.5 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes expenses of $2.2 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, $1.6 million related to payments to our former sponsor for advisory and consulting services and $0.3 million related to other non-recurring items; (4) of $1.9 million for the Successor period from November 20, 2014 to June 30, 2015 includes expenses of $1.0 million associated with the integration of previously acquired managed services platforms into one system, $0.7 million related to certain nonrecurring costs incurred in the development of our new cloud service offerings and certain unusual legal expenses of $0.2 million; (5) of $5.6 million for the fiscal year ended June 30, 2016 includes expenses of $0.5 million associated with the integration of previously acquired managed services platforms into one system, $3.4 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain expenses of $0.5 million related to unusual office start-up development costs and certain unusual legal expenses of $1.2 million; (6) of $4.8 million for the fiscal year ended June 30, 2017 includes $3.6 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain unusual legal expenses of $0.9 million and $0.3 million related to other non-recurring items; and (7) of $1.8 million for the three months ended September 30, 2016 related to certain non-recurring costs incurred in the development of our new cloud service offerings.

(d)	“Earnings from disposed business” represents the removal of the historical earnings contribution of Atlantix prior to the sale of the business.

(e)	“Income tax impact of adjustments” includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions, and further adjusted for discrete tax items, such as the remeasurement of deferred tax liabilities, due to state effective tax rate changes, write-off of deferred tax assets resulting from reorganizations or the excess tax benefit related to share-based compensation activity.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below, and in Item 1A, Risk Factors, beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on September 21, 2017, and incorporated by reference into this prospectus, in Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the SEC on November 6, 2017, and incorporated by reference into this prospectus, and in the sections entitled “Item 1A. Risk Factors” included in any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

General economic conditions could adversely impact technology spending by our clients and put downward pressure on prices, which could adversely impact our business, financial condition or results of operations.

Weak economic conditions generally, sustained uncertainty about global economic conditions, U.S. federal or other government spending cuts or a tightening of credit markets could cause our clients and potential clients to postpone or reduce spending on technology solutions, products or services. If our industry becomes more price-sensitive, these conditions could also result in customers demanding lower prices for our solutions. Any downward pressure on prices could affect our sales growth and profitability, which could adversely impact our business, financial condition or results of operations.

Changes and innovation in the information technology industry may result in reduced demand for our information technology solutions.

Our results of operations are influenced by a variety of factors, including the condition of the information technology industry and shifts in demand for, or availability of, information technology solutions. The information technology industry is characterized by rapid technological change and the frequent introduction of new products, product enhancements and new distribution methods or channels, each of which can decrease demand for current solutions or render them obsolete. In addition, demand for the solutions we sell to our customers could decrease if we are unable to adapt in areas like cloud technology, IaaS, SaaS, PaaS, SDN or other emerging technologies. Cloud offerings may influence our customers to move workloads to cloud providers, which may reduce the procurement of products and solutions from us. Changes in the information technology industry may also negatively impact the demand for our solutions, which could adversely impact our business, financial condition or results of operations.

Our financial performance could be adversely impacted if our federal, state and local government clients decrease their spending on technology products.

We provide IT services to various government agencies, including federal, state and local government entities. For the fiscal year ended June 30, 2017, 12% of our revenue came from sales to state and local governments and 4% of our revenue was derived from sales to the federal government. These sales may be impacted by government spending policies, budget priorities and revenue levels.

While our sales to public sector clients are diversified across various agencies and departments, an across-the-board change in government spending policies, including budget cuts at the federal level, could result in our public sector clients reducing their purchases and terminating their service contracts, which could adversely impact our business, financial condition or results of operations.

Our solutions business depends on our vendor partner relationships and the availability of their products.

Our solutions depend on the resale of products that we purchase from vendor partners, which include OEMs, software publishers and wholesale distributors. Under our agreements with our vendor partners, we are authorized to sell all or some of their products in connection with our end-to-end solutions, such as pre- and post-sales network design, configuration, troubleshooting and the support and sale of complementary products and services. Our authorization with each vendor partner has specific terms and conditions with respect to product return privileges, purchase discounts and vendor partner programs and financing programs. These include purchase rebates, sales volume rebates, purchasing incentives and cooperative advertising reimbursements. However, we do not have any long-term contracts with our vendor partners and our agreements with key vendors may be terminable upon notice by any party. As such, from time to time, vendor partners may limit or terminate our right to sell some or all of their products, or change the terms and conditions under which we obtain their products for integration into our solutions.

We also receive payments and credits from vendors, including consideration under volume incentive programs, shared marketing expense programs and early pay discounts. Our vendor partners may decide to terminate or reduce the benefits under their incentive programs, or change the conditions under which we may obtain such benefits. Any sizable reduction, termination or significant delay in receiving benefits under these programs could adversely impact our business, financial condition or results of operations. If we are unable to timely react to any changes in our vendors’ programs, such as the elimination of funding for some of the activities for which we have been compensated in the past, such changes could adversely impact our business, financial condition or results of operations.

While we purchase from a diverse vendor base, we have significant supplier relationships with our vendor partners Cisco Systems, Inc. (“Cisco”) and Dell, Inc. (“Dell”). For the fiscal year ended June 30, 2017, Cisco provided products that made up 67% of our purchases from all manufacturers, while Dell provided products that constituted 9% of our purchases from all manufacturers. Another significant vendor partner is Palo Alto Networks, Inc., which provided hardware products that generated 2% of our purchases from all manufacturers in the fiscal year ended June 30, 2017. Our portfolio has been heavily concentrated in Cisco products. Though we do not maintain a long-term contractual arrangement with Cisco, historically Cisco has held a leading position in the IT infrastructure market. The loss of, change in business relationship with or change in the behavior, including the timing of fulfillment, of Cisco, any of the other vendors named in this prospectus or any other key vendor partners, or the diminished availability of their products, may impact the timing of our sales or could reduce the supply and increase the cost of the products we sell, eroding our competitive position.

Our Systems Integrator Agreement with Cisco (the “Systems Integrator Agreement”) sets forth the terms and conditions for our purchase and licensing of various products and services from Cisco, serving as the master agreement for all material business transactions with Cisco. The Systems Integrator Agreement sets forth our obligations to maintain certain quality standards in the services we provide our customers and training standards for certain of our personnel in Cisco products, including incentives for our company to maintain high levels of certification in Cisco expertise, which is measured periodically. The Systems Integrator Agreement had an original term of one year and has been regularly extended since its effective date on May 14, 2002, including the most recent extension through August 31, 2019. The Agreement may be terminated by either party without reason by providing the other party with forty-five days’ written notice prior to termination, or by Cisco upon twenty days’ written notice if there are certain changes in control of our Company.

Given the significance of our vendor partners to our business model, any geographic relocation of key distributors used in our purchasing model could increase our cost of working capital, which would have a negative impact on our business, financial condition or results of operations. Similarly, the sale, spin-off or combination of any of our vendor partners and/or of certain of their business units, including a sale or combination with a vendor with whom we do not have an existing relationship, could adversely impact our business, financial condition or results of operations.

Our solutions depend on the innovation and adaptability of our vendor partners, as well as our ability to partner with emerging technology providers.

The technology industry has experienced rapid innovation and the introduction of new hardware, software and services offerings, such as cloud-based solutions. We have been and will expect to continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of these products by clients. If we are unable to keep up with changes in technology and new offerings—for example, by providing the appropriate training to our account managers, technology sales specialists and engineers—it could adversely impact our business, financial condition or results of operations.

Because our solutions involve the resale of vendor products, our business depends on the ability of our vendor suppliers to develop and provide competitive hardware, software and other products. If our vendor partners cannot compete effectively against vendors with whom we do not have a supply relationship, our business, financial condition or results of operations could be adversely impacted. Further, we depend on developing and maintaining relationships with new vendors who can provide products and services in emerging areas of technology, such as cloud, security, mobility, data analytics, software-defined networking and the IoT. To the extent that we cannot develop or maintain relationships with vendors who provide desirable hardware, software and other services, it could adversely impact our business, financial condition or results of operations.

Substantial competition could reduce our market share and significantly harm our financial performance.

Our current competition includes large system integrators and resellers, such as Accenture, Dimension Data and DXC Technology; large value-added resellers, such as CDW Corporation and ePlus; local providers in the five regional markets in which we operate (North, South, Tri-State, West and North Central); manufacturers who sell directly to end users, such as Dell, Hewlett-Packard and Apple; cloud providers, such as AT&T, Amazon Web Services and Box; and boutique solutions providers, such as Optiv, Cognizant Infrastructure Services and Equinix. Strong performance by these competitors, the increasing number of services providers in the market and rapid innovation in our industry could erode our market share and adversely impact our business, financial condition or results of operations.

We expect our competitive landscape to continue to change as new technologies are developed, resulting in increasingly short technology refresh cycles. Innovation could disrupt our business model and create new and stronger competitors. Some of our hardware and software vendor partners sell and could intensify their efforts to sell their products directly to our clients. For example, ERP systems vendors and other major software vendors increasingly sell their procurement and asset management products along with their application suites. Because of their significant installed client base, these ERP vendors may have the opportunity to offer additional products to existing clients. Further, traditional OEMs have increased their services capabilities through mergers and acquisitions with services providers, which could potentially increase competition in the market to provide clients with comprehensive technology solutions. Any of these trends could adversely impact our business, financial condition or results of operations.

Some solutions providers in our industry compete on the basis of price. To the extent that we face increased competition to gain or retain clients, we may be required to reduce prices, increase advertising expenditures or take other actions that could impact our cash flows. If we are forced to reduce prices and in doing so we are unable to attract new clients or sell increased quantities of products, our sales growth and profitably could be negatively affected, which could adversely impact our business, financial condition or results of operations.

Our earnings could be affected if we lose several larger clients.

Generally, our contracts with our clients are nonexclusive agreements that are terminable upon either party’s discretion with 30 days’ notice. Only certain of our client agreements require longer periods of notice

(60 days’ to 90 days’ notice). As of June 30, 2017, we have approximately 7,500 middle-market, large, and government clients across a diverse range of industries. In our fiscal year ended June 30, 2017, 20% of our revenue was attributable to our top 25 clients (measured by revenue generated by client). Further, we do not have guaranteed purchasing volume commitments from our clients. As a result, the loss of several of our larger clients, the failure of such clients to pay amounts due to us or a material reduction in purchases made by such clients could adversely impact our business, financial condition or results of operations.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper use and continuing development of our information technology systems, including our business systems and our operational platforms. Our ability to effectively use the information generated by our information technology systems, as well as our success in implementing new systems and upgrades, affects our ability to:

•	conduct business with our clients, including delivering services and solutions;

•	manage our inventory and accounts receivable;

•	purchase, sell, ship and invoice our products and services efficiently and on a timely basis; and

•	maintain our cost-efficient operating model while expanding our business in revenue and in scale.

Disruption or breaches of security to our information technology systems and the misappropriation of our clients’ data could adversely impact our business.

Our information technology systems are vulnerable to disruption by forces outside our control. We have taken steps to protect our information technology systems from a variety of internal and external threats, including computer viruses, malware, phishing, social engineering, unauthorized access and other malicious attacks, but there can be no guarantee that these steps will be effective. Any disruption to or infiltration of our information technology systems could adversely impact our business, financial condition or results of operations. In addition, in order to ensure customer confidence in our solutions and services, we may choose to remediate actual or perceived security concerns by implementing further security measures which could require us to expend significant resources.

Further, our business may involve the storage and transmission of proprietary, sensitive or confidential information. In addition, we operate data centers and other information technology for our clients, which host our clients’ technology infrastructure and may store and transmit business-critical and confidential data. We have privacy and data security policies in place that are designed to prevent security breaches and confidentiality and data security provisions are standard in our client contracts. However, as newer technologies evolve, our security practices and products may be sabotaged or circumvented by third parties, such as hackers, which could result in disruptions to our clients’ businesses, unauthorized procurement and the disclosure of sensitive corporate information or private personal information. Such breaches in security could damage our reputation and our business; they could also expose us to legal claims, proceedings and liability and to regulatory penalties under laws that protect the privacy of personal information, which could adversely impact our business, financial condition or results of operations.

Our investments in new services and technologies may not be successful.

We have recently begun and continue to invest in new services and technologies, including cloud, security, mobility, data analytics, software-defined networking and IoT. The complexity of these solutions, our learning curve in developing and supporting them and significant competition in the markets for these solutions could make it difficult for us to market and implement these solutions successfully. There is further risk that we will be unable to protect and enforce our rights to use such intellectual property. Additionally, there is a risk that our clients may not adopt these solutions widely, which would prevent us from realizing expected returns on these investments. Even if these solutions are successful in the market, these solutions still rely on third-party hardware and software and our ability to meet stringent service levels; if we are unable to deploy these solutions successfully or profitably, it would adversely impact our business, financial condition or results of operations.

If we infringe on the intellectual property rights of third parties, we may be subject to costly disputes or indemnification obligations that could adversely impact our business, financial condition or results of operations.

We cannot assure you that our activities will not infringe on patents, trademarks or other intellectual property rights owned by others. If we are required to defend ourselves against intellectual property rights claims, we may spend significant time and effort and incur significant litigation costs, regardless of whether such claims have merit. If we are found to have infringed on the patents, trademarks or other intellectual property rights of others, we may also be subject to substantial claims for damages or a requirement to cease the use of such disputed intellectual property, which could have an adverse effect on our operations. Such litigation or claims and the consequences that could follow could distract our management from the ordinary operation of our business and could increase our costs of doing business, resulting in a negative impact on our business, financial condition or results of operations.

Furthermore, third parties may assert infringement claims against our clients for infringement by our products on the intellectual property rights of such third parties. These claims may require us to initiate or defend protracted and costly litigation on behalf of our clients, regardless of the merits of these claims. We also generally extend the indemnification granted by our OEMs to our clients for any such infringement. If any of these claims succeed, we may be forced to pay damages on behalf of our clients or may be required to obtain licenses for the products they use, even though our OEMs may in turn be liable for any such damages. Any infringement on the intellectual property rights of third parties could adversely impact our business, financial condition or results of operations.

Our engagements with our clients are based on estimated pricing terms. If our estimates are incorrect, these terms could become unprofitable.

Some of our client contracts for professional services are fixed-price contracts to which we commit before we provide services to these clients. In pricing such fixed-price client contracts, we are required to make estimates and assumptions at the time we enter into these contracts that could differ from actual results. As a result, the profit that is anticipated at a contract’s inception may not be guaranteed. Our estimates reflect our best judgments about the nature of the engagement and our expected costs in providing the contracted services. However, any increased or unexpected costs, or any unanticipated delays in connection with our performance of these engagements—including delays caused by our third-party providers or by factors outside our control—could make these contracts less profitable or unprofitable and could have an adverse impact on our business, financial condition or results of operations.

Failure to comply with the terms of our contracts with our public sector clients, or with applicable laws and regulations, could result in the termination of our contracts, fines or liabilities. Further, changes in government procurement regulations could adversely impact our business.

We provide information technology services to various government agencies, including federal, state and local government entities, as well as international and intergovernmental agencies. Sales to such public sector clients are highly regulated. Any noncompliance with contract provisions, government procurement regulations or other applicable laws or regulations—including, but not limited to, the False Claims Act and the Foreign Corrupt Practices Act—could result in civil, criminal and administrative liability, such as substantial monetary fines or damages, the termination of government contracts or other public sector client contracts and suspension, debarment or ineligibility from doing business with the government and with other clients in the public sector.

Our contracts with our public sector clients are terminable at any time at the convenience of the contracting agency or group purchasing organization (“GPO”). As such, our relationships with public sector clients are susceptible to government budget, procurement and other policies. Our inability to enter into or retain contracts with GPOs could threaten our ability to sell to current and potential clients in those GPOs. Further, the adoption of new or modified procurement regulations and other requirements may increase our compliance costs and reduce our gross margins, which could have a negative effect on our business, financial condition or results of operations.

We also provide services to certain government agencies that require us to have and maintain security clearance at an appropriate level. If an acquisition or any other action we take causes us to lose our security clearance status, or results in our having a lower level of security clearance, we could lose the business of such clients, which could adversely impact our business, financial condition or results of operations.

We rely on third-party companies to perform certain of our obligations to clients, which could impact our business if not performed.

We deliver and manage mission-critical software, systems and network solutions for our clients. We also offer certain services, such as implementation, installation and deployment services, to our clients through various third-party providers who are engaged to perform these services on our behalf. We are also required, as a component of some of our contracts with our OEM partners, to utilize their engineers as part of our solutions. For the fiscal year ended June 30, 2017, 6% of our revenue was attributable to these third-party services. Further, to provide services to our clients outside of the United States, we rely heavily on an international network of preferred sales partners that are generally vetted by our OEM vendor partners. If we or our third-party services providers fail to provide high-quality services to our clients, or if such services result in a disruption of our clients’ businesses, we could be subject to legal claims, proceedings and liability.

As we expand our services and solutions business, we may be exposed to additional operational, regulatory and other risks. For example, we could incur liability for failure to comply with the rules and regulations applicable to the new services and solutions we provide to our clients. Such issues could adversely affect our reputation with our clients, tarnish our brand or render us unable to compete for new work and could adversely impact our business, financial condition or results of operations.

We rely on third-party commercial delivery services to provide products and services to our clients, which if not performed could lead to significant disruption to our business.

We also depend heavily on commercial delivery services to provide products and services to our clients. For example, we generally ship hardware products to our clients by FedEx, United Parcel Service and other commercial delivery services and invoice clients for delivery charges. However, our inability to pass future increases in the cost of commercial delivery services to our clients could decrease our profitability. Additionally, strikes, inclement weather, natural disasters or other service interruptions by such shippers could affect our ability to deliver products to our clients in a timely manner and could adversely impact our business, financial condition or results of operations.

Our business depends on our ability to attract and retain talented personnel.

Our success depends on our ability to attract, develop, engage and retain key personnel to manage and grow our business, including our key executive, management, sales, services and technical employees.

For example, as we seek to expand our offerings of value-added services and solutions, our success depends on attracting and retaining highly skilled technology specialists and engineers, for whom the market is extremely competitive. Increasingly, our competitors are requiring their employees to sign Non-Compete and Non-Solicitation agreements as part of their employment, making it more difficult for us to hire talented individuals with experience in our industry. We do not carry any “key man insurance”—that is, an insurance policy that would cover any financial loss that would arise from the death or incapacity of an important member of our business. Our failure to recruit and retain mission-critical employees could adversely impact our business, financial condition or results of operations.

International trade laws and Anti-Corruption regulations and policies may adversely impact our ability to generate revenue from sales outside of the United States.

A small portion of our revenue is derived from our sales outside of the United States, mostly from the non-U.S. activities of our clients based in the United States. Specifically, non-U.S. sales represented approximately 2% of our total revenue for each of the fiscal years ended June 30, 2017 and June 30, 2016 and the Successor period ended June 30, 2015. We are exposed to risk under international trade laws because of our sales derived from countries associated with higher risks of corruption and our use of third-party preferred agents to provide services to our clients outside of the United States. We have implemented a global anti-corruption policy that addresses U.S. laws and regulations governing Anti-Corruption and Anti-Bribery. However, our failure to implement guidance and procedures for specific situations as they arise, as well as inadequate training of our employees on these issues, could result in our inability to comply with international trade laws and regulations.

We also export hardware and software that are subject to certain trade-related U.S. laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) and various economic sanctions programs administered by the U.S. Treasury’s Office of Foreign Assets Control. Exports and re-exports of such hardware and software to certain countries in which we conduct business may require regulatory licensing or other authorization. Our failure to implement compliance policies and procedures, including those relating to product classification, licensing, and screening, or to adequately train our personnel to understand and comply with applicable regulations, could result in export or sanctions violations, which could have an adverse impact on our business, financial condition or results of operations.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory and the terms of any withdrawal are subject to a negotiation period that could last years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, including with respect to the laws and regulations that will apply as the United Kingdom determines which European Union laws to replace or replicate in the event of a withdrawal. The referendum has also given rise to calls for the governments of other European Union member states to consider withdrawal. These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse impact on our business, financial condition and results of operations.

Interruption of the flow of hardware products from suppliers could disrupt our supply chain.

We rely on hardware products that our vendor partners manufacture or purchase outside of the United States, primarily in Asia. Political, social or economic instability in Asia, or in other regions in which our vendor partners purchase or manufacture the products that we resell, could cause disruptions in trade, which would affect our supply chain. Other events that could disrupt our supply chain include:

•	the imposition of additional trade law provisions or regulations;

•	the imposition of additional duties, tariffs and other charges on imports and exports;

•	foreign currency fluctuations;

•	natural disasters affecting any of our suppliers’ facilities;

•	restrictions on the transfer of funds;

•	dependence on an international supply chain;

•	the financial instability or bankruptcy of manufacturers;

•	significant labor disputes, such as strikes; and

•	product or component shortages or significant failures.

We cannot predict whether the countries in which our products are purchased or manufactured, or may be purchased or manufactured in the future, will be subject to new or additional trade restrictions or sanctions imposed by the U.S. or other governments. Trade restrictions—including new or increased tariffs, quotas, embargoes, sanctions, safeguards and customs restrictions—against the products we sell, as well as foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of the product available to us.

We could experience, and have experienced in the past, periodic product shortages from our vendor partners if they fail to adequately project demand for certain products. Because we do not maintain hardware inventory that is not supported by executed client orders, except for insignificant spares, we depend on our vendor partners’ continued supply so we can fulfill our clients’ orders on a timely basis. A substantial disruption to our supply chain could adversely impact our business, financial condition or results of operations.

We are exposed to accounts receivables and inventory risks.

We extend credit to our clients for a significant portion of our revenue, typically on 30-day payment terms. As a result, we are subject to the risk that our clients will not pay for the products they have purchased or that they will pay at a slower rate than we have historically experienced. This risk is particularly pronounced during periods of economic downturn or uncertainty or, in the case of our public sector clients, due to governmental budget constraints. Though we devote resources to collections operations and have a low write-off rate, any failure or delay by our clients in paying for the products they have purchased could adversely impact our business, financial condition or results of operations.

Any of our clients may experience a downturn in its business that may weaken its business, financial condition or results of operations. As a result, a client may fail to make payments when due, become insolvent or declare bankruptcy. Any client bankruptcy or insolvency, or the failure of any client to make payments when due, could result in losses. A client bankruptcy would delay or preclude full collection of amounts owed to us.

In certain cases, we are able to return unused equipment to our vendors. We primarily acquire inventory once we have an agreement executed with a client and with the exception of an immaterial level of spare parts inventory, we do not generally maintain inventory that is not already designated for sale. However, we may be exposed to the risk that our inventory cannot be returned to the vendor in situations where a client cancels an executed order.

We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including buying limits and restrictions on inventory purchase authority. However, if we were unable to successfully maintain our inventory management procedures and policies, or if there are unforeseen product developments that result in the more rapid obsolescence of our inventory, our inventory risks could increase, which could adversely impact our business, financial condition or results of operations.

We may not be able to realize our entire investment in the equipment we lease.

We are a lessor of technology equipment and the realization of equipment values (residual values) during the life and predominantly at the end of the term of a lease is an important element in our leasing business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the value of the equipment at the expected disposition date.

If the market value of leased equipment decreases at a faster rate than we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on the equipment, excessive use of the equipment or other factors, this would adversely affect the recoverability of the estimated residual values of such equipment. Further, certain equipment residual values are dependent on the vendor’s warranties, reputation and other factors, including market liquidity. We also may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, there can be no assurance that we will realize our estimated residual values for equipment, which failure to realize such values could adversely impact our business, financial condition or results of operations.

We may not realize the full amount of our backlog, which could have a material adverse impact on our business, financial condition or results of operations.

As of September 30, 2017, our backlog orders believed to be firm was approximately $524 million, compared to approximately $542 million as of September 30, 2016. There can be no assurance that our backlog will result in actual revenue in any particular period, or at all, or that any contract included in our backlog will be profitable. This is because the actual realization and timing of any of this revenue is subject to various contingencies, many of which are beyond our control. The actual realization of revenue on engagements included in backlog may never occur or may change because an order could be reduced, modified or terminated early. Several of our orders involve the delivery of services that can be up to five years in duration and may be subject to delays in performance that are beyond our control. Due to these uncertainties, we estimate that approximately $137 million of our backlog orders believed to be firm as of September 30, 2017 will not be fulfilled within the current fiscal year. Our failure to realize the full amount of our backlog could adversely impact our business, financial condition or results of operations.

Our acquisitions may not achieve expectations, which could affect our profitability.

We have acquired and may acquire, companies and operations that extend or complement our existing business. These transactions involve numerous business risks, including finding suitable transaction partners, the diversion of management’s attention from other business concerns, extending our product or service offerings into areas in which we have limited experience, entering into new geographic markets, the potential loss of key employees or business relationships and the integration of acquired businesses, any of which could adversely impact our business, financial condition or results of operations.

Furthermore, failure to successfully integrate acquired operations may adversely affect our cost structure, reducing our gross margins and return on investment. In addition, we may acquire entities with unknown liabilities. Should an unknown liability emerge following an acquisition, it could adversely impact our business, financial condition or results of operations.

As with most acquisitions in our industry, we paid a premium to book value in our prior acquisitions and the portion of the purchase price paid in excess of the fair value of the assets acquired has been recorded on our books as goodwill or intangible assets. We may be required to account for similar premiums paid on future acquisitions in the same manner. Under existing U.S. GAAP, goodwill is not amortized and is carried on our books at its original value, subject to annual review and evaluation for impairment, whereas finite-lived intangible assets are amortized over the life of the asset. If market and economic conditions (including business valuation levels and trends) deteriorate, we may have to record impairment charges to the extent the carrying value of our goodwill exceeds the fair value of our overall business. Additionally, if existing U.S. GAAP were modified to require amortization, such impairment charges or amortization expense could adversely affect our net earnings during the period in which the charge or expense is recorded. As of September 30, 2017, we had goodwill and other intangible assets related to our prior acquisitions of $1,521.9 million. Any failure to successfully integrate our acquisitions or a change to existing U.S. GAAP goodwill and intangible asset accounting policies could adversely impact our business, financial condition or results of operations.

Our operating results could fluctuate significantly in the future because of industry factors and other factors outside of our control.

Our operating results are dependent on a variety of industry factors, including the condition of the technology industry in general, shifts in demand and pricing for hardware, software and services and the introduction of new products or upgrades.

Our operating results are also dependent on our level of gross profit as a percentage of revenue. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control. These include general macroeconomic conditions; pricing pressures; changes in product costs from our vendor partners; the availability of price protection, purchase discounts and incentive programs from our vendor partners; changes in product, order size and client mix; the risk that certain items in our inventory become obsolete; increases in delivery costs that we cannot pass on to clients; and general market and competitive conditions.

Our results may be affected by slight variances as a result of seasonality we may experience across our business. This seasonality is typically driven by budget cycles and spending patterns across our diverse client base. For example, our local, state and federal government clients operate on an annual budget cycle, most often on the basis of a fiscal year that begins October 1. Our private sector clients operate on an annual budget cycle, most often on the basis of a fiscal year that begins January 1. It is not uncommon to experience a higher level of contract awards, funding actions and overall government and private demand for services in the final months and weeks of the government and private fiscal years, respectively. Consequently, our revenue in the first and second quarters of our fiscal year may be greater than the revenue recognized in the third and fourth quarters of our fiscal year.

Furthermore, due to general economic conditions, we may not only experience difficulty in collecting our receivables on a timely basis but also may experience a loss due to a client’s inability to pay. In addition, certain economic factors may impact the valuation of certain investments we may make in other businesses.

As a result of these and other factors, quarterly period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

In addition, our cost structure is based in part on anticipated sales and gross margins. Therefore, we may not be able to adjust our cost structure quickly enough to compensate for any unexpected sales or gross margin shortfall. Any such inability could adversely impact our business, financial condition or results of operations.

We are exposed to risks from legal proceedings and audits.

We are party to various legal proceedings that arise in the ordinary course of our business, which include commercial, employment, tort and other litigation.

We are also subject to intellectual property infringement claims in the ordinary course of our business, which come in the form of cease-and-desist letters, licensing inquiries, lawsuits and other demands. These claims may arise either from the products and services we sell or the business systems and products we use to sell the products and services. In our industry, such claims have become more frequent with the increasing complexity of technological products. In fact, many of these assertions are brought by Non-Practicing entities, whose principal business model is to secure patent licensing revenue.

Because of our significant sales to public sector clients, we are also subject to audits by federal, state and local authorities. From time to time, we receive subpoenas and other requests for information from various government authorities. We may also be subject to audits by various vendor partners and large clients, including government agencies, pursuant to certain purchase and sale agreements. Further, we may be required to indemnify our vendor partners and our clients from claims brought by third parties under certain agreements.

Current and future litigation, infringement claims, governmental proceedings, audits or indemnification claims may result in substantial costs and expenses and regardless of the outcome, significantly divert the attention of our management, which could adversely impact our business, financial condition or results of operations.

Changes in accounting rules could adversely affect our future financial results.

We prepare our financial statements in conformity with U.S. GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, the Securities and Exchange Commission, the American Institute of Certified Public Accountants and various other bodies formed to interpret and create appropriate accounting policies. Products and services and the manner in which they are bundled, are technologically complex and the characterization of these products and services require judgment to apply revenue recognition policies. Any mischaracterization of these products and services could result in misapplication of revenue recognition policies. Future periodic assessments required by current or new accounting standards may result in noncash changes and/or changes in presentation or disclosure. In addition, any change in accounting standards may influence our clients’ decision to purchase from us or to finance transactions with us, which could adversely impact our business, financial condition or results of operations.

Increased costs of labor and employee health and welfare benefits may adversely impact our results of operations.

Given our large number of employees, labor-related costs represent a significant portion of our expenses. Salaries, wages, benefits, commissions and other labor compensation costs (not including bonus and payroll tax) for our full-time employees amounted to $411 million, which represented approximately 71% of our selling, general and administrative expenses and approximately 6% of our cost of sales for the fiscal year ended June 30, 2017. An increase in labor costs (for example, as a result of increased competition for skilled labor) or employee benefit costs (such as health care costs or otherwise) could adversely impact our business, financial condition or results of operations.

Our future results will depend on our ability to continue to focus our resources, maintain our business structure and manage costs effectively.

We are continually implementing productivity measures and focusing on measures intended to further improve cost efficiency. We may be unable to realize all expected cost savings in connection with these efforts within the expected time frame, or at all, and we may incur additional and/or unexpected costs to realize them. Further, we may not be able to sustain any achieved savings in the future. Future results will depend on the success of these efforts.

Under our contracts, should we be unable to control costs, we may incur losses, which could decrease our operating margins and significantly reduce or eliminate our profits. As our industry becomes more price-sensitive, our future profitability will depend on our ability to manage costs or increase productivity. An inability to effectively manage costs will adversely impact our business, financial condition or results of operations.

Any failure in our delivery of high-quality technical support services may adversely affect our relationships with our clients and our financial results.

Our clients depend on our services desk to provide technical support. We may be unable to respond quickly enough to accommodate short-term increases in client demand for support services. Increased client demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. In the same vein, any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely impact our reputation and our business, financial condition or results of operations.

We may not meet our growth objectives and strategies, which may impact our competitiveness.

On an ongoing basis, we seek to achieve profitable growth by providing superior solutions to our clients. As we continue to invest in growth opportunities, including our investments in new technologies and capabilities, we may experience unfavorable demand for these services and we may be unable to deploy these solutions successfully or profitably. In addition, we have historically been focused on reducing our costs and may not be able to achieve or maintain targeted cost reductions. Our inability to effectively invest in new growth opportunities or to reduce cost could impact our competitiveness and render it difficult for us to meet our growth objectives and strategies, which could adversely impact our business, financial condition or results of operations.

Ineffective internal controls could impact our business and operating results.

Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and results of operations could be harmed and we could fail to meet our financial reporting obligations, which could adversely impact our business, financial condition or results of operations.

Risks Related to the Offering and an Investment in Our Common Stock

Apollo and its affiliates currently have, and following this Offering, will continue to have, control over us, including the ability to elect all of our directors and prevent any transaction that requires approval of our Board of Directors or our stockholders and may also pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.

As of September 30, 2017, Aegis LP holds approximately 73.2% of our common stock, and following this Offering, will continue to hold 64.3% of our common stock, assuming the underwriters do not exercise their option to purchase additional shares, and 63.0% of our common stock, assuming the underwriters exercise their option to purchase additional shares in full. As a result, through Aegis LP and Apollo VIII, Apollo indirectly has the power to elect all of our directors. Therefore, Apollo effectively has the ability to prevent any transaction that requires the approval of our Board of Directors or our stockholders, including the approval of significant corporate transactions, such as mergers and the sale of substantially all of our assets. Thus, Apollo is able to significantly influence or effectively control our decisions.

In addition, the stockholders’ agreement with Aegis LP that we entered into in connection with our IPO provides that, except as otherwise required by applicable law, if Aegis LP, Apollo VIII or other Apollo Funds hold (a) at least 50% of our outstanding common stock, they will have the right to designate up to five nominees to our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, they will have the right to designate up to four nominees to our Board of Directors, (c) at least 20% but less than 30% of our outstanding common stock, they will have the right to designate up to three nominees to our Board of Directors and (d) at least 10% but less than 20% of our outstanding common stock, they will have the right to designate two nominees to our Board of Directors. The agreement provides that if the size of our Board of Directors is increased or decreased at any time, the nomination rights of the Apollo Funds will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

The interests of Apollo could conflict with or differ from the interests of other holders of our common stock. For example, the concentration of ownership held by the Aegis LP could delay, defer or prevent a change of control of the Company or impede a merger, takeover or other business combination that a stockholder may otherwise view favorably. In addition, a sale of a substantial number of shares of stock in the future by Aegis LP or other Apollo Funds could cause our stock price to decline.

Additionally, the group of (A) Apollo, (B) the Apollo Funds, (C) any other investment fund or other collective investment vehicle affiliated with or managed by affiliates of Apollo or whose general partner or managing member is owned, directly or indirectly, by Apollo and (D) any affiliate of the foregoing (in each case, other than the Company and its subsidiaries) (collectively, the “Apollo Group”) is in the business of making or advising on investments in companies and holds (and may from time to time in the future acquire) interests in or provides advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. The Apollo Group may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our certificate of incorporation provides that no officer or director of the Company who is also an officer, director, employee, managing director or other affiliate of any member of the Apollo Group will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to any other person, instead of us or does not communicate information regarding a corporate opportunity to us.

So long as the Apollo Funds continue to beneficially own a significant amount of our equity, even if such amount is less than 50%, the Apollo Funds may continue to be able to strongly influence or effectively control our decisions.

The foregoing and other issues related to the Apollo Funds’ control of any of the foregoing may adversely impact prevailing market prices for our common stock.

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares of common stock at or above the price you paid for them. In addition to the risks described in this “Risk Factors” section, the market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in earnings estimates or recommendations by securities analysts, if any, or termination of coverage of our common stock by securities analysts;

•	our failure to meet estimates or forecasts made by securities analysts, if any;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the number of our publicly traded shares;

•	sales of common stock by us, the Apollo Funds, members of our management team or any other party;

•	adverse resolution of new or pending litigation against us;

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	material weakness in our internal controls over financial reporting.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with the Company and these fluctuations may adversely impact prevailing market prices for our common stock.

We are, and following this Offering, will continue to be, a “controlled company” within the meaning of applicable NASDAQ rules and, as a result, qualify for and rely on, exemptions from certain corporate governance requirements.

Through Aegis LP and Apollo VIII, Apollo controls, and following this Offering, will continue to control, a majority of our voting common stock. As a result, we are, and following this Offering, will continue to be, a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain the NASDAQ corporate governance requirements, including the requirements:

•	that a majority of the Board of Directors consists of independent directors, as defined under the rules of the NASDAQ;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements of the NASDAQ.

The foregoing and other issues related to the Apollo Funds’ control of any of the foregoing may adversely impact prevailing market prices for our common stock.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants of our debt agreements, will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.

The terms of our senior credit facility and the indenture governing our Senior Notes may restrict our ability to pay cash dividends on our common stock. Our debt instruments contain covenants that restrict our ability to pay dividends on our common stock, as well as the ability of our subsidiaries to pay dividends to us. Furthermore, we are permitted under the terms of our debt instruments to incur additional indebtedness, which may restrict or prevent us from paying dividends on our common stock. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our common stock. Any of the foregoing may adversely impact prevailing market prices for our common stock.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

As of November 9, 2017, we had, and immediately following the completion of this Offering, we will continue to have, 91,694,876 shares of common stock outstanding. This number includes the 18,766,465 shares which were sold in our IPO and the 8,000,000 shares of our common stock to be sold in this Offering, assuming the underwriters do not exercise their option to purchase additional shares, and which are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Of the remaining 62,928,411 shares of our common stock outstanding, Aegis LP, following the completion of this Offering, will hold 59,000,000 shares representing approximately 64.3% of our outstanding shares, assuming the underwriters do not exercise their option to purchase additional shares, or 57,800,000 shares representing approximately 63.0% of our outstanding shares, assuming the underwriters exercise their option to purchase additional shares in full. The remaining shares of common stock owned by the Apollo Funds, our directors and our executive officers will be subject to holding requirements under the federal securities laws described in “Shares Eligible for Future Sale,” and the remaining shares of common stock owned by the Apollo Funds, our directors and our executive officers will be subject to the lock-up agreements between such current stockholders and the underwriters. Pursuant to the lock-up agreements, we, each of our executive officers and directors and the Apollo Funds have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. may, in their sole discretion, release any of these shares from the restrictions at any time without notice. See “Underwriting (Conflicts of Interest).”

Following the expiration of the applicable lock-up period, all of these shares of our common stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject, in the case of affiliates of the Company, to volume limitations and applicable holding period requirements. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

The Company and Aegis LP, the Apollo Fund that holds most of our common stock, and certain of our employees who invested in the Company in connection with its acquisition by the Apollo Funds on February 2, 2015 are parties to a securityholders agreement (the “Amended Management Stockholders Agreement”). Pursuant to the Amended Management Stockholders Agreement, Aegis LP and certain of its affiliates have certain demand registration rights for shares of our common stock held by them. In addition, under the Amended Management Stockholders Agreement, Aegis LP, certain of its affiliates and certain owners of our common stock who are employed by or serve as consultants to or directors of our Company or any of its affiliates (the “Management Holders”) have piggyback and other registration rights with respect to shares of our common stock held by them. Furthermore, under the Amended Management Stockholders Agreement, we have agreed to indemnify (A) each party to the Amended Management Stockholders Agreement and their respective officers, directors, employees, representatives and each person who controls such party, (B) Aegis LP and its officers, managers, employees, representatives and affiliates and (C) any portfolio company of the Apollo Group against losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to our Company by such party set forth in (A), (B) or (C) above for use therein.

Subject to the terms of the lock-up agreements, we also may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition) or the exercising of any registration rights, or the perception that such sales or such exercising of registration rights could occur, may adversely affect prevailing market prices for shares of our common stock. Any of the foregoing may adversely impact prevailing market prices for our common stock.

We filed a registration statement on Form S-8 under the Securities Act registering shares under the Presidio, Inc. 2017 Long-Term Incentive Plan, the Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan and the Presidio, Inc. Employee Stock Purchase Plan. Subject to the terms of the awards pursuant to which shares are granted under the incentive plans and except for shares held by affiliates who will be subject to the resale restrictions described above, the shares issuable pursuant to our incentive plans will be available for sale in the public market.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation and the antitakeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors. Among other things, these provisions:

•	classify our Board of Directors so that only some of our directors are elected each year;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	delegate the sole power of a majority of the Board of Directors to fix the number of directors;

•	provide the power of our Board of Directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	impose limitations on the ability of our stockholders to call special meetings and act by written consent; and

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by stockholders at stockholders’ meetings.

Additionally, Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person, which together with any “interested” stockholder, or within the last three years has owned, 15% of our voting stock, for a period of which such person became an interested stockholder, unless the business combination is approved in a prescribed manner.

We have elected not to opt out of Section 203 of the DGCL. We have included a provision in our certificate of incorporation that exempts us from the provisions of the DGCL with respect to combinations between any member of the Apollo Group (including any portfolio company thereof), on the one hand, and us, on the other.

The foregoing factors, as well as the significant common stock ownership by Aegis LP could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, may adversely impact prevailing market prices for our common stock.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors or officers or other employees of the Company to the Company or to the Company’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Company or any of our current or former directors, officers or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation and bylaws; (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely impact our business, financial condition or results of operations.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board of Directors has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price and may adversely impact prevailing market prices for our common stock and the voting and other rights of the holders of shares of our common stock.

We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay dividends.

We are a holding company and we conduct all of our operations through our subsidiaries. As a result, we rely on our subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations and to pay any dividends with respect to our common stock. The ability of our subsidiaries to pay dividends or to make other payments or distributions to us depends substantially on their respective operating results and is subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries. In addition, the earnings from, or other available assets of, our subsidiaries, may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, is expensive and time-consuming and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

We are subject to reporting, accounting and corporate governance requirements of the NASDAQ, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control for financial reporting. Under Section 404 of the Sarbanes-Oxley Act and pursuant to the terms therein, our independent public accountants auditing our financial statements must attest to the effectiveness of our internal control over financial reporting. To continue to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In addition, we may identify control deficiencies which could result in a material weakness or significant deficiency. Furthermore, if we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent public accounting firm is unable to provide us with an unqualified report as to management’s assessment of the effectiveness of our internal control over financial reporting in future years, investors may lose confidence in our financial reports and our stock price may decline.

In addition, Dodd-Frank, which amended the Sarbanes-Oxley Act and other federal laws, has created uncertainty for public companies and we cannot predict with any certainty the requirements of the regulations that will ultimately be adopted under Dodd-Frank or how such regulations will affect the cost of compliance for a company with publicly traded common stock. There is likely to be continuing uncertainty regarding compliance matters because the application of these laws and regulations, which are subject to varying interpretations, may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with these evolving laws and regulations, which may result in increased general and administrative expenses and divert management’s time and attention from other business concerns. Furthermore, if our compliance efforts differ from the activities that regulatory and governing bodies expect or intend due to ambiguities related to interpretation or practice, we may face legal proceedings initiated by such regulatory or governing bodies and our business may be harmed. In addition, new rules and regulations may make it more difficult for us to attract and retain qualified directors and officers and may make it more expensive for us to obtain director and officer liability insurance.

If securities analysts do not publish research or reports about our company, or if they publish unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

Risks Related to Our Indebtedness

Our substantial indebtedness could impair our financial flexibility, competitive position and financial condition.

We have a substantial amount of indebtedness and other obligations. As of September 30, 2017, we had $726.6 million in aggregate principal amount of total debt outstanding, which includes $125.0 million of indebtedness under our Senior Notes which will mature on February 15, 2023, $601.6 million of indebtedness under our February 2015 Credit Agreement (without giving effect to undrawn letters of credit), and no obligations owed under our $250.0 million accounts receivable securitization facility.

Our substantial indebtedness could have important consequences. For example, it could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under the terms of our financing arrangements;

•	make it more difficult to comply with the obligations of our debt instruments, including restrictive covenants and borrowing conditions, the failure of which could result in an event of default under the agreements governing our other indebtedness;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and to adjust to changing business and market conditions in the industry in which we operate and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities, acquisitions and other general corporate requirements;

•	limit our ability to obtain additional financing for working capital and capital expenditures to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward;

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition; and

•	expose us to the risk of increased interest rates, as certain of our borrowings, including borrowings under our February 2015 Credit Agreement and our accounts receivable securitization facility, are at variable rates of interest.

In addition, the terms of the agreements governing our indebtedness contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of our debts. The occurrence of any one of these events could adversely impact our business, financial condition or results of operations, as well as our prospects or ability to satisfy our debt obligations.

In addition to the restrictions contained in our indebtedness, the agreements governing our accounts payable—floor plan facility also contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in the termination of our accounts payable—floor plan facility and the acceleration of our obligations thereunder.

Despite our substantial indebtedness level, we may still be able to incur substantial additional amounts of debt that could further exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of our accounts receivable securitization facility, the indenture governing our Senior Notes and our February 2015 Credit Agreement contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. For example, as of September 30, 2017, we had $50.0 million available for additional borrowing under the revolver of our February 2015 Credit Agreement (without giving effect to letters of credit) and $250.0 million available under our accounts receivable securitization facility. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. We may opportunistically raise debt capital, subject to market and other conditions, to refinance our existing capital structure or for strategic alternatives and general corporate purposes as part of our growth strategy. There can be no assurance that such debt capital will be available to us on a timely basis, at reasonable rates or at all. If new debt is added to our existing debt levels, the related risks that we face would intensify and we may not be able to meet all of our debt obligations.

The agreements governing our debt contain, and future financing arrangements may contain, various covenants that limit our ability to take certain actions and require us to meet financial maintenance tests. Failure to comply with these terms could adversely impact our financial condition.

Our financing arrangements, including the indenture governing our Senior Notes, our February 2015 Credit Agreement and our accounts receivable securitization facility, contain restrictions, covenants and events of default that, among other things, require us to satisfy certain financial tests and maintain certain financial ratios and restrict our ability to incur additional indebtedness and to refinance our existing indebtedness. Financing arrangements that we enter into in the future could contain similar restrictions and could additionally require us to comply with similar, new or additional financial tests or to maintain similar, new or additional financial ratios. The terms of our existing financing arrangements, financing arrangements that we enter into in the future and any future indebtedness may impose various restrictions and covenants on us that could limit our ability to pay dividends, respond to market conditions, provide for capital investment needs or take advantage of business opportunities because they limit the amount of additional borrowings we may incur. These restrictions include compliance with, or maintenance of, certain financial tests and ratios and may limit or prohibit our ability to, among other things:

•	borrow money or guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock or other securities;

•	make investments and acquisitions;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these restrictions and covenants. Failure to comply with any of the restrictions and covenants in our existing or future financing arrangements could result in a default under those arrangements and under other arrangements containing cross-default provisions.

An event of default would permit lenders to accelerate the maturity of the debt under these arrangements and to foreclose upon any collateral securing the debt. Under such circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our debt obligations. In addition, the limitations imposed by our financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

To service our indebtedness and other cash needs, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to satisfy our debt obligations and to fund any planned capital expenditures, dividends and other cash needs will depend in part upon the future financial and operating performance of our subsidiaries and upon our ability to renew or refinance borrowings. We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on our indebtedness. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we are unable to make payments, refinance our debt or obtain new financing under these circumstances, we may consider other options, including:

•	sales of assets;

•	sales of equity;

•	reduction or delay of capital expenditures, strategic acquisitions, investments and alliances; or

•	negotiations with our lenders to restructure the applicable debt.

These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our February 2015 Credit Agreement, our accounts receivable securitization facility and the indenture governing our Senior Notes, may restrict us from adopting some of these alternatives. In the absence of sufficient cash flow from operating results and other resources, we could face substantial liquidity problems and could be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value, or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could adversely impact our business, financial condition or results of operation.

Any decline in the ratings of our corporate credit could adversely affect our ability to access capital.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely impact our ability to access capital.

We are subject to fluctuations in interest rates.

Borrowings under our February 2015 Credit Agreement and our accounts receivable securitization facility are subject to variable rates of interest and expose us to interest rate risk. For example, assuming the revolver under our February 2015 Credit Agreement and our accounts receivable securitization facility are fully drawn, and based on the outstanding term loan balance as of September 30, 2017, each 0.125% change in assumed blended interest rates would result in an approximately $1.1 million change in annual interest expense on indebtedness. At present, we do not have any existing interest rate swap agreements, which involve the exchange of floating for fixed rate interest payments to reduce interest rate volatility. However, we may decide to enter into such swaps in the future. If we do, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness and any swaps we enter into may not fully mitigate our interest rate risk, may prove disadvantageous or may create additional risks.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	general economic conditions;

•	a reduced demand for our information technology solutions;

•	a decrease in spending on technology products by our federal and local government clients;

•	the availability of products from vendor partners and maintenance of vendor relationships;

•	the role of rapid innovation and the introduction of new products in our industry;

•	our ability to compete effectively in a competitive industry;

•	the termination of our client contracts;

•	the failure to effectively develop, maintain and operate our information technology systems;

•	our inability to adequately maintain the security of our information technology systems and clients’ confidential information;

•	investments in new services and technologies may not be successful;

•	the costs of litigation and losses if we infringe on the intellectual property rights of third parties;

•	inaccurate estimates of pricing terms with our clients;

•	failure to comply with the terms of our public sector contracts;

•	any failures by third-party contractors upon whom we rely to provide our services;

•	any failures by third-party commercial delivery services;

•	our inability to retain or hire skilled technology professionals and key personnel;

•	the disruption to our supply chain if suppliers fail to provide products;

•	the risks associated with accounts receivables and inventory exposure;

•	the failure to realize the entire investment in leased equipment;

•	our inability to realize the full amount of our backlog;

•	our acquisitions may not achieve expectations;

•	fluctuations in our operating results;

•	potential litigation and claims;

•	changes in accounting rules, tax legislation and other legislation;

•	increased costs of labor and benefits;

•	our inability to focus our resources, maintain our business structure and manage costs effectively;

•	the failure to deliver technical support services of sufficient quality;

•	the failure to meet our growth objectives and strategies;

•	ineffectiveness of our internal controls;

•	the risks related to this Offering;

•	the risks pertaining to our substantial level of indebtedness; and

•	the other factors discussed or incorporated by reference in the section of this prospectus entitled “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not, in fact, occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sales of shares of our common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our common stock, but we will bear the costs associated with this registration in accordance with the Amended Management Stockholders Agreement. The selling stockholder will bear any underwriting commissions and discounts attributable to their sale of our common stock and we will bear the remaining expenses. See “Principal and Selling Stockholders.”

DIVIDEND POLICY

We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. We have never declared or paid any cash dividends to holders of our common stock. We do not currently anticipate paying dividends on our common stock in the immediate future. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. The terms of our indebtedness may restrict us from paying dividends, or may restrict our subsidiaries from paying dividends to us. Under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

PRICE RANGE OF COMMON STOCK

Prior to March 10, 2017, our common stock was privately held and there was no established public trading market for our common stock. On March 10, 2017, in connection with our IPO, our common stock began trading on the NASDAQ under the symbol “PSDO.” Our IPO was priced at $14.00 per share. The following table sets forth for the periods indicated, on a per share basis, the high and low sale prices for our common stock, as reported by the NASDAQ.

	Price Range of Common Stock
	High	Low
Fiscal Year Ended June 30, 2017
Third Quarter (from March 10, 2017)	$15.59	$13.26
Fourth Quarter	$16.38	$12.75
Fiscal Year Ending June 30, 2018
First Quarter	$15.18	$12.75
Second Quarter (through November 10, 2017)	$16.90	$14.06

Number of Stockholders of Record

As of November 9, 2017, there were 20 shareholders of record of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The information contained under the section “Securities Authorized for Issuance under Equity Compensation Plans” in our proxy statement on Schedule 14A for the 2017 Annual Meeting of Stockholders, filed with the SEC on October 3, 2017, is incorporated by reference herein.

Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during fiscal 2017 or during fiscal 2018 (through November 9, 2017), including the period following our IPO.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of September 30, 2017 on a historical basis.

This table should be read together with “Risk Factors,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included elsewhere in, or incorporated into, this prospectus.

As of September 30, 2017
(in millions, except share and per share data)	Historical
Cash and cash equivalents	$24.9

Long-term debt, including current portion:
Term loan facility, due February 2022	601.6
Revolving credit facility	—
Receivables Securitization Facility	—
10.25% Senior Notes due February 2023	125.0

Total debt	726.6

Stockholders’ equity:
Preferred stock, $0.01 par value; 100 shares authorized, zero shares issued and outstanding	—
Common stock, $0.01 par value; 250,000,000 shares authorized, 91,528,701 shares issued and outstanding	0.9
Additional paid-in capital	629.0
Accumulated deficit	(3.5)

Total stockholders’ equity	626.4

Total capitalization	$1,353.0

Unless otherwise noted, references in this prospectus to the number of shares outstanding are based on 91,694,876 shares of common stock outstanding as of November 9, 2017, and exclude:

•	9,239,919 shares of our common stock issuable upon the exercise of options outstanding as of November 9, 2017 at a weighted average exercise price of $6.79 per share;

•	6,602,484 shares of common stock reserved for issuance, as of November 9, 2017, under our share-based compensation plans; and

•	150,000 shares of common stock issuable upon the vesting of restricted stock units outstanding as of November 9, 2017;

Unless otherwise indicated, the information contained in this prospectus assumes no exercise of the underwriters’ option to purchase up to 1,200,000 additional shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for all the periods presented. The selected historical consolidated statements of operations data for the three months ended September 30, 2017 and 2016 and the selected historical consolidated balance sheet information as of September 30, 2017 and 2016 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated statements of operations data for the fiscal years ended June 30, 2017 and June 30, 2016, for the period from November 20, 2014 to June 30, 2015 (Successor) and for the period from July 1, 2014 to February 1, 2015 (Predecessor) and the selected historical consolidated balance sheet information as of June 30, 2017 and June 30, 2016 have been derived from our audited historical consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated statements of operations data for the years ended June 30, 2014 and June 30, 2013 and the selected historical consolidated balance sheet information as of June 30, 2015, 2014 and 2013 have been derived from our historical audited consolidated financial information, not included in, or incorporated by reference into, this prospectus.

The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, consist only of normal and recurring adjustments necessary for a fair presentation of the information set forth herein.

In addition to financial information presented in accordance with U.S. GAAP, the following table presents Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow (all of which are non-GAAP measures defined below). Our non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. They are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income (loss), revenue or net cash provided by operating activities, as applicable, or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP and they include adjustments for items that may occur in future periods.

Presidio, Inc. was incorporated on November 20, 2014 by certain investment funds affiliated with or managed by affiliates of Apollo, including Apollo VIII, along with their parallel Apollo Funds in order to complete the acquisition of the Predecessor. The Apollo Funds completed the Presidio Acquisition on February 2, 2015, at which time Presidio Holdings Inc. became a wholly-owned subsidiary of the Successor, As a result of the Presidio Acquisition, the financial information for all periods ending on or after February 2, 2015 represent the financial information of the Successor. Periods ending prior to February 2, 2015 represent the financial information of the Predecessor. From November 20, 2014 (its date of inception) to February 1, 2015, the Successor had no operations or activities other than the incurrence of transaction costs related to the Presidio Acquisition.

The following financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the related notes included elsewhere in, or incorporated into, this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
(in millions, except share and per share data)	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
Consolidated Statement of Operations Data:
Revenue	$2,192.4	$2,266.0	$1,392.8	$985.5	$2,714.9	$2,817.6	$737.7	$765.0
Cost of revenue	1,778.8	1,812.0	1,103.5	788.5	2,174.3	2,231.7	589.1	608.6

Gross margin	413.6	454.0	289.3	197.0	540.6	585.9	148.6	156.4
Operating expenses	334.3	362.5	262.5	186.4	441.7	477.8	118.3	112.3

Operating income	79.3	91.5	26.8	10.6	98.9	108.1	30.3	44.1
Interest expense	33.1	34.3	21.4	46.7	81.9	72.5	20.7	12.4
Loss on disposal of business	—	—	—	—	6.8	—	—	—
Loss on extinguishment of debt	2.9	2.7	7.5	0.7	9.7	28.5	—	0.7
Other (income) expense, net	(1.9)	(2.4)	(0.2)	0.1	0.1	0.1	—	(0.1)

Total interest and other expense	34.1	34.6	28.7	47.5	98.5	101.1	20.7	13.0

Income (loss) before income taxes	45.2	56.9	(1.9)	(36.9)	0.4	7.0	9.6	31.1
Income tax expense (benefit)	18.4	24.4	3.2	(12.6)	3.8	2.6	4.0	11.3

Net income (loss)	$26.8	$32.5	$(5.1)	$(24.3)	$(3.4)	$4.4	$5.6	$19.8

Earnings (loss) per share:
Basic				$(0.35)	$(0.05)	$0.06	$0.08	$0.22
Diluted				$(0.35)	$(0.05)	$0.05	$0.08	$0.21
Weighted average shares used to compute earnings (loss) per share:
Basic				70,010,538	71,117,962	77,517,700	71,932,470	91,169,612
Diluted				70,010,538	71,117,962	81,861,839	73,881,526	96,046,736

Statement of cash flows data:
Net cash provided by (used in) operating activities	$46.2	$53.3	$74.5	$(1.6)	$86.1	$51.0	20.8	83.6
Net cash used in investing activities	(65.8)	(74.4)	(71.3)	(678.9)	(322.0)	(101.6)	(34.0)	(32.5)
Net change in accounts payable—floor plan	24.6	20.5	(29.0)	50.8	20.9	41.6	4.9	(49.2)
Other financing activities	(6.2)	0.5	24.3	718.0	159.7	3.5	23.0	(4.5)

Net cash provided by (used in) financing activities	18.4	21.0	(4.7)	768.8	180.6	45.1	27.9	(53.7)

Net increase (decrease) in cash and cash equivalents	$(1.2)	$(0.1)	$(1.5)	$88.3	$(55.3)	$(5.5)	$14.7	$(2.6)

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
(in millions, except share and per share data)	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
Other financial data:
Adjusted Revenue (1)	$2,082.6	$2,149.9	$1,323.4	$940.8	$2,683.7	$2,818.2	$738.0	$765.0
Adjusted EBITDA (2)	148.9	167.0	116.2	68.6	211.1	226.1	58.2	67.4
Adjusted EBITDA margin (2)	7.1%	7.8%	8.8%	7.3%	7.9%	8.0%	7.9%	8.8%
Adjusted Net Income (3)	73.6	81.7	58.6	13.4	81.2	100.4	24.5	34.8
Adjusted Net Income per share:
Basic				$0.19	$1.14	$1.30	$0.34	$0.38
Diluted				$0.19	$1.11	$1.23	$0.33	$0.36
Weighted average shares used to compute Adjusted Net Income per share:
Basic				70,010,538	71,117,962	77,517,700	71,932,470	91,169,612
Diluted				71,311,414	72,830,202	81,861,839	73,881,526	96,046,736
Free Cash Flow (4)	$63.8	$67.1	$36.6	$56.4	$82.2	$94.0	$20.9	$29.0

	Predecessor		Successor
	As of June 30,		As of June 30,			As of September 30,
(in millions, except per share data)	2013	2014	2015	2016	2017	2017
Consolidated Balance Sheet (at the end of the period):
Cash and cash equivalents	$8.6	$8.5	$88.3	$33.0	$27.5	$24.9
Total assets	1,505.5	1,545.0	2,444.4	2,623.1	2,650.7	2,672.2
Long-term debt, including current maturities	413.3	618.7	933.7	1,038.0	730.7	707.5
Total liabilities	1,188.7	1,448.5	2,108.6	2,276.2	2,047.8	2,045.8
Total stockholders’ equity	316.8	96.5	335.8	346.9	602.9	626.4
Cash dividends declared per common share	$—	$0.46	$—	$—	$—	$—

(1)	Adjusted Revenue is a non-GAAP financial measure. We believe Adjusted Revenue provides supplemental information with respect to our revenue activity associated with our ongoing operations. We define Adjusted Revenue as revenue adjusted to exclude (i) revenue generated by disposed businesses and (ii) noncash purchase accounting adjustments to revenue as a result of our acquisitions. See “Basis of Presentation” and “Non-GAAP Financial Measures.” The following table presents a reconciliation of Adjusted Revenue from Revenue:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
(in millions)	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
Revenue	$2,192.4	$2,266.0	$1,392.8	$985.5	$2,714.9	$2,817.6	$737.7	$765.0
Adjustments:
Revenue from disposed business (a)	(109.8)	(116.1)	(69.4)	(46.0)	(32.8)	—	—	—
Purchase accounting adjustments (b)	—	—	—	1.3	1.6	0.6	0.3	—

Total adjustments	(109.8)	(116.1)	(69.4)	(44.7)	(31.2)	0.6	0.3	—

Adjusted Revenue	$2,082.6	$2,149.9	$1,323.4	$940.8	$2,683.7	$2,818.2	$738.0	$765.0

(a)	“Revenue from disposed business” represents the removal of the historical revenue of Atlantix prior to the sale of the business.
(b)	“Purchase accounting adjustments” include the noncash reduction to revenue associated with deferred revenue step down fair value adjustments in connection with purchase accounting.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides helpful information with respect to our operating performance as viewed by management, including a view of our business that is not dependent on (a) the impact of our capitalization structure and (b) items that are not part of our day-to-day operations. We define Adjusted EBITDA as net income (loss) plus (i) total depreciation and amortization, (ii) interest and other (income) expense and (iii) income tax expense (benefit), as further adjusted to eliminate noncash share-based compensation expense, purchase accounting adjustments, transaction costs, other costs and earnings from disposed business. We define Adjusted EBITDA margin as the ratio of Adjusted EBITDA to Adjusted Revenue. See “Basis of Presentation” and “Non-GAAP Financial Measures.” The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
(in millions)	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
Adjusted EBITDA Reconciliation
Net income (loss)	$26.8	$32.5	$(5.1)	$(24.3)	$(3.4)	$4.4	$5.6	$19.8
Total depreciation and amortization (a)	56.8	50.6	24.9	32.1	81.7	87.2	21.8	22.0
Interest and other (income) expense	34.1	34.6	28.7	47.5	98.5	101.1	20.7	13.0
Income tax expense (benefit)	18.4	24.4	3.2	(12.6)	3.8	2.6	4.0	11.3

EBITDA	136.1	142.1	51.7	42.7	180.6	195.3	52.1	66.1
Adjustments:
Share-based compensation expense	2.8	5.5	20.1	1.0	2.2	10.2	0.5	0.8
Purchase accounting adjustments (b)	—	—	—	4.9	3.9	1.0	0.4	0.1
Transaction costs (c)	6.8	14.8	42.6	21.3	20.6	14.8	3.4	0.4
Other costs (d)	9.6	13.0	4.5	1.9	5.6	4.8	1.8	—
Earnings from disposed business (e)	(6.4)	(8.4)	(2.7)	(3.2)	(1.8)	—	—	—

Total adjustments	12.8	24.9	64.5	25.9	30.5	30.8	6.1	1.3

Adjusted EBITDA	$148.9	$167.0	$116.2	$68.6	$211.1	$226.1	$58.2	$67.4

(a)	“Total depreciation and amortization” equals the sum of (i) depreciation and amortization within total operating expenses and (ii) depreciation and amortization recorded as part of cost of revenue within our consolidated financial statements.

(b)	“Purchase accounting adjustments” include charges associated with noncash adjustments to acquired assets and liabilities in connection with purchase accounting, such as recognition of increased cost of revenue in connection with an inventory step up fair value adjustment, recognition of reduced revenue in connection with a deferred revenue step down fair value adjustment and recognition of increased office rent expense associated with a fair value adjustment to the liabilities associated with deferred rent.

(c)

“Transaction costs” (1) of $6.8 million for the fiscal year ended June 30, 2013 includes acquisition related expenses of $1.9 million related to stay and retention bonuses, $0.2 million related to severance charges, $2.4 million related to transaction-related legal, accounting and tax fees and $2.3 million related to professional fees and expenses associated with debt refinancings; (2) of $14.8 million for the fiscal year ended June 30, 2014 includes acquisition-related expenses of $0.8 million related to stay and retention bonuses, $0.3 million related to severance charges, $0.7 million related to transaction-related legal, accounting and tax fees and $13.0 million related to professional fees and expenses associated with debt refinancings; (3) of $42.6 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses, $0.2 million related to acquisition-related severance charges, $31.2 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $10.9 million related to professional fees and expenses associated with debt refinancings; (4) of $21.3 million for the Successor period from November 20, 2014 to June 30, 2015 includes acquisition-related expenses of $0.6 million related to stay and retention bonuses, $0.6 million related to severance charges, $18.5 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $1.6 million related to professional fees and expenses associated with debt refinancings; (5) of $20.6 million for the fiscal year ended June 30, 2016 includes acquisition-related expenses of $3.0 million related to stay and retention bonuses, $1.1 million related to severance charges, $8.7 million related to transaction-related advisory and diligence fees, $6.0 million related to transaction-related legal, accounting and tax fees and $1.8 million related to professional fees and expenses associated with debt refinancings; (6) of $14.8 million for the fiscal year ended June 30, 2017 includes acquisition-related expenses of $7.4 million related to stay and retention bonuses, $5.2 million related to transaction-related advisory and diligence fees, $0.5 million related to transaction-related legal, accounting and tax fees and $1.7 million related to professional fees and expenses associated with debt refinancings; (7) of $3.4 million for the three months ended September 30, 2016 includes acquisition-related expenses of $1.5 million related to stay and retention bonuses, $1.7 million related to transaction-related advisory and diligence fees and $0.2 million related to transaction-related legal, accounting and tax fees; and (8) of $0.4 million for the three months ended September 30, 2017 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses and $0.1 million related to transaction-related legal, accounting and tax fees.

(d)

“Other costs” (1) of $9.6 million for the fiscal year ended June 30, 2013 includes expenses of $0.8 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, certain unusual legal expenses of $1.6 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $4.7 million related to certain acquisition-related integration and related costs; (2) of $13.0 million for the fiscal year ended June 30, 2014 includes expenses of $3.7 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $1.1 million related to unusual office start-up development costs, an unusual and non-recurring loss of $1.7 million related to an Atlantix customer receivable, certain unusual legal expenses of $2.2 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $2.2 million related to certain acquisition-related integration and related costs; (3) of $4.5 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes expenses of $2.2 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, $1.6 million related to payments to our former sponsor for advisory and consulting services and $0.3 million related to other non-recurring items; (4) of $1.9 million for the Successor period from November 20, 2014 to June 30, 2015 includes expenses of $1.0 million associated with the integration of previously acquired managed services platforms into one system, $0.7 million related to certain non-recurring costs incurred in the development of our new cloud service offerings and certain unusual legal expenses of $0.2 million; (5) of $5.6 million for the fiscal year ended June 30, 2016 includes expenses of $0.5 million associated with the integration of previously acquired managed services platforms into one system, $3.4 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain expenses of $0.5 million related to unusual office start-up development costs and certain unusual legal expenses of $1.2 million; (6) of $4.8 million for the fiscal year ended June 30, 2017 includes $3.6 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain unusual legal expenses of $0.9 million and $0.3 million related to other non-recurring items; and (7) of $1.8 million for the three months ended September 30, 2016 related to certain non-recurring costs incurred in the development of our new cloud service offerings.

(e)	“Earnings from disposed business” represents the removal of the historical earnings contribution of Atlantix prior to the sale of the business.

(3)	Adjusted Net Income is a non-GAAP financial measure. We believe that Adjusted Net Income provides additional information regarding our operating performance while considering the interest expense associated with our outstanding debt, as well as the impact of depreciation on our fixed assets and income taxes. We define Adjusted Net Income as net income (loss) adjusted to exclude (i) amortization of intangible assets, (ii) amortization of debt issuance costs, (iii) losses recognized on the disposal of business, (iv) losses on extinguishment of debt, (v) noncash share-based compensation expense, (vi) purchase accounting adjustments, (vii) transaction costs, (viii) other costs, (ix) earnings from disposed business and (x) the income tax impact associated with the foregoing items and adjusted for (1) the impact of permanently nondeductible expenses, (2) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and (3) the impact of discrete tax items. The following table presents a reconciliation of net income (loss) to Adjusted Net Income:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
(in millions)	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
Adjusted Net Income reconciliation
Net income (loss)	$26.8	$32.5	$(5.1)	$(24.3)	$(3.4)	$4.4	$5.6	$19.8
Adjustments:
Amortization of intangible assets	45.3	38.3	18.3	26.4	67.2	73.6	18.4	18.4
Amortization of debt issuance costs	4.7	4.4	2.4	2.7	7.6	6.5	1.7	1.3
Loss on disposal of business	—	—	—	—	6.8	—	—	—
Loss on extinguishment of debt	2.9	2.7	7.5	0.7	9.7	28.5	—	0.7
Share-based compensation expense	2.8	5.5	20.1	1.0	2.2	10.2	0.5	0.8
Purchase accounting adjustments (a)	—	—	—	4.9	3.9	1.0	0.4	0.1
Transaction costs (b)	6.8	14.8	42.6	21.3	20.6	14.8	3.4	0.4
Other costs (c)	9.6	13.0	4.5	1.9	5.6	4.8	1.8	—
Earnings from disposed business (d)	(6.4)	(8.4)	(2.7)	(3.2)	(1.8)	—	—	—
Income tax impact of adjustments (e)	(18.9)	(21.1)	(29.0)	(18.0)	(37.2)	(43.4)	(7.3)	(6.7)

Total adjustments	46.8	49.2	63.7	37.7	84.6	96.0	18.9	15.0

Adjusted Net Income	$73.6	$81.7	$58.6	$13.4	$81.2	$100.4	$24.5	$34.8

(a)	“Purchase accounting adjustments” include charges associated with noncash adjustments to acquired assets and liabilities in connection with purchase accounting, such as recognition of increased cost of revenue in connection with an inventory step up fair value adjustment, recognition of reduced revenue in connection with a deferred revenue step down fair value adjustment and recognition of increased office rent expense associated with a fair value adjustment to the liabilities associated with deferred rent.

(b)

“Transaction costs” (1) of $6.8 million for the fiscal year ended June 30, 2013 includes acquisition-related expenses of $1.9 million related to stay and retention bonuses, $0.2 million related to severance charges, $2.4 million related to transaction-related legal, accounting and tax fees and $2.3 million related to professional fees and expenses associated with debt refinancings; (2) of $14.8 million for the fiscal year ended June 30, 2014 includes acquisition-related expenses of $0.8 million related to stay and retention bonuses, $0.3 million related to severance charges, $0.7 million related to transaction-related legal, accounting and tax fees and $13.0 million related to professional fees and expenses associated with debt refinancings; (3) of $42.6 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses, $0.2 million related to acquisition-related severance charges, $31.2 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $10.9 million related to professional fees and expenses associated with debt refinancings; (4) of $21.3 million for the Successor period from November 20, 2014 to June 30, 2015 includes acquisition-related expenses of $0.6 million related to stay and retention bonuses, $0.6 million related to severance charges, $18.5 million related to transaction-related legal, accounting and tax fees in connection with the Presidio Acquisition and $1.6 million related to professional fees and expenses associated with debt refinancings; (5) of $20.6 million for the fiscal year ended June 30, 2016 includes acquisition-related expenses of $3.0 million related to stay and retention bonuses, $1.1 million related to severance charges, $8.7 million related to transaction-related advisory and diligence fees, $6.0 million related to transaction-related legal, accounting and tax fees and $1.8 million related to professional fees and expenses associated with debt refinancings; (6) of $14.8 million for the fiscal year ended June 30, 2017 includes acquisition-related expenses of $7.4 million related to stay and retention bonuses, $5.2 million related to transaction-related advisory and diligence fees, $0.5 million related to transaction-related legal, accounting and tax fees and $1.7 million related to professional fees and expenses associated with debt refinancings; (7) of $3.4 million for the three months ended September 30, 2016 includes acquisition-related expenses of $1.5 million related to stay and retention bonuses, $1.7 million related to transaction-related advisory and diligence fees and $0.2 million related to transaction-related legal, accounting and tax fees; and (8) of $0.4 million for the three months ended September 30, 2017 includes acquisition-related expenses of $0.3 million related to stay and retention bonuses and $0.1 million related to transaction-related legal, accounting and tax fees.

(c)

“Other costs” (1) of $9.6 million for the fiscal year ended June 30, 2013 includes expenses of $0.8 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, certain unusual legal expenses of $1.6 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $4.7 million related to certain acquisition-related integration and related costs; (2) of $13.0 million for the fiscal year ended June 30, 2014 includes expenses of $3.7 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $1.1 million related to unusual office start-up development costs, an unusual and non-recurring loss of $1.7 million related to an Atlantix customer receivable, certain unusual legal expenses of $2.2 million, $2.1 million related to payments to our former sponsor for advisory and consulting services and $2.2 million related to certain acquisition-related integration and related costs; (3) of $4.5 million for the Predecessor period from July 1, 2014 to February 1, 2015 includes expenses of $2.2 million associated with the integration of previously acquired managed services platforms into one system, certain expenses of $0.4 million related to unusual office start-up development costs, $1.6 million related to payments to our former sponsor for advisory and consulting services and $0.3 million related to other non-recurring items; (4) of $1.9 million for the Successor period from November 20, 2014 to June 30, 2015 includes expenses of $1.0 million associated with the integration of previously acquired managed services platforms into one system, $0.7 million related to certain nonrecurring costs incurred in the development of our new cloud service offerings and certain unusual legal expenses of $0.2 million; (5) of $5.6 million for the fiscal year ended June 30, 2016 includes expenses of $0.5 million associated with the integration of previously acquired managed services platforms into one system, $3.4 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain expenses of $0.5 million related to unusual office start-up development costs and certain unusual legal expenses of $1.2 million; (6) of $4.8 million for the fiscal year ended June 30, 2017 includes $3.6 million related to certain non-recurring costs incurred in the development of our new cloud service offerings, certain unusual legal expenses of $0.9 million and $0.3 million related to other non-recurring items; and (7) of $1.8 million for the three months ended September 30, 2016 related to certain non-recurring costs incurred in the development of our new cloud service offerings.

(d)	“Earnings from disposed business” represents the removal of the historical earnings contribution of Atlantix prior to the sale of the business.

(e)	“Income tax impact of adjustments” includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions, and further adjusted for discrete tax items, such as the remeasurement of deferred tax liabilities, due to state effective tax rate changes, write-off of deferred tax assets resulting from reorganizations or the excess tax benefit related to share-based compensation activity.

(4)	Free Cash Flow is a non-GAAP measure. We define free cash flow as our net cash provided by operating activities adjusted to include: (i) the net change in accounts payable—floor plan, (ii) the aggregate net cash impact of our leasing business and (iii) the purchases of property and equipment. The following table presents a reconciliation of Net cash provided by operating activities to Free Cash Flow:

	Predecessor			Successor
	Fiscal Year Ended		July 1, 2014 to February 1, 2015	November 20, 2014 to June 30, 2015	Fiscal Year Ended		Three Months Ended
(in millions)	June 30, 2013	June 30, 2014			June 30, 2016	June 30, 2017	September 30, 2016	September 30, 2017
Net cash provided by operating activities	$46.2	$53.3	$74.5	$(1.6)	$86.1	$51.0	$20.8	$83.6
Adjustments to reconcile to free cash flow:
Net change in accounts payable—floor plan	24.6	20.5	(29.0)	50.8	20.9	41.6	4.9	(49.2)
Additions of equipment under sales-type and direct financing leases	(60.1)	(70.8)	(76.0)	(33.6)	(95.4)	(100.1)	(34.3)	(19.7)
Proceeds from collection of financing receivables	5.7	6.9	14.0	5.8	6.5	9.8	3.3	1.1
Additions to equipment under operating leases	(5.2)	(2.7)	(1.3)	(0.2)	(2.7)	(2.0)	(0.5)	(0.3)
Proceeds from disposition of equipment under operating leases	3.6	1.5	0.6	0.3	1.0	1.5	0.2	0.6
Proceeds from the discounting of financing receivables	63.6	74.5	65.6	44.6	86.4	108.6	33.9	17.8
Retirements of discounted financing receivables	(4.8)	(6.8)	(3.2)	(4.3)	(4.2)	(5.0)	(4.1)	(0.2)
Purchases of property and equipment	(9.8)	(9.3)	(8.6)	(5.4)	(16.4)	(11.4)	(3.3)	(4.7)

Total adjustments	17.6	13.8	(37.9)	58.0	(3.9)	43.0	0.1	(54.6)

Free cash flow	$63.8	$67.1	$36.6	$56.4	$82.2	$94.0	$20.9	$29.0

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please see Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 7A, Quantitative and Qualitative Disclosures About Market Risk, from our Annual Report on Form 10-K for the year ended June 30, 2017, filed on September 21, 2017, which sections are incorporated by reference herein, and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part I, Item 3, Quantitative and Qualitative Disclosures About Market Risk, from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed on November 6, 2017, which sections are incorporated by reference herein.

BUSINESS

Company Overview

Presidio is a leading provider of IT solutions to the middle market in North America. We enable business transformation through our expertise in IT solutions, with a specific focus on Digital Infrastructure, Cloud and Security solutions. Our solutions are delivered through a broad suite of professional services, including strategy, consulting, design and implementation. We complement our professional services with project management, technology acquisition, managed services, maintenance and support to offer a full lifecycle model. Our services-led, lifecycle model leads to ongoing client engagement. As of June 30, 2017, we serve approximately 7,500 middle-market, large, and government organizations across a diverse range of industries.

We have three solution areas: (i) Digital Infrastructure, (ii) Cloud and (iii) Security. Through our increasing focus on cloud and security, we believe we are well positioned to benefit from the rapid growth in demand for these technologies and expect our business mix to continue shifting toward them. Within our three solutions areas, we offer customers enterprise-class solutions that are critical to driving digital transformation and expanding business capabilities. Examples of our solutions include advanced networking, IoT, data analytics, data center modernization, hybrid and multi-cloud, cyber risk management, and enterprise mobility. These solutions are enabled by our expertise in foundational technologies, built upon our investments in network, data center, security, collaboration, and mobility.

The middle market is a highly attractive segment of the IT services market. We believe we are the leading middle-market provider of IT solutions and are differentiated by our strategic focus on this attractive segment. The increasing potential and complexity of emerging technologies and digital transformation are creating more demand for our solutions and services. Customers in the middle market are usually large enough to have substantial technology needs but typically have fewer IT resources and lack the broad expertise required to develop the necessary solutions as compared to larger companies. As a trusted solutions provider, our clients rely on us for IT investment decisions. We simplify IT for them by building solutions utilizing what we view as the best possible technologies. Since many large-scale IT services providers focus on larger enterprises, and because many resellers are unable to provide end-to-end solutions, we believe the middle market has remained underpenetrated and underserved.

We develop and maintain our long-term client relationships through a localized direct sales force of approximately 500 employees based in over 60 offices across the United States as of September 30, 2017. As a strategic partner and trusted advisor to our clients, we provide the expertise to implement new solutions, as well as optimize and better leverage existing IT resources. We provide strategy, consulting, design, customized deployment, integration and lifecycle management through our team of over 1,600 engineers as of September 30, 2017, enabling us to architect and manage the ideal IT solutions for our clients. Our local delivery model, combining relationship managers and expert engineering teams, allows us to win, retain and expand our client relationships.

Our client base is diversified across individual customers and industry verticals. In our fiscal year ended June 30, 2017, only 20% of our revenue was attributable to our top 25 clients by revenue and no industry vertical accounted for more than 19% of our revenue. Among the verticals that we serve, healthcare, government, financial services, education, and professional services are our largest categories. We believe that our diversified client profile is a key driver of our ability to generate growth across different economic and technology cycles.

Our strategic focus on the middle-market and high-growth solutions areas has enabled us to achieve 10% annualized growth in our revenue from our fiscal year ended June 30, 2012 to our fiscal year ended June 30, 2017. Over the same period, we have significantly outpaced the overall IT market growth rate, according to Gartner. We believe that we are well positioned for continued success as IT becomes more transformative and complex, driving demand for our solutions.

For the three months ended September 30, 2017, we generated total revenue of $765.0 million, a 3.7% increase over total revenue of $737.7 million for the three months ended September 30, 2016; net income of $19.8 million, a 253.6% increase over net income of $5.6 million for the three months ended September 30, 2016; Adjusted EBITDA of $67.4 million, a 15.8% increase over Adjusted EBITDA of $58.2 million for the three months ended September 30, 2016; and Adjusted Net Income of $34.8 million, a 42.0% increase over Adjusted Net Income of $24.5 million for the three months ended September 30, 2016.

For the fiscal year ended June 30, 2017, we generated total revenue of $2,817.6 million, a 3.8% increase over total revenue of $2,714.9 million for the fiscal year ended June 30, 2016; Adjusted Revenue of $2,818.2 million, a 5.0% increase over Adjusted Revenue of $2,683.7 million for the fiscal year ended June 30, 2016; net income of $4.4 million compared to net loss of $3.4 million for the fiscal year ended June 30, 2016; Adjusted EBITDA of $226.1 million, a 7.1% increase over Adjusted EBITDA of $211.1 million for the fiscal year ended June 30, 2016; and Adjusted Net Income of $100.4 million, a 23.6% increase over Adjusted Net Income of $81.2 million for the fiscal year ended June 30, 2016.

Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. See “Non-GAAP Financial Measures” and footnotes 1, 2 and 3 under “—Summary Historical Financial Information” for the definitions of Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income, the reasons for their inclusion and reconciliations to the appropriate GAAP measures.

Market Overview

We operate in the large and growing North American IT market. According to Gartner, the overall North American IT market is expected to grow to $1.39 trillion by 2021, representing a 3.5% CAGR from 2016, and the IT Services sub-market is expected to grow by 5.0% over the same period, to $514 billion. Our primary focus is on the attractive middle market of the overall North American IT market, which, according to Gartner, is projected to grow from $238 billion in 2016 to $310 billion in 2021, representing a 5.5% CAGR. The middle market is one of the fastest growing segments of the overall North American IT market in part because its companies often employ smaller internal IT teams that do not have the broad expertise required to keep pace with increasingly complex IT environments and constant technology changes. Industry dynamics continue to favor services-led solutions providers, as businesses increasingly rely on us to advise them on complex IT projects, enabling them to better focus on their core capabilities and enhance productivity.

North America IT Spend by Category[14]	North America IT Spend by Company Size[15]

[14]	See Gartner note (1) in the section titled “Market, Industry and Other Data.”
[15]	See Gartner note (2) in the section titled “Market, Industry and Other Data.”

While we primarily focus our operations on the U.S. middle market, we have generated sales in and have operations in Canada, the only other country included in Gartner’s North American IT market. Our sales in Canada were less than 1% of our revenue in the fiscal year ended June 30, 2017. Our total sales outside the United States represented approximately 2% of our total revenue for each of the fiscal years ended June 30, 2017, June 30, 2016, and June 30, 2015, and the growth rates of the overall North American IT market and the IT Services sub-market generally indicate a growing market for our business.

We believe that growth in IT spending will continue to be driven by the adoption of new technologies and market-related trends in cloud, security and IoT and the desire to integrate people, process and technology into digital business models. These trends reflect expanding IT complexity that organizations must manage to remain competitive; however, many middle-market companies lack the resources to design, integrate and manage full life cycle solutions across multiple technology silos to capitalize on these new technologies. A recent survey by Gartner16 predicted that the four biggest drivers of increased IT budget spend would be in the areas of analytics, infrastructure and datacenter, security and cloud, all of which are areas addressed by our core solutions.

Because of our strategic focus on high-growth solutions areas, our North American TAM is expected to grow at a 7.4% CAGR from $166 billion in 2016 to $237 billion in 2021, according to Gartner and management estimates.17

Digital Infrastructure TAM[18]	Cloud TAM[19]	Security TAM[20]

*	All figures in billions of dollars.

Specific components of our TAM are as follows:

Digital Infrastructure solutions: Gartner estimates that our addressable enterprise-class infrastructure market was $135 billion in 2016 and is projected to grow at a 3.7% CAGR through 2021. Gartner defines infrastructure solutions as infrastructure services, network services, data center hardware and software, data center outsourcing, enterprise network outsourcing, data center systems support and network systems support, as well as IoT implementation, operations and consulting. Gartner defines enterprise-class as “the ability of a given tool or product to handle complex processes or services.” We believe key emerging trends driving this growth include increased infrastructure requirements for cloud (public, private and multi) usage including integration of SaaS applications into environments, low-latency requirements, SDN, IoT-connected devices and data management strategies supporting data analytics. We enable businesses to capitalize on these emerging trends by

[16]	See Gartner note (3) in the section titled “Market, Industry and Other Data.”
[17]	See Gartner notes (1,4,5) in the section titled “Market, Industry and Other Data.”
[18]	See Gartner note (1) in the section titled “Market, Industry and Other Data.”
[19]	See Gartner note (4) in the section titled “Market, Industry and Other Data.”
[20]	See Gartner note (5) in the section titled “Market, Industry and Other Data.”

designing and deploying new solutions and by refreshing and replacing their inflexible or under-provisioned existing networks and infrastructure.

Cloud solutions: Over the past several years, the SaaS, PaaS and IaaS markets have provided a viable complement to traditional on premise, enterprise-class infrastructure solutions. Clients are deploying multi-cloud solutions that drive increased demand for private clouds, networking, storage and virtualization, as well as public-cloud integration. Gartner estimates that the North American cloud infrastructure opportunity was approximately $12 billion in 2016 and is projected to grow at a CAGR of approximately 31% through 2021. Gartner defines cloud solutions as cloud computing services.

Security solutions: The information security market has been driven by an increase in threats and targeted attacks over the last several years. This is due to the substantial increase in sophistication of attacks (including organized crime and state-sponsored entities) and client adoption of new technologies such as cloud computing and IoT that have created new security exposures for businesses. Security attacks have affected nearly every organization, making security a top priority for senior management teams and boards of directors. Despite years of effort and an estimated tens of billions of dollars spent annually,21 we believe that most organizations are still not sufficiently protected against cyberattacks. Additionally, heightened sensitivity around data security has introduced new regulation and contractual requirements in a number of the industries we serve. According to Gartner and management estimates, the North American security market was $19 billion in 2016, with a projected CAGR of approximately 10% through 2021. 22 Gartner defines security solutions as consulting, hardware support, implementation and IT outsourcing.

We believe that we are well positioned within the fragmented North American IT Services market—where no individual company has over 5% market share, according to Gartner. 23 We have become a trusted advisor to our middle-market clients by providing enterprise-class, vendor-agnostic and end-to-end solutions through our national team of engineers and strong local relationships. We believe that our value proposition will allow us to take market share because local and regional service providers lack our scale, technology expertise and end-to-end solution capabilities and the larger national and global firms do not have the focus, local relationships and organizational structure to provide solutions to the middle market.

Our Solutions

We consider ourselves to be a leading provider of end-to-end and innovative IT solutions across our three solution areas: (i) Digital Infrastructure, (ii) Cloud and (iii) Security. Due to the accelerated growth and adoption of cloud and security solutions, as seen in Gartner’s projected growth in our total addressable markets, we expect Cloud and Security to continue to drive a mix shift in our revenue base over time.

(Percentage of fiscal 2017 revenue)

Digital Infrastructure	Cloud	Security

[21]	See Gartner note (5) in the section titled “Market, Industry and Other Data.”
[22]	See Gartner note (5) in the section titled “Market, Industry and Other Data.”
[23]	See Gartner notes (1,4,5) in the section titled “Market, Industry and Other Data.”

At the core of our solutions is our services expertise, which combines professional services, project management and technology acquisition, as well as managed, maintenance and support services across our clients’ IT lifecycle. Our offerings are focused on five core foundational IT technologies: network, data center, security, collaboration and mobility. We enable our clients to capitalize on technology advances, simplify IT complexity and optimize existing environments, which drives business transformation through new applications, user experiences and revenue models. As a services-led organization, we work with our clients to understand their unique business challenges and opportunities. Once a client’s needs have been identified, a team of Presidio engineers designs a vendor-agnostic IT solution tailored to the client’s objectives and then acquires the technology and implements the solution. As part of our full lifecycle model, we also provide managed, maintenance and support services to our clients.

Across each of our solution areas, we focus on building expertise in the emerging trends and leading-edge technologies that matter most to our clients. Specifically, in Digital Infrastructure, we have deployed next-generation, converged network and data center technologies to support the increasing demands of multi-channel client interaction and an increasingly mobile workforce. In Cloud, we have developed solutions that allow us to deploy hybrid and multi-cloud environments and software-defined infrastructure, in an automated and orchestrated fashion, giving our clients agility and powerful governance over their application environments. In Security, we have developed strong capabilities in risk assessment, gap remediation, proactive risk management and incident response.

Digital Infrastructure Solutions: Our enterprise-class Digital Infrastructure solutions enable clients to deploy IT infrastructure that is cloud-flexible, mobile-ready, secure and insight-driven. We also make clients’ existing IT infrastructure more efficient and flexible for emerging technologies. Within Digital Infrastructure, we are focused on networking, collaboration, enterprise mobility, IoT and data analytics. In networking, we are designing and deploying the intelligent interconnectivity that will enable our customers to take advantage of the advances in IT, including cloud and data analytics. In collaboration, we help our clients create environments that allow for faster decision-making by integrating all their critical business and communications applications into a unified solution. Our solutions are mobile-ready, as we extend our clients’ local and wide area networks by enabling reliable, secure and scalable access to all types of mobile devices. In IoT, we are helping our clients move from traditional manual processes to automated machine-to-machine connectivity, enabling enhanced efficiency, powerful data insights and integration of historically non-IT assets into the IT environment. Given the millions of potential configurations across technologies, our clients rely on our expertise to simplify the highly complex IT landscape.

Digital Infrastructure Representative Client

Our client, a member of the Fortune 500, owns and operates power plants with approximately 30,000 megawatts of generating capacity, and is one of the largest nuclear generators in the United States. They had annual revenue over $10 billion in 2016 with more than 10,000 employees, and serve a customer base of 3 million. Knowing that their current Interactive Voice Response system (“IVR”) and Contact Center platform were aging and would require significant investments of both time and money, this client took the opportunity to transform their company’s “front door” for customers by undertaking the “Customer Experience Digital Transformation” project.

With our expertise integrating IVR and Customer Voice Portal (“CVP”) platforms with state of the art CRM systems, we were able to present caller information to the agents on the front end of calls. This enabled the agents to have all relevant customer information available before the customer interaction began. The benefits returned have been an increase in customer satisfaction as well as a decrease in call duration, which is a major cost component within any Contact Center.

Our client is also heavily regulated during times of crisis, including in how they communicate with their customers about items such as service outages. To meet these regulations, we designed an outbound solution that is capable of sending out 600,000 calls or SMS messages per hour.

Self-service was the other key area we identified to increase customer satisfaction and drive cost reductions. We designed and implemented a self-service IVR to allow a customer to select various options and actions (such as pay-my-bill) via speech in addition to the typical keypad-based selection. Our client expects that this solution will increase the containment rate by 1.5%, and reduce the Average Handle Time by 20 seconds within the self-service IVR. The result is a payback period for their investment of 24 months.

Digital Infrastructure Representative Client

Presidio worked with one of the largest university systems in the United States to create a community-wide wireless network, combining university and city resources with advanced data insights and analytics. Students at the university did not find it appealing to live or visit off-campus because of a lack of seamless access to campus network resources, as well as spotty wireless and internet access. Consequently, the outlying community was unable to leverage student spending outside the campus and sought to create a more welcoming destination for students in order to increase revenues.

Presidio first worked to expand and combine the university’s campus wireless network with the city’s wireless network, bringing together almost 9,000 access points with single sign on, universal SSID, and security profiles. Included in the solution was a data analytics platform that provides wireless location analytics. This platform allows both university and community management to see where and when customers arrive, where they go, and what they do, allowing them to manage the network to alleviate issues when overcrowding might otherwise impact the student experience. The data analytics platform also allows them to understand how students and other users move in and around the campus and the community, enabling network adjustments to better serve the students and other members of the community.

Building a next generation network canopying the whole community allows for secure access with true identity security and governance compliance. It also allows the students to save time by being able to access campus resources on the go, improving the student experience, and thereby enhancing the university’s ability to recruit and retain students, while also improving the entire community experience and enhancing revenue generation opportunities for community businesses. In addition, the data collected on/off campus can be monetized by offering services that will interest students and businesses.

Cloud Solutions: We have found that businesses are increasingly required to deliver new products and services to market in shortened time frames by leveraging technology to transform the rate at which they can innovate. Part of this transformation is the proliferation and adoption of the cloud. As a result, companies are increasingly turning to us for help with their cloud strategy and adoption. A recent survey by Gartner24 indicated that cloud solutions were the second highest area of planned growth in 2018 IT investment with no respondents indicating a reduction in spend. Through our acquisition of Sequoia and our organic investments, we provide cloud enablement and migration services as well as private, hybrid and multi-cloud solutions, including data center modernization, managed cloud, orchestration and automation and operational support to our clients. We combine our highly specialized cloud professional services with our deep experience in cloud-managed services, converged infrastructure, server, storage, support and capacity-on-demand economic models to provide a complete lifecycle of cloud infrastructure solutions for our clients. Our proprietary tools, technical expertise and vendor-agnostic approach help our clients accelerate and simplify cloud adoption across the entire IT lifecycle.

Cloud Representative Client

One of the largest candy manufacturers in the world was looking to exit operating and maintaining its legacy data centers in order to achieve more operational efficiency, better security and better availability.

Presidio worked with the customer to design a multi-cloud solution hosted on-premises including a combination of IaaS and SaaS options. As part of the solution, Presidio designed two geographically disparate data centers on either coast, with full redundancy and availability. The new solution included Software Defined Networking and Software Defined WAN, a hyper-converged private cloud solution, Next Generation Security appliances, load balancers and application optimization. As part of the second phase, Presidio will be integrating the customer’s private cloud solution with a Hyperscale public cloud provider and a fully SaaS-based e-mail solution.

The new technologies provide the client with an environment from which it can quickly deliver services and new applications to users in a safe, secure, and on-demand manner, with security and availability that had not been available in the prior data center configuration. In addition, the customer does not have to spend time and money managing and maintaining physical aspects, such as power and cooling, as would have been required in a legacy data center and, yet, it can leverage the superior benefits of a multi-cloud solution.

Security Solutions: We use a risk-based security consulting methodology to assess, design, implement, manage and maintain information security solutions that protect our customers’ critical business data and protects against loss of client loyalty, corporate reputation and disruptions in ongoing operations. We offer cyber risk management, infrastructure security and managed security solutions to our clients. Through our NGRM, we

[24]	See Gartner note (3) in the section titled “Market, Industry and Other Data.”

provide comprehensive risk assessments, detailed reporting, ongoing reviews, process and program development, and training services. NGRM ensures that identified vulnerabilities are mitigated and business risk has been properly addressed. Because our customers’ infrastructures are constantly changing, our NGRM offering is structured as a recurring service with regular periodic assessments of the current security posture combined with ongoing monitoring and surveillance through our 7x24 Security Operations Centers. Our experience spans all major verticals including retail, education, healthcare, government, banking, pharmaceutical and others. We have expertise with HIPAA, PCI DSS, FISMA, the Sarbanes-Oxley Act and others. We help our clients design and implement information security programs consistent with industry best practices and comply with the regulatory mandates of their specific vertical that are flexible enough to help ensure information security in an ever-changing risk environment. Findings, recommendations and real time security posture status, including our proprietary Risk Management Score, are provided through a 7x24 portal that is accessible by our clients and is updated with the up to date vulnerabilities identified by several industry sources.

We help our clients establish both technical and non-technical security controls and practices to prevent, detect, correct and minimize the risk of loss or damage to information resources, disruption of access to information resources, and unauthorized disclosure of information. In addition to our NGRM program, we offer options for security strategy program development, security awareness training, technology exposure assessments and incident response.

Security Representative Client

A large health diagnostics company that works with over 200,000 healthcare clients, hospitals, and physician’s offices, and handles 250,000 specimens a day engaged Presidio to help create a security architecture framework and controls platform within their infrastructure, application, physical and multi-cloud environments. The customer had recently hired a new Chief Information Security Officer (“CISO”) who was looking to combine the various security groups that existed within the organization. This siloed approach, which is very common in our customer base today, often leads to security gaps which can eventually result in costly breaches. Being in the regulated healthcare industry, HIPAA, PCI and other regulations added to the client’s need for a comprehensive security strategy, architecture and controls.

First, Presidio introduced our NGRM solution to address the significant cyber security threats facing our customers in terms of malware, ransomware and other phishing attacks, and the associated risks where a comprehensive cyber security approach, architecture and controls is not in place. NGRM includes threat and risk assessments, penetration testing, cloud application security assessment, and identity management analysis on an ongoing, regular basis and includes a security dashboard and security risk score, similar to a credit score highlighting positive and negative factors that impact the client’s risk profile. Presidio also performed an architecture analysis in conjunction with NGRM and made recommendations for comprehensive upgrades to the client’s security architecture, including new firewalls, and identity and access controls to manage over 300,000 endpoints. We further designed and deployed an integrated Cloud-based protection solution that allows seamless roaming for mobile client access and advanced security incident and event management and a secure, Cloud-managed Software Defined WAN solution for their thousands of branches that allowed them to use local internet circuits without compromising security.

Due to internal resource constraints, the client became a Presidio Managed Security Services customer to manage its security posture and requirements going forward. Presidio now manages all security devices for the customer, including firewalls, and our Security Incident and Event Management system handles over 500 Million security events per day from the customer environment and consolidates them into a portal and dashboard so the customer and the new CISO can make informed decisions and take timely action to protect their information assets.

We offer our end-to-end solutions through our full lifecycle model. Our lifecycle approach is delivered through professional services, which includes strategy and consulting, solutions design, testing and configuration and custom deployment, as well as project management and technology acquisition, managed services and maintenance and support. Once a solution has been designed and agreed upon, our engineers provide expert implementation and integration of the customized solution into the client’s IT environment. As part of deployment, we stage and test solutions before installing them and then coordinate resources and manage timelines to make sure we deliver according to our client’s exact specifications. Once a solution has been deployed, we provide managed maintenance and support services to ensure our clients IT environments are operating according to plan. As part of our ongoing support, we help our clients identify areas where they can further strengthen their IT solutions.

Presidio’s Lifecycle Model

Our ability to provide a full lifecycle of services creates multiple ongoing touch points with our clients, which we believe drives deep client relationships and high satisfaction because we are able to serve as the single source for their IT solutions needs.

Our Go-to-market Approach

Our approach is to deliver engineering and services-led solutions to best meet our clients’ evolving IT needs. We have built an innovative and flexible organization with a proven history of identifying and capitalizing on disruptive technologies and market transitions. As of September 30, 2017, we have approximately 500 direct sales professionals and a team of over 1,600 engineers across more than 60 offices nationally who we believe provide high-quality, consistent service to our clients. Our model is focused on developing long-standing, deep relationships through local touch-points, combined with strong technical expertise and the ability to provide an end-to-end solution to solve our clients’ complex IT needs. Our relationships with our clients extend beyond the solutions we provide to include full lifecycle services such as managed services, maintenance and support, which drive our ongoing client engagement. Our service-led model resulted in 92% of our revenue for our fiscal year ended June 30, 2017 coming from clients that purchased our services. We believe the differentiated combination of our national scale, local reach, technology expertise, end-to-end solution capabilities and full lifecycle services separates us from other providers in the market.

Our vendor-agnostic approach to the market allows us to develop optimal solutions based on what we view as the best mix of technologies. Our best-of-breed philosophy is a significant differentiator versus reseller and fulfillment models. Rather than responding to simple procurement requests, we advise clients on solutions that drive business transformation. We then design the solutions with what we view as the best technologies available.

To cater to certain clients’ desires to lower capital expenditures, we offer flexible consumption models. For example, we have the ability to deliver our full range of IT solutions in an ITaaS model. This provides clients with the option to consume technology “as a service,” accessing and paying for technology as it is consumed.

Our Clients

As of June 30, 2017, our client base consists of approximately 7,500 large, middle-market and government organizations in North America, and we support a number of U.S. multinational clients who deploy IT solutions globally, delivering solutions in approximately 100 countries. 69% of our revenue for our fiscal year ended June 30, 2017 came from our core middle-market client base, which we define as companies with less than $10 billion in annual revenue. We have developed our business model to fit the specific needs of the middle-market companies that (i) are large enough to have consistent, regular IT spend; (ii) have complex requirements and often require access to scale and expertise across multiple technology areas; (iii) are overlooked by the large service providers; and (iv) are underserved by resellers and regional providers that lack the necessary scale and technical expertise.

Our clients operate across a diverse array of industries, including healthcare, professional services, financial services, education, manufacturing, state and local government, media, federal government, energy and retail. As a result of our broad client base, we benefit from low client concentration, with our top 25 clients representing 20% of our revenue for our fiscal year ended June 30, 2017 (measured by revenue generated by client).

(Percentage of Fiscal 2017 Revenue)

Clients by Type	Client Verticals by Revenue	Client Concentration

Our Competitive Strengths

Leading Provider of IT Solutions to the Middle Market

We focus on serving the attractive middle-market segment of the IT Services market. The middle market is one of the fastest growing segments of the overall IT Services market. We believe this is due to the strong demand for IT expertise in the segment, the massive number of companies in the segment and significant under-penetration in the segment. We believe we have created a compelling brand and reputation as a leading provider of enterprise-class IT solutions. We have a differentiated combination of national scale, local reach, technology expertise, end-to-end solution capabilities and full lifecycle services that we believe separates us from other providers in the market. Our ability to provide end-to-end solutions and solve complex needs has allowed us to become a partner of choice for our middle-market clients.

End-to-end Enterprise-class Solutions

We deliver our end-to-end solutions through a full lifecycle model, which combines consulting, engineering, managed services and technology to give us a significant competitive advantage compared to other IT providers. We believe that businesses increasingly seek a single provider of integrated multi-vendor, multi-technology solutions for their complex and mission-critical IT needs. Our ability to take a client’s high-level vision and distill it into a tangible IT roadmap is a key differentiator for our company; it requires a high degree of investment and technical know-how across technologies that would be difficult and costly to replicate. Our solutions enhance the technology capabilities that our clients believe are most important to their businesses by empowering enhanced productivity and expanded offerings to their clients. With our clients, our lifecycle approach allows for ongoing engagement across new projects and upgrades, as well as ongoing managed services and support. This service-led model resulted in 92% of our revenue for our fiscal year ended June 30, 2017 coming from clients that purchased our services. Our clients as of June 30, 2017 who are active managed services clients, exclusive of Netech, generated an average of $1.4 million of revenue per client in the fiscal year ended June 30, 2017, which is three times greater than the $452,000 of revenue per existing client (exclusive of Netech) in the fiscal year ended June 30, 2017.

Cutting-edge Technology Capabilities with a Proven Record of Capitalizing on Technological Shifts

We believe that our flexible business model has enabled us to stay at the forefront of technology trends and develop a strong track record of growing across technology innovation cycles. We actively make organic and inorganic investments in the future of IT solutions, including multi-cloud, IoT, security and managed services. Recent examples of solutions developed for clients include our connected-vehicle solutions, Presidio Managed Cloud and our proprietary NGRM security offering. To ensure our clients have access to a wide range of technologies and best-of-breed solutions, we have developed strong relationships with over 500 original equipment manufacturers (“OEMs”) as of June 30, 2017. We partner with leading IT providers, such as Cisco, Citrix, Dell, F5, NetApp and VMware, as well as with emerging OEMs who specialize in next-generation technology such as Arista, FireEye, Nutanix, Palo Alto Networks and Pure. We also partner with cloud service providers, such as Amazon Web Services and Microsoft Azure, to help our clients capitalize on public and multi-cloud environments.

National Scale with Local Relationships Driven by an Industry-leading Team of Engineers

While we operate on a national scale, our go-to-market approach is highly localized, helping to ensure a high degree of connectivity and continuity with our clients. Our solutions capability is powered by our services-led organization with specialized expertise across over 60 offices in the United States and 2,800 employees nationally (in each case, as of September 30, 2017) to provide a high degree of connectivity with our clients. We deploy our end-to-end IT solutions through our team of over 1,600 engineers as of September 30, 2017, providing our middle-market client base with expertise that is difficult to replicate in-house. Our productive sales force, combined with our strong consulting capabilities, drive what we believe is our industry-leading engineer-to-sales-person ratio. We believe that the talent, experience and credibility of our engineering team help make us a preferred provider for advanced IT solutions.

The following map shows our office locations, which we believe demonstrates our broad geographic reach.

Presidio’s Geographic Footprint

Broad and Loyal Client Base

As of June 30, 2017, we have approximately 7,500 clients, primarily in the middle market and government segments. In addition, we also serve clients that have grown beyond the middle market, as well as targeted large enterprises. Our clients span a number of large and economically important verticals, including financial services, healthcare, professional services, retail, media and education, as well as local and federal government. Our broad client base provides us a diversified and reoccurring revenue opportunity that helps us grow across economic and technology cycles. Our high-touch, lifecycle approach has resulted in strong client satisfaction, as demonstrated by our NPS of 49 in calendar year 2014, 59 in calendar year 2015 and 64 in calendar year 2016, which compares very favorably to the Tech Vendor NPS Benchmark, 2016 (B2B) average score of 30 according to Temkin Group. This positive client satisfaction helps drive our long-term and expanding client relationships. Since 2014, we have grown the number of clients to whom we have sold solutions across all three of our solutions areas from approximately 900 to approximately 2,100. Our relationship with our top 25 clients averages approximately eight years. Our clients are loyal and continue to rely on us for services and new solutions, as evidenced by the fact that clients comprising over 96% of our fiscal 2014 revenue made repeat purchases during our 2015 to 2017 fiscal years. We have grown the number of clients that produced more than $100,000 of revenue from approximately 1,900 in fiscal 2014 to over 2,400 in fiscal 2017. As of June 30, 2017, over 800 customers have recurring managed and maintenance services contracts with us.

Strong Domain Expertise

Our engineers develop custom solutions for clients within specific technologies and verticals and drive them across our national network. We have expertise in digital infrastructure, cloud and security solutions, and we have a deep understanding of the emerging trends, technologies and best practices. Our extensive experience with a broad set of technologies allows us to create differentiated and best-in-class solutions, which we expect to be increasingly important as IT solutions become more multi-vendor and tailored for clients. Across our national platform, we develop insights into the specific IT challenges facing our clients, which provide us with a significant advantage in developing superior solutions and winning new clients. We are able to leverage this domain expertise within and across verticals and technologies. Our ability to replicate and scale our knowledge and practices greatly enhances our efficiency and the quality of our solutions. Through our proprietary iConnect internal intranet, Presidio engineering and sales teams are able to access prior work product including successful proposals, scopes of work, design and as-built drawings, configurations and technical training. By leveraging this knowledge base, our professionals are able to quickly and efficiently respond to new opportunities with validated technical details based on previous work for that client or another of a similar size or in a similar vertical.

Our Growth Strategies

Expand and Deepen Relationships with Existing Clients

We have a long history of expanding revenue from existing clients by selling additional solutions based on their evolving needs. Our sales force and consulting teams grew our revenue per existing client (exclusive of Netech) from $382,000 in our fiscal year ended June 30, 2014 to $452,000 in our fiscal year ended June 30, 2017 by expanding the breadth of technical solutions we provide and further penetrating our client base. In our fiscal year ended June 30, 2017, exclusive of Netech, our revenue per existing client utilizing all three solution areas was $1.1 million. We believe increasing complexity in the market combined with our end-to-end IT solutions and our high-touch, lifecycle approach, position us for continued growth. This approach has resulted in strong client satisfaction and increasing client engagement that we believe will enable us to continue expanding our revenue per client as our clients leverage our expertise to adopt emerging technologies. As middle-market businesses embrace cloud capabilities and enhance digital security, we believe we are well positioned to capture increased spend from our existing client relationships.

Develop New Client Relationships

We believe the diverse and fragmented nature of the North American IT services market provides us with a significant opportunity to further grow our client base. We have developed domain expertise managing complex technologies and vertical specific-challenges, which makes us a compelling choice for potential clients looking for an IT solutions partner. Our efforts to develop new client relationships are supported by our existing referenceable client base. With our technological capabilities and proven record of success with clients, we are well positioned to acquire more clients as the need grows for consulting, deployment, integration and managed services. We also conduct highly coordinated marketing and sales activities using the strength of the Presidio brand to win new clients and penetrate highly localized markets. In these markets, we are well positioned against smaller regional IT providers who lack the resources to invest in increasingly advanced IT solutions. Our OEM partners are in need of a highly capable partner to provide the necessary services for customers to consume their products and therefore support us in our sales and marketing efforts and refer clients to us.

Develop and Offer New Services and Solutions

We focus on providing our clients with the highest quality, optimal solutions for their complex IT needs. We have developed innovative solutions for our clients across technology cycles and are currently developing and providing solutions based on emerging IT trends. Digital Infrastructure, Cloud and Security are some of the fastest growing areas of IT spend and we are focused on developing and deploying new solutions to serve these markets. For example, we have a proprietary connected-vehicle solution, Presidio Managed Cloud, Cloud Concierge and NGRM security offering that help solve complex IT problems associated with these trends. Through our national team of engineers, we maintain institutional knowledge and services capabilities that are adaptable, scalable, and transferrable. We are constantly improving our offerings and developing new services and solutions for our clients, which we expect to drive incremental growth from existing and new clients.

Further Penetrate the North American Market

We have been expanding our geographic footprint in North America organically and inorganically and see new opportunities in several major regions. We take a deliberate and strategic approach to deciding which markets to pursue and consider a number of factors. Our expertise and solutions are scalable from region to region, so as we continue to expand we expect to take market share and create opportunities in new markets.

Pursue Strategic Acquisitions

We expect to continue to consider strategic acquisitions that can increase our technology expertise and geographic presence. We believe that our M&A strategy enhances and augments all of our growth avenues, including gaining capabilities, cross-selling to our existing clients and entering new markets and verticals. Since 2004, we have acquired and successfully integrated 11 companies, capitalizing on our scale, client relationships and vendor partnerships to drive margin expansion post-acquisition. In 2015, we acquired Sequoia, a consulting, integration, and services company headquartered in California, which provides us with improved cloud consulting and integration capabilities. In 2016, we acquired Netech Corporation, an IT solutions provider headquartered in Michigan, which provides us with 11 offices to penetrate significant opportunities in the Midwestern United States. In our first quarter ended September 30, 2017 we acquired Emergent Networks expanding into Minnesota and adding incremental recurring services capabilities.

We have been successful at integrating our acquisitions and at retaining key management talent. These acquisitions are complementary to new office openings and the organic expansion of our presence in existing geographic markets. We expect to continue to selectively pursue acquisition opportunities within the highly fragmented IT solutions market, with a focus on enhancing our solutions offerings and geographic presence.

Our Competition

We believe we are the only national, vendor-agnostic IT services company that provides advanced end-to-end solutions through local high-touch relationships to the middle market. We believe we are competitively differentiated by our broad range of capabilities that we combine to offer best-in-class solutions to the middle market. We incorporate high-value services including strategy and consulting, design, implementation, optimization, and managed services, as well as technology expertise and strong vendor relationships. Across our solutions, we compete with companies such as Accenture, CDW, Deloitte, IBM, and Optiv. We categorize our competitors as:

•	Large Service Providers: Global service providers have scale and consulting capabilities but are not middle-market focused and generally do not provide all aspects of the IT value chain. We combine the scale, talent, technical expertise, and high-value services of the large service providers with end-to-end solution capabilities and a strategic middle-market focus.

•	Local and Regional Providers: Though local and regional providers often have strong local relationships, many of them have historically been focused on one or two IT areas. As IT complexity has increased, these providers have attempted to transition from a siloed approach toward a multi-technology and multi-vendor approach. However, the relatively small scale of local and regional providers makes investments across multiple, integrated technology stacks financially prohibitive and, as a result, these competitors are increasingly getting left behind as they lack the professional and managed services capabilities in digital infrastructure, cloud, IoT, and cybersecurity. Also, lack of capability and financial scale often excludes these providers from executing on larger, multi-geography projects and relationships and developing advanced services.

•	Boutique Specialists: Many boutique specialists focus in one distinct solution area rather than developing deep capabilities across the full range of IT challenges facing clients today. These firms are also typically sub-scale in terms of geographic coverage limiting their abilities to service larger, multi-location/multi-national customers. Our technical know-how across technologies and vendors, combined with our scale and broad client base, gives us the ability to deliver end-to-end offerings to much larger and more diverse end markets. As technologies continue to grow in complexity and interdependency, these providers will struggle to service client’s needs.

•	Resellers: Rather than focusing principally on product resale, we focus on consulting, solution delivery, and ongoing services that allow us to develop long-lasting client relationships. Our lifecycle engagement model focuses on a holistic approach that includes high-value services and end-to-end solutions.

Our History

Known originally as Integrated Solutions, LLC, Presidio was capitalized by an investor group in 2003 to address the need for an elite professional services firm that was focused on providing advanced technology solutions to middle-market businesses. Our early focus was to expand our regional presence and skill set expertise through both organic growth and acquisitions. By 2010, we had completed six acquisitions that complemented our core competencies, helping expand Presidio’s presence to 33 offices in 18 states.

On February 2, 2015, the Apollo Funds acquired Presidio Holdings Inc., at which time Presidio Holdings Inc. became a direct wholly-owned subsidiary of the Company. We applied the acquisition method of accounting that created a new basis of accounting for the Company as of that date. Our financial results with periods ending prior to February 2, 2015, have been termed those of “Predecessor,” while the financial results with periods ending subsequent to February 2, 2015, have been termed those of “Successor.” See “Basis of Presentation” included elsewhere in this prospectus.

On September 22, 2015, we entered into an agreement with a third party for the sale of our Atlantix subsidiary. Pursuant to that agreement, on October 22, 2015, we completed the sale of the Atlantix business to a third party.

On November 23, 2015, we acquired certain assets and assumed certain liabilities of Sequoia. The acquisition of Sequoia, a firm with cloud consulting and integration domain expertise, allowed us to provide hybrid cloud strategies and service delivery models for our clients.

On February 1, 2016, we completed the the Netech Acquisition. The acquisition of Netech Corporation enabled us to further broaden our portfolio of services and solutions and significantly expand our capabilities within the Midwestern United States.

On March 15, 2017, the Company completed its IPO in which the Company issued and sold 18,766,465 shares of common stock, inclusive of 2,099,799 shares issued and sold on March 21, 2017 pursuant to the underwriters’ option to purchase additional shares, at the public offering price of $14.00 per share. The Company received net proceeds of $247.5 million, after deducting underwriting discounts and commissions from the sale of its shares in the IPO.

During our first quarter ended September 30, 2017, we acquired Emergent Networks adding two additional offices and approximately 120 employees in the twin cities area of Minnesota.

Since our founding in 2004, the hallmarks of our culture have centered around client service and collaboration. Our business model has been defined by delivering engineering- and services-led solutions using a cost-effective, localized model that leverages a powerful OEM vendor ecosystem. This formula has driven our internal organic growth while at the same time setting the criteria for identifying acquisition opportunities. From our 2012 fiscal year to our 2017 fiscal year, we have grown our revenue from $1.76 billion to $2.82 billion, representing a 10% CAGR, which is significantly faster than U.S. IT spending and U.S. real GDP, which have grown at 1.1% and 1.9%, respectively, over the same periods, according to Gartner25 and the Bureau of Economic Analysis, respectively. 26

We are led by Chief Executive Officer Bob Cagnazzi, Chief Financial Officer Paul Fletcher, Chief Operating Officer Dave Hart and Chief Technology Officer Vinu Thomas. They are joined by a management team with an extensive track record of performance and execution, drawing on approximately 280 collective years of experience in the North American IT solutions markets. Our senior leadership team is backed by a deep bench of management and technology talent that we believe provides us with a pipeline of future leaders and innovators.

Under this team’s leadership, we have entered new geographies and adjacent technologies and achieved above-market growth. Presidio has grown into a national business with the scale and capability to serve a diverse set of end markets and technology challenges. We believe that the depth and extensive industry experience of our management team will serve to provide solid leadership for continued growth and profitability.

Our Sponsor

Aegis LP holds most of our common stock. Aegis GP is the general partner of Aegis LP, and Apollo VIII is one of the members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP. Management VIII serves as the non-member manager of Aegis GP and as the investment manager of Apollo VIII. AIF VIII LLC serves as the general partner of Management VIII. Apollo Management is the sole member and manager of AIF VIII LLC, and Apollo Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Apollo Management GP and Management Holdings GP is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP.

Founded in 1990, Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. As of September 30, 2017, Apollo had assets under management of approximately $242 billion in private equity, credit and real estate funds, invested across a core group of nine industries in which Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com. Information contained on Apollo’s website is not intended to form a part of or be incorporated by reference into this prospectus.

Facilities

We lease all of our properties, which function primarily as regional sales and engineering offices. As of September 30, 2017, we leased space in 66 buildings across the United States. We believe that our current facilities are adequate to meet our ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Intellectual Property

The PRESIDIO® trademark and certain variations thereof are registered or are the subject of pending trademark applications in the U.S. We believe our trademarks have significant value and are important factors in our marketing programs. In addition, we own registrations for domain names, including presidio.com and certain other domains, for certain of our primary trademarks.

[25]	See Gartner note (7) in the section titled “Market, Industry and Other Data.”
[26]	Source: Bureau of Economic Analysis—U.S. Department of Commerce, “NIPA Tables.”

We also have pending U.S. patent applications related to our cloud management solution known as Presidio Managed Cloud. No patents have been issued from these applications yet and the likelihood of receiving patent protection based on these applications is not yet clear. Once issued, a patent generally has a term of 20 years from the date the application for the patent is filed. Seeking patent protection is part our strategy for competitively differentiating our hybrid cloud solution, but patent protection is not essential to our company as a whole or to our Presidio Managed Cloud business.

Government Contracts

We provide IT services to various government agencies, including federal, state and local government entities. For the fiscal year ended June 30, 2017, 12% of our revenue came from sales to state and local governments and 4% of our revenue was derived from sales to the federal government. Our government contracts are terminable at any time at the convenience of the contracting agency or group purchasing organization. As such, our relationships with public sector clients are susceptible to government budget, procurement and other policies.

Governmental, Legal and Regulatory Matters

In the normal course of business, we are subject to certain claims and assessments that arise in the ordinary course of business. We record a liability when we believe that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. Significant judgment is required to determine the outcome and the estimated amount of a loss related to such matters. Management believes that there are no claims or assessments outstanding which would materially affect our consolidated results of operations or our financial position.

We provide information technology services to various government agencies, including federal, state and local government entities, as well as international and intergovernmental agencies. Sales to such public sector clients are highly regulated. Any noncompliance with contract provisions, government procurement regulations or other applicable laws or regulations—including, but not limited to, the False Claims Act and the Foreign Corrupt Practices Act—could result in civil, criminal and administrative liability, such as substantial monetary fines or damages, the termination of government contracts or other public sector client contracts and suspension, debarment or ineligibility from doing business with the government and with other clients in the public sector. Because of our significant sales to public sector clients, we are subject to audit by federal, state and local authorities, and from time to time we receive subpoenas and other requests for information from various government authorities.

On July 14, 2015, we received a subpoena from the Office of Inspector General for the General Services Administration (“GSA”) seeking various records relating to GSA contracting activity by us during the period beginning in April 2005 through the present. The subpoena is part of an ongoing law enforcement investigation being conducted by the GSA and requests a broad range of documents relating to business conducted in the GSA Multiple Award Schedule program. We are fully cooperating with the Inspector General in connection with the subpoena.

As these matters are ongoing, we are unable to determine their likely outcome and are unable to reasonably estimate a range of loss, if any, at this time. Accordingly, no provision for these matters has been recorded. This item should be read in conjunction with the “Risk Factors” included elsewhere in this prospectus for additional information.

Employees

Our employees are core to our business and we leverage their long-standing, deep client relationships and strong technical expertise to deliver complex end-to-end solutions to best meet our clients’ needs. As of September 30, 2017, we had 2,800 full-time employees in 66 locations across the United States. Included in this total is a localized direct sales force of approximately 500 employees as well as a team of over 1,600 engineers located across the United States as of September 30, 2017. We believe that our employee base, which has an average age of 43 as of September 30, 2017, is well-educated and has a substantial amount of professional experience that serves our clients and mentors the newest generation in our workforce. Our core values of teamwork, execution excellence, integrity and forward thinking are the foundation of our collaborative team-oriented culture. Presidio is not unionized and none of our employees are currently covered under collective bargaining agreements. We believe our relations with our employees are good and we have never experienced a material work stoppage.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our executive officers and directors:

Name	Age	Title
Robert Cagnazzi (1), (2), (5)	58	Chief Executive Officer and Chairman of the Board

Paul Fletcher	58	Executive Vice President, Chief Financial Officer and Assistant Secretary

David Hart	50	Executive Vice President and Chief Operating Officer

Elliot Brecher	52	Senior Vice President, General Counsel and Secretary

Vinu Thomas	41	Chief Technology Officer

Christopher L. Edson (1), (2), (4), (5)	34	Director

Salim Hirji	28	Director

Dr. Steven Lerner (4)	63	Director

Matthew H. Nord (1), (2), (5)	38	Director

Pankaj Patel (3)	64	Director

Todd H. Siegel (4)	47	Director

Heather Berger	40	Director

Michael A. Reiss	34	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Innovation and Technology Committee.

(4)	Member of the Audit Committee.

(5)	Member of the Executive Committee.

Executive Officers

Robert Cagnazzi has served as the Chief Executive Officer of the Company since February 29, 2012. Previously, he founded Bluewater Communications LLC in 2006 and served as its Chief Executive Officer until the company was acquired by Presidio in 2012. Prior to that, he served as Chief Executive Officer of North America at Dimension Data Holdings PLC from 2001 to 2006.

Paul Fletcher has served as our Executive Vice President and Chief Financial Officer since August 2007. Mr. Fletcher served as the Senior Vice President and Chief Financial Officer of Trex Company Inc. from July 2003 to September 2007 and as its Principal Accounting Officer until September 2007. He also served at Trex Company as Vice President of Finance from October 2001 to December 2002. Prior to that, he has held various executive positions at AMX, LLC, Excel Telecommunications Inc. and Lomas Financial Corporation. Mr. Fletcher served as a director of Vul Corporation from September 2011 to July 2013.

David Hart has served as our Chief Operating Officer since June 2013 and, until 2015, also served as our Chief Technology Officer. He joined the Company in 2005 when the Company acquired Networked

Information Systems (“NIS”), where he led sales engineering, professional and managed services delivery and project management services from NIS’s founding in 1999. Prior to NIS, Mr. Hart was Vice President of Engineering at Aztec Technology Partners and at its predecessor, Bay State Computer Group.

Elliot Brecher has served as our Senior Vice President and General Counsel since July 2015. Prior to joining us, from 2013 he was General Counsel of Amber Road, Inc., a New York Stock Exchange listed provider of cloud-based global trade management solutions delivered using a SaaS model. He served as Senior Vice President and General Counsel of Insight Communications Company, Inc., a Midwest-based cable operator, from 2000 until its sale to Time Warner Cable, Inc. in 2012. From 1994 until joining Insight, he was associated with the law firm Cooperman Levitt Winikoff Lester & Newman, P.C., where he became a partner in 1996. Prior to that, he was associated with the law firm Rosenman & Colin LLP.

Vinu Thomas has served as our Chief Technology Officer since February 2016 and is responsible for guiding Presidio’s technology strategy, solution and service offerings, vendor and product management and industry thought leadership. He has built Presidio’s technology teams around networking, mobility, data center and collaboration, while also working on strategic initiatives and investments that include cloud, cyber security, data analytics and virtual desktop infrastructure (VDU). He was previously Vice President of Solutions for our Tristate Area and has a total of 20 years of experience in systems integration, practice building and engineering.

Directors

The Company’s Board of Directors has nine members.

Robert Cagnazzi has served as the Chief Executive Officer of the Company since February 29, 2012 and Chairman of the Board since November 8, 2017. Previously, he founded Bluewater Communications LLC in 2006 and served as its Chief Executive Officer until the company was acquired by Presidio in 2012. Prior to that, he served as Chief Executive Officer of North America at Dimension Data Holdings PLC from 2001 to 2006.

Christopher L. Edson joined the board of directors of the predecessor to Presidio upon its formation on November 20, 2014, and continued as a member of the Board following the acquisition of Presidio by the Apollo Funds on February 2, 2015. He is currently a principal at Apollo, which he joined in 2008. From 2005 to 2008, Mr. Edson was a member of the Financial Institutions Investment Banking Group of Goldman Sachs in both New York and Chicago. Mr. Edson serves on several boards of directors, including MidCap Financial, Diamond Resorts International, ClubCorp and Regional Care Hospital Partners. During the past five years, Mr. Edson has also served as a director of Athene, Novitex and SourceHOV. Mr. Edson graduated with a B.S. in Finance from Indiana University. Between his work at Apollo and his prior experience in investment banking, Mr. Edson has approximately 12 years of experience analyzing, financing and investing in public and private companies. Mr. Edson’s extensive experience in business and finance qualifies him to serve on our Board.

Salim Hirji joined the Board on February 10, 2017. He is currently a principal at Apollo, having joined Apollo in 2013. Prior to that time, Mr. Hirji was a member of the Financial Institutions Investment Banking Group of Goldman, Sachs & Co. Mr. Hirji graduated summa cum laude with a B.A. in Economics and Political Science from Columbia University. In addition to serving on the Board, Mr. Hirji serves on the board of Mood Media Corporation. Between his work at Apollo and his prior experience in investment banking, Mr. Hirji has approximately six years of experience analyzing, financing and investing in public and private companies. Mr. Hirji’s extensive experience in business and finance qualifies him to serve on our Board.

Dr. Steven Lerner served as a director of Yadkin Bank and Yadkin Financial Corporation from July 2014 until its sale to F.N.B. Corporation in March 2017. He joined Yadkin following the merger of VantageSouth Bancshares, Inc. and Piedmont Community Bank Holdings, Inc. with Yadkin Financial Corporation. Prior to this merger, Dr. Lerner served as a director of VantageSouth Bancshares, Inc. since November 2011, and as Vice Chairman of Piedmont Community Bank Holdings, Inc. since he co-founded the company in 2009. He has served as the Chairman of FGI Research, a provider of online market research services, since he founded the company in 1981. From 2000 to 2012, Dr. Lerner served as Chairman of Capstrat, Inc., a strategic marketing communication firm, and he was Chairman of Yankelovich, Inc., a consumer research firm, from 2000-2008. Dr. Lerner has spent the last 30 years helping small and medium sized businesses maximize their potential. He has been involved in the formation of a number of companies including Blue Hill Group, and Sterling Cellular prior to its sale in 1993. Dr. Lerner serves on the board of advisors of Bandwidth.com, a provider of next generation communications services. Dr. Lerner served as a member of the University of North Carolina at Chapel Hill board of trustees and as Chairman of its Finance Committee until July 2015. Dr. Lerner’s extensive business experience, as well as his extensive experience in the information technology sector, qualifies him to serve on our Board. Dr. Lerner served on our board of directors prior to our acquisition by the Apollo Funds in February 2015, and joined our Board on February 10, 2017. Mr. Lerner’s extensive experience in business qualifies him to serve on our Board.

Matthew H. Nord joined the board of directors of the predecessor to Presidio upon its formation on November 20, 2014, and continued as a member of the Board following the acquisition of Presidio by the Apollo Funds on February 2, 2015. He is currently a Senior Partner at Apollo, having joined in 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the boards of directors of ADT, Exela Technologies and RegionalCare Hospital Partners. Mr. Nord also serves on the Board of Trustees of Montefiore Health System and on the Board of Overseers of the University of Pennsylvania’s School of Design. Mr. Nord previously served on the boards of directors of Affinion Group, Constellium NV, EVERTEC, Hughes Telematics, MidCap Financial, Mobile Satellite Ventures, Noranda Aluminum, Novitex and SourceHOV. Mr. Nord graduated summa cum laude with a BS in Economics from the University of Pennsylvania’s Wharton School of Business. Between his work at Apollo and his prior experience in investment banking, Mr. Nord has extensive experience analyzing, financing and investing in public and private companies, which qualifies him to serve on our Board.

Pankaj Patel joined the Board on May 19, 2016. He served as Executive Vice President and Chief Development Officer at Cisco Systems, Inc., a worldwide leader in IT, from June 2012 to July 2016, creating solutions built on intelligent networks that were designed to solve customers’ challenges. Mr. Patel served as executive advisor to the CEO from July 31, 2016 until his retirement on October 28, 2016. Mr. Patel reported to the CEO as the Engineering head of the company’s product and solution portfolio and drove the business and technology strategy across Cisco’s Routing, Switching, Wireless, Security, Mobility, Video, Collaboration, Data Center and Cloud offerings, where his responsibilities included defining priorities and investment allocation of research and development funds. Prior to Cisco, Mr. Patel launched and ran a successful startup business. Mr. Patel’s extensive business experience, as well as his extensive experience in the North American IT market, qualify him to serve on our Board.

Todd H. Siegel joined the Board on February 2, 2015. He was appointed Chief Executive Officer of Affinion and a director of Affinion as of September 20, 2012. Mr. Siegel was formerly Chief Financial Officer of Affinion from November 2008 to September 2012 and served as an Executive Vice President from October 17, 2005. Mr. Siegel also served as General Counsel of Affinion from October 17, 2005 to February 16, 2009. Before that, he served as General Counsel of Trilegiant starting in July 2003 and Cendant Marketing Group starting in January 2004. Mr. Siegel joined Affinion in November 1999 as a member of the Legal Department of the Membership Division of Cendant. From 1997 to 1999, Mr. Siegel was a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. From 1992 until 1994, he was employed as a certified public accountant with Ernst & Young. Mr. Siegel’s extensive experience in business and finance qualifies him to serve on our Board.

Heather Berger joined the Board on November 8, 2017. Ms. Berger is currently a partner of Apollo where she oversees marketing, client relations and business development for the firm’s Private Equity business. Ms. Berger has 18 years of marketing experience in the alternative asset industry. Prior to joining Apollo in 2008, Ms. Berger was a member of the Private Fund Group at Credit Suisse Securities (USA), where she was responsible for raising institutional capital for private equity funds. Previously, Ms. Berger was with

Capital Z Financial Service Partners, and its affiliate, where she focused on fundraising and investor relationship management. Ms. Berger graduated cum laude from Duke University in 1999 with a BA in Comparative Area Studies and French. She serves on the Alumni Board of Directors of The Spence School in New York. Ms. Berger’s extensive marketing experience qualifies her to serve on our Board.

Michael A. Reiss joined the Board on November 8, 2017. Mr. Reiss is currently a principal of Apollo, where he has been employed since 2008. Prior to that time, Mr. Reiss was employed by Deutsche Bank Securities as a Global Finance Analyst in the Financial Sponsors Group. Mr. Reiss previously served on the board of directors of Captain Bidco SAS, the parent of Ascometal SAS. Mr. Reiss has significant experience making and managing private equity investments on behalf of Apollo and has over nine years of experience financing, analyzing and investing in public and private companies, which qualifies him to serve on our Board. He previously served as a director of Affinion Group Holdings, Inc. (“Affinion”) and Affinion Group, Inc.

Composition of Board of Directors

Our Board of Directors has nine directors. We are a “controlled company” under the NASDAQ rules, which eliminates the requirements that we have a majority of independent directors on our Board and that we have Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors. We are required, however, to have an Audit Committee composed entirely of independent directors. In accordance with NASDAQ’s phase-in rules, a majority of independent directors currently serve on our Audit Committee. We will be required to have a fully independent Audit Committee by March 9, 2018, one year from the effective date of our IPO.

Our Board has determined that each of Pankaj Patel, Steven Lerner and Todd H. Siegel is “independent” under the rules of the NASDAQ. Our Board has also determined that each of Steven Lerner and Todd H. Siegel satisfies the independence standards for the Audit Committee established by the SEC and the rules of the NASDAQ.

If at any time we cease to be a “controlled company” under NASDAQ rules, the Board will take all action necessary to comply with the NASDAQ rules, including appointing a majority of independent directors to the Board and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our Board is currently divided among the three classes as follows:

•	Mr. Siegel, Ms. Berger and Mr. Reiss are the current Class I directors whose terms expire at the 2020 annual meeting of stockholders.

•	Messrs. Edson, Hirji and Lerner are the Class II directors whose terms will expire at the annual meeting of stockholders to be held in 2018; and

•	Messrs. Cagnazzi, Nord and Patel are the Class III directors whose terms expire at the annual meeting of stockholders to be held in 2019.

Pursuant to our certificate of incorporation, only our Board is able to fill any vacancies on our Board until the next succeeding annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. Directors may be removed only for cause and then by the affirmative vote of a majority of the voting power entitled to vote for the election of directors.

Board Committees

Our Board currently has an Audit Committee, an Innovation and Technology Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Each committee operates under a separate charter adopted by our Board. Charters are available on our website at investors.presidio.com under “Corporate Governance.” Members serve on these committees until their resignations or until otherwise determined by our Board.

Audit Committee

Our Audit Committee consists of Todd H. Siegel, Christopher L. Edson and Steven Lerner. Our Board has determined that each of Steven Lerner and Todd H. Siegel satisfies the requirements for independence and financial literacy under the rules and regulations of the NASDAQ and the SEC. Our Board has also determined that Todd H. Siegel qualifies as an Audit Committee financial expert as defined under SEC rules and regulations and satisfies the financial sophistication requirements of the NASDAQ.

The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	the annual appointment of auditors, including the independence, qualifications and performance of our auditors and the scope of audit and non-audit assignments and related fees;

•	the accounting principles we use in financial reporting;

•	our financial reporting process and internal auditing and control procedures;

•	our risk management policies;

•	the integrity of our financial statements; and

•	our compliance with legal, ethical and regulatory matters.

Compensation Committee

Our Compensation Committee consists of Robert Cagnazzi, Matthew H. Nord and Christopher L. Edson. The principal duties and responsibilities of our Compensation Committee are the following:

•	approval and recommendation to our Board of Directors of all compensation plans for our CEO, all of our employees and those of our subsidiaries who report directly to the CEO and other executive officers, as well as all compensation for our Board of Directors;

•	approval and authorization of grants under our or our subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	the preparation of any report on executive compensation required by SEC rules and regulations, if any.

Innovation and Technology Committee

Our Innovation and Technology Committee consists of Pankaj Patel. The principal duties and responsibilities of our Innovation and Technology Committee are to review and make recommendations to the Board on major strategies and other subjects relating to:

•	the Company’s approach to technical and commercial innovation;

•	the long-term strategic goals of the Company’s internal and commercial technology investments;

•	the Company’s technology position in a competitive environment;

•	the innovation and technology acquisition process to assure accelerated business growth and response to emerging technology threats and opportunities through contracts, grants, collaborative efforts, strategic alliances, mergers and acquisitions;

•	the management and leverage of intellectual property;

•	the formal projects and actions being taken to drive and enable technology innovation; and

•	measurement and tracking systems important to successful innovation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Robert Cagnazzi, Christopher L. Edson and Matthew H. Nord. The principal duties and responsibilities of our Nominating and Corporate Governance Committee are the following:

•	implementation and review of criteria for membership on our Board of Directors and its committees;

•	recommendation of proposed nominees for election to our Board of Directors and membership on its committees; and

•	recommendations to our Board of Directors regarding governance and related matters.

Executive Committee

Our Executive Committee consists of Matthew H. Nord, Christopher L. Edson and Robert Cagnazzi. The Executive Committee generally may exercise all of the powers of the Board when the Board is not in session, other than (1) approving any action that, pursuant to applicable law, would require the submission to stockholders of such action for stockholder approval, (2) the declaration of dividends, (3) the creation or filling of vacancies on the Board, (4) the adoption, amendment or repeal of our bylaws, (5) the amendment or repeal of any resolution of the Board that by its terms limits amendment or repeal exclusively to the Board, (6) any action where our certificate of incorporation, our bylaws, the listing standards of the NASDAQ or applicable law require participation by the full Board or another committee of the Board, (7) the issuance of debt or equity securities in excess of $75 million and (8) the filing by the Company of a voluntary petition seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2017, our Compensation Committee consisted of Matthew Nord, Christopher L. Edson and Robert Cagnazzi. Mr. Cagnazzi serves as our Chief Executive Officer. Other than Mr. Cagnazzi, none of the other members of our Compensation Committee serves or has served as one of our officers or employees. During the fiscal year ended June 30, 2017, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

Code of Ethics

We have a Code of Business Conduct and Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website at investors.presidio.com under “Corporate Governance”—“Code of Business Conduct and Ethics” and can be obtained, free of charge, at our Corporate Headquarters in our Human Resources Department. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments, if any, to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions with respect to our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions, on our website or in our public filings with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Please see the section entitled “Compensation Discussion and Analysis” in our proxy statement on Schedule 14A for the 2017 Annual Meeting of Stockholders, filed with the SEC on October 3, 2017, which is incorporated by reference herein.

EXECUTIVE COMPENSATION

Please see the section entitled “Compensation Committee Report” in our proxy statement on Schedule 14A for the 2017 Annual Meeting of Stockholders, filed with the SEC on October 3, 2017, which is incorporated by reference herein.

DIRECTOR COMPENSATION

Please see the section entitled “Election of Directors—Director Compensation” in our proxy statement on Schedule 14A for the 2017 Annual Meeting of Stockholders, filed with the SEC on October 3, 2017, which is incorporated by reference herein.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information, as of November 9, 2017, regarding the beneficial ownership of the common stock of Presidio, Inc. with respect to:

•	each person that is a beneficial owner of more than 5% of our outstanding common stock;

•	each director and each executive officer named in the summary compensation table; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In addition, except as otherwise indicated in these footnotes, the address of each of the directors and executive officers of the Company is c/o One Penn Plaza, Suite 2832, New York, New York 10119. The below beneficial ownership information include shares of common stock issuable upon the exercise of options within 60 days of November 9, 2017.

	Beneficially Owned Before Offering		Beneficially Owned After Offering
Name of Beneficial Owner	Number of Shares	Percent of Shares	Number of Shares	Percent of Shares
Beneficial owners of more than 5% of our outstanding common stock:
AP VIII Aegis Holdings, L.P. (1)	67,000,000	73.1%	59,000,000	64.3%

Directors and named executive officers:
Heather Berger	—	—	—	—
Elliot Brecher (2)	8,449	*	8,449	*
Robert Cagnazzi (3)	1,311,412	1.4%	1,311,412	1.4%
Christopher L. Edson	—	—	—	—
Paul Fletcher (4)	308,592	*	308,592	*
David Hart (5)	290,799	*	290,799	*
Salim Hirji	—	—	—	—
Steven Lerner (6)	10,000	*	10,000	*
Matthew H. Nord	—	—	—	—
Pankaj Patel (7)	15,000	*	15,000	*
Michael A. Reiss	—	—	—	—
Todd H. Siegel (8)	10,000	*	10,000	*
Vinu Thomas (9)	15,965	*	15,965	*
All directors and executive officers as a group (13 persons)	1,970,217	2.1%	1,970,217	2.1%

*	Less than 1% of common stock outstanding.
(1)	Aegis LP holds shares of our common stock as indicated in the above table. Aegis GP is the general partner of Aegis LP, and Apollo VIII, which is one of the members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP. Management VIII serves as the non-member manager of Aegis GP and as the investment manager of Apollo VIII. AIF VIII LLC serves as the general partner of Management VIII. Apollo Management is the sole member and manager of AIF VIII LLC, and Apollo Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Apollo Management GP and Management Holdings GP is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP. The address of each of the entities and individuals named in this paragraph is 9 West 57th Street, New York, New York 10019. This information assumes that the underwriters do not exercise their option to purchase additional shares of common stock from the selling stockholder.
(2)	Consists of 500 shares of common stock held by Mr. Brecher and options to purchase an aggregate of 7,949 shares of common stock (representing the portion of 109,746 options that have vested or will vest within 60 days of November 9, 2017).
(3)	Consists of 535,484 shares of common stock held by The Project Brizo Limited Partnership and options to purchase an aggregate of 775,928 shares of common stock (representing the portion of 1,423,528 options that have vested or will vest within 60 days of November 9, 2017). Robert Cagnazzi is the President of KBLAG LTD., which is the general partner of The Project Brizo Limited Partnership.
(4)	Represents the portion of 567,792 options that have vested or will vest within 60 days of November 9, 2017.
(5)	Consists of 225,999 shares of common stock held by Mr. Hart and options to purchase an aggregate of 64,800 shares of common stock (representing the portion of 454,000 options that have vested or will vest within 60 days of November 9, 2017).
(6)	Does not include options to purchase shares of common stock that will not vest within 60 days of November 9, 2017.
(7)	Consists of 10,000 shares of common stock held by Mr. Patel and options to purchase an aggregate of 5,000 shares of common stock (representing the portion of 15,000 options that have vested or will vest within 60 days of November 9, 2017).
(8)	Represents the portion of 15,000 options that have vested or will vest within 60 days of November 9, 2017.
(9)	Represents the portion of 214,644 options that have vested or will vest within 60 days of November 9, 2017.

Selling Stockholder

The following table sets forth certain information, as of November 9, 2017, regarding the beneficial ownership of the common stock of Presidio, Inc. with respect to the selling stockholder, assuming the underwriters do not exercise their option to purchase additional shares of common stock from the selling stockholder.

	Beneficially Owned Before Offering		Beneficially Owned After Offering
Name of Beneficial Owner	Number of Shares	Percent of Shares	Number of Shares	Percent of Shares
AP VIII Aegis Holdings, L.P. (1)	67,000,000	73.1%	59,000,000	64.3%

(1)	Aegis LP holds shares of our common stock as indicated in the above table. Aegis GP is the general partner of Aegis LP, and Apollo VIII, which is one of the members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP. Management VIII serves as the non-member manager of Aegis GP and as the investment manager of Apollo VIII. AIF VIII LLC serves as the general partner of Management VIII. Apollo Management is the sole member and manager of AIF VIII LLC, and Apollo Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Apollo Management GP and Management Holdings GP is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP. The address of each of the entities and individuals named in this paragraph is 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Apollo Stockholders Agreement

In connection with our IPO, on March 10, 2017 we entered into a stockholders agreement with Aegis LP (the “Apollo Stockholders Agreement”), the Apollo entity that holds most of our common stock, which provides that, except as otherwise required by applicable law, if Aegis LP or the Apollo Funds hold (a) at least 50% of our outstanding common stock, they will have the right to designate up to five nominees to our Board, (b) at least 30% but less than 50% of our outstanding common stock, they will have the right to designate up to four nominees to our Board, (c) at least 20% but less than 30% of our outstanding common stock, they will have the right to designate up to three nominees to our Board and (d) at least 10% but less than 20% of our outstanding common stock, they will have the right to designate two nominees to our Board. The Apollo Stockholders Agreement also provides that if the size of our Board is increased or decreased at any time, the nomination rights of Aegis LP and the Apollo Funds will be proportionately increased or decreased, respectively, and rounded up to the nearest whole number.

Under the Apollo Stockholders Agreement, the approval of a majority of the members of our Board, which must include the approval of a majority of the directors nominated by Aegis LP or the Apollo Funds, is required under certain circumstances. These include, as to us and, to the extent applicable, each of our subsidiaries:

•	amending, modifying or repealing any provision of our amended and restated certificate of incorporation (the “Amended Certificate”) or our amended and restated bylaws (the “Amended Bylaws”) in a manner that disproportionately adversely affects the Aegis LP and Apollo Funds;

•	issuing additional equity interests of the Company, other than (a) any award under any stockholder-approved equity compensation plan, (b) any award under an equity compensation plan approved by a majority of the directors nominated or designated by Aegis LP or the Apollo Funds or (c) any intra-company issuance among us and our wholly owned subsidiaries;

•	merging or consolidating with or into any other entity, or transferring (by lease, assignment, sale or otherwise) all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, or entering into or agreeing to undertake any transaction that would constitute a “Change of Control” as defined in our or our subsidiaries’ principal credit facilities or note indentures (other than transactions between us and a subsidiary);

•	other than in the ordinary course of business with vendors, customers and suppliers, entering into any (a) acquisition by us or any of our subsidiaries of the equity interests or assets of any person, or the acquisition by us or any of our subsidiaries of any business, properties, assets, or persons or (b) disposition of our assets or the assets of any of our subsidiaries or the shares or other equity interests of any of our subsidiaries, in each case where the amount of consideration for any such acquisition or disposition exceeds $100 million in any single transaction, or an aggregate amount of $200 million in any series of transactions during a calendar year;

•	incurring financial indebtedness, in a single transaction or a series of related transactions, aggregating to more than $75 million, subject to certain exceptions;

•	terminating our Chief Executive Officer or designating a new Chief Executive Officer; or

•	changing the size of our Board.

These approval rights will terminate at such time as the Apollo Funds no longer beneficially own at least 30% of our outstanding common stock.

Amended Management Stockholders Agreement

The Company, Aegis LP, the Apollo entity that holds most of our common stock, and certain of our employees who invested in the Company in connection with our acquisition by the Apollo Funds in February 2015 are parties to a securityholders agreement. Pursuant to the securityholders agreement, Aegis LP and certain of its affiliates have certain demand registration rights for shares of our common stock held by them. In addition, Aegis LP, certain of its affiliates and the Management Holders have piggyback and other registration rights with respect to shares of our common stock held by them. Furthermore, we agree to indemnify (A) each party to the securityholders agreement and their respective officers, directors, employees, representatives and each person who controls such party, (B) Aegis LP and its officers, managers, employees, representatives and affiliates and (C) any portfolio company of the Apollo Group against losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to our Company by such party set forth in (A), (B) or (C) above for use therein.

Management Fees

Neither Apollo Global Management, LLC nor any Apollo Fund charges our Company any management fee. No management fees were paid by us to Apollo Global Management, LLC or any Apollo Fund since the Presidio Acquisition.

Office Lease Agreement

The Company is party to a lease agreement with an entity owned by Christopher Cagnazzi, our President of the Presidio Tri State region, and Robert Cagnazzi, our Chief Executive Officer and Director, for office space located at 110 Parkway Drive South, Hauppauge, New York, which will expire on December 31, 2019. The current monthly rent under the lease is $26,414 and is subject to a 3% annual escalation.

Participation of Apollo Global Securities, LLC in this Offering

Apollo Global Securities, LLC is an affiliate of the Apollo Funds and an underwriter in the Offering and will receive a portion of the discounts and commissions paid to the underwriters in the Offering. See “Underwriting (Conflicts of Interest).”

Other Related Party Transactions

An alternative investment vehicle formed by the limited partners of the Apollo Funds owned substantially all of the economic interests in our 10.25% Senior Subordinated Notes due 2023 pursuant to certain derivative arrangements entered into with Deutsche Bank AG. As such, the portion of the proceeds of our IPO used by the Company to repurchase such Senior Subordinated Notes on March 15, 2017 were paid, directly or indirectly, to such alternative investment vehicle (net of any amounts owed by such alternative investment vehicle to Deutsche Bank AG pursuant to such derivative arrangements).

On February 15, 2017, we entered into a Notes Purchase Agreement with Deutsche Bank AG, who was the holder of 100% of such Senior Subordinated Notes, pursuant to which we agreed to use the net proceeds of the IPO to repurchase all of the outstanding Senior Subordinated Notes held by Deutsche Bank AG.

In April 2016, we paid affiliates of Apollo $0.5 million in financing and placement fees in connection with the February 2016 Credit Agreement.

We recorded revenue to parties affiliated with Apollo or our directors of $7.3 million for the fiscal year ended June 30, 2017, and $2.0 million for the fiscal year ended June 30, 2016. As of June 30, 2017, the outstanding receivables associated with parties affiliated with Apollo or our directors were $1.7 million, as of June 30, 2016, the outstanding receivables were $0.2 million, and, as of June 30, 2015, the outstanding receivables were less than $0.1 million. We recorded revenue to parties affiliated with Apollo or our directors of $0.6 million for the three months ended September 30, 2017. As of September 30, 2017, the outstanding receivables associated with parties affiliated with Apollo or our directors were $0.7 million.

At issuance, we held the $25.0 million term loan borrowing issued by Presidio Holdings under the Incremental Assumption Agreement and Amendment No. 2 to the Company’s February 2015 Credit Agreement, which was incurred in connection with the Netech Acquisition. As of June 30, 2017, we had sold such holdings of the debt to an unaffiliated third party for a loss of $0.1 million as a result of the sale.

Funding of the Netech Acquisition also included a $150.0 million February 2016 Credit Agreement, which included $5.5 million of the term loans held by members of management. In May 2016, the term loans held by members of management were repaid in connection with the refinancing of the February 2016 Credit Agreement.

During the fiscal year ended June 30, 2014, we repaid $3.0 million on the note payable to a former shareholder that was issued in connection with the repurchase of the former shareholder’s common stock. As of June 30, 2014, the note was paid in full.

During the Predecessor periods, we incurred management fees to our former owners. Management fees were $1.5 million for the period ended February 1, 2015 and $2.0 million for the fiscal year ended June 30, 2014. Additionally, we incurred $12.7 million of consulting fees in the period ended February 1, 2015 to our former owners associated with the Presidio Acquisition.

On May 19, 2015, in connection with the May 2015 Amendment, we paid certain fees totaling approximately $82,000 to Apollo Global Securities, LLC, an affiliate of Apollo, for certain engagement and co-manager services provided in connection with such amendment.

On May 27, 2016, in connection with the May 2016 Amendment, we paid certain fees totaling approximately $152,000 to Apollo Global Securities, LLC, an affiliate of Apollo, for certain manager services provided in connection with such amendment.

On January 19, 2017, in connection with the January 2017 Amendment, we paid certain fees totaling approximately $0.1 million to Apollo Global Securities, LLC, an affiliate of Apollo, for certain engagement and co-manager services provided in connection with such refinancing. Additionally, in connection with its role as an underwriter in the Company’s IPO, the Company paid $0.2 million in fees to Apollo Global Securities, LLC.

One of our directors, Matthew Nord, is a senior partner of Apollo Global Management, LLC, which he joined in 2003. One of our directors, Christopher Edson, is a principal of Apollo Global Management, LLC, which he joined in 2008. One of our directors, Salim Hirji, is a principal of Apollo Global Management, LLC, which he joined in 2013. One of our directors, Heather Berger, is a partner of Apollo Global Management, LLC, which she joined in 2008. One of our directors, Michael Reiss, is a principal of Apollo Global Management, LLC, which he joined in 2008. Information with respect to director compensation is set forth in this prospectus, under “Director Compensation.”

Review, Approval or Ratification of Transactions with Related Parties

The Board has adopted a written related parties transactions policy. The Audit Committee reviews transactions that may be “related party transactions,” which are transactions between Presidio and related parties in which the aggregate amount is expected to exceed $120,000 and in which a related party has or will have a direct or indirect material interest. For purposes of the policy, a related party is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Presidio’s common stock, in each case since the beginning of the last fiscal year, their immediate family members or any firm, corporation or other entity controlled by any such person. Pursuant to the policy, certain categories of transactions, such as the payment of director or executive compensation or ordinary course transactions involving the provision of certain financial services, such as escrow agency, bank depository or other similar services, are deemed pre-approved.

Indemnification Agreements

In connection with the IPO, on March 9, 2017 we entered into indemnification agreements with each of our directors as of that date and certain of our officers. On November 9, 2017, we also entered into indemnification agreements with each of our directors who joined the board following the 2017 annual meeting of stockholders. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Delaware law.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of the material terms of certain financing arrangements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents.

February 2015 Credit Agreement

General

On February 2, 2015, certain of our wholly owned domestic subsidiaries entered into a senior secured credit facility (the “February 2015 Credit Agreement”), which initially provided for senior secured financing of $650 million. The borrowers under the February 2015 Credit Agreement are Presidio LLC (f/k/a Presidio, Inc.) (“Presidio LLC”) and Presidio Networked Solutions LLC (f/k/a Presidio Networked Solutions, Inc.) (“PNS” and, together with Presidio LLC, the “February 2015 Credit Agreement Borrowers”). The February 2015 Credit Agreement originally consisted of:

•	the term loan facility, in an aggregate principal amount of $600 million, maturing on February 2, 2022; and

•	the revolving credit facility, in an aggregate principal amount of up to $50 million, maturing on February 2, 2020, which includes both a letter of credit sub-facility and a swingline loan sub-facility.

On May 19, 2015, the February 2015 Credit Agreement Borrowers entered into an amendment to the February 2015 Credit Agreement to, among other things, reduce the interest rate on the term loan facility. Concurrently with the amendment, the February 2015 Credit Agreement Borrowers made a $25 million voluntary prepayment of outstanding term loans under the February 2015 Credit Agreement.

On February 1, 2016, in connection with the Netech Acquisition, the February 2015 Credit Agreement Borrowers entered into a second amendment to the February 2015 Credit Agreement to, among other things, provide for an incremental term loan facility made by the Company, as lender, to the Borrowers in an aggregate principal amount of $25 million (“February 2016 Incremental Term Loan”). The February 2016 Incremental Term Loan was funded at par and otherwise had the same terms as the previously outstanding term loans under the February 2015 Credit Agreement. The initial lender under the February 2016 Incremental Term Loan was Presidio, Inc. (f/k/a Aegis Holdings, Inc.). Prior to the date hereof, Presidio, Inc. sold the $25 million February 2016 Incremental Term Loan to unaffiliated purchasers.

On May 27, 2016, the February 2015 Credit Agreement Borrowers entered into a third amendment to the February 2015 Credit Agreement to, among other things, provide for an incremental term loan facility made to the Borrowers in an aggregate principal amount of $140 million (the “May 2016 Incremental Term Loan”). The May 2016 Incremental Term Loan was funded at 99.5% of the aggregate principal amount thereof and otherwise had the same terms as the previously outstanding term loans under the February 2015 Credit Agreement. The proceeds of the May 2016 Incremental Term Loan were used, together with cash on hand, to refinance in full a separate term loan credit agreement which the Company had entered into in connection with the Netech Acquisition.

On December 30, 2016, the February 2015 Credit Agreement Borrowers made a $25.0 million voluntary prepayment of outstanding term loans under the February 2015 Credit Agreement.

We have continued to make voluntary prepayments of our outstanding term loans under the February 2015 Credit Agreement, including:

•	on March 31, 2017, we made a $50.0 million voluntary prepayment,

•	during the three months ended June 30, 2017, we made aggregate voluntary prepayments totaling $25.2 million, and,

•	during the three months ended September 30, 2017, we made aggregate voluntary prepayments of $25.0 million.

On January 19, 2017, the February 2015 Credit Agreement Borrowers entered into a fourth amendment to the February 2015 Credit Agreement to, among other things, reduce the interest rate on all term loans outstanding under the February 2015 Credit Agreement (the “January 2017 Amendment”).

On August 8, 2017, the February 2015 Credit Agreement Borrowers entered into a fifth amendment to the February 2015 Credit Agreement to, among other things, revise certain reporting requirements under the February 2015 Credit Agreement.

As of September 30, 2017, the outstanding principal amount of the term loan facility under the February 2015 Credit Agreement was $601.6 million and there were no outstanding borrowings under the revolving facility and there were $1.5 million in letters of credit outstanding.

The February 2015 Credit Agreement Borrowers may request one or more incremental term loan facilities and/or increase commitments under the revolving facility in an aggregate amount of up to the sum of (x) $125 million plus (y) such additional amount so long as, (i) in the case of loans under additional credit facilities secured by liens (other than to the extent such liens are expressly subordinated in writing to the liens on the collateral securing the February 2015 Credit Agreement), the consolidated net first lien secured leverage ratio would be no greater than 3.25 to 1.00 and (ii) in the case of loans under additional credit facilities that would not be included in the computation of the consolidated net first lien secured leverage ratio, the consolidated net secured leverage ratio would be no greater than 4.25 to 1.00, subject to certain conditions and receipt of commitments by existing or additional lenders.

All borrowings under the revolving credit facility of the February 2015 Credit Agreement are subject to the satisfaction of customary conditions, including the absence of a default or event of default and the accuracy of representations and warranties.

Interest Rates and Fees

Borrowings under the February 2015 Credit Agreement bear interest at a rate equal to, at the applicable February 2015 Credit Agreement Borrowers’ option, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans, plus a margin of 3.25%, or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate determined by Credit Suisse AG and (iii) the one-month adjusted LIBOR plus 1.00%, in each case, plus a margin of 2.25%.

In addition to paying interest on outstanding principal under the February 2015 Credit Agreement, the February 2015 Credit Agreement Borrowers are required to pay a commitment fee ranging from 0.50% to 0.375%, depending on the net first lien leverage ratio, to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. They are also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, such letter of credit issuer’s customary documentary and processing fees and charges and customary fronting fees.

Amortization and Prepayments

The February 2015 Credit Agreement required amortization of 1.00% per annum, payable quarterly on the principal amount of term loans outstanding immediately after the effectiveness of the January 2017 Amendment, with the balance paid at maturity. As a result of voluntary prepayments that we have made, all required amortization has been paid in full and the remaining principal balance is payable at maturity.

In addition, the February 2015 Credit Agreement requires the February 2015 Credit Agreement Borrowers to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	75% (which percentage is reduced to 50% if the consolidated net first lien secured leverage ratio is less than or equal to 3.00 to 1.00, reduced to 25% if the consolidated net first lien secured leverage ratio is less than or equal to 2.50 to 1.00 and reduced to 0% if the consolidated net first lien secured leverage ratio is less than or equal to 2.00 to 1.00) of the Borrowers’ annual excess cash flow, as defined under the February 2015 Credit Agreement;

•	100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions, including, without limitation, a minimum threshold, and provided that we may (a) reinvest within 12 months, or (b) commit to reinvest those proceeds within 12 months and so reinvest such proceeds within six months following the end of such 12-month period in assets to be used in our business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the February 2015 Credit Agreement.

The February 2015 Credit Agreement Borrowers may voluntarily repay outstanding loans under the February 2015 Credit Agreement at any time, without prepayment premium or penalty except in connection with a repricing event as described below, subject to customary “breakage” costs with respect to LIBOR rate loans.

Collateral and Guarantors

All obligations under the February 2015 Credit Agreement are unconditionally guaranteed by the February 2015 Credit Agreement Borrowers, Presidio Holdings Inc., Presidio IS LLC and each of existing and future wholly owned domestic subsidiaries of Presidio Holdings Inc., subject to certain exceptions. The obligations are secured by substantially all assets of the February 2015 Credit Agreement Borrowers and those of each guarantor, including capital stock of the February 2015 Credit Agreement Borrowers and the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions. Such security interests consist of a first-priority lien with respect to the collateral, subject to certain exceptions including that such security interests, pursuant to an intercreditor agreement, be subordinate to the security interests on the collateral securing the obligations under our accounts payable—floor plan facility.

Restrictive Covenants and Other Matters

The revolving credit facility requires that we, subject to a testing threshold, comply on a quarterly basis with a maximum first lien net senior secured leverage ratio. The testing threshold is satisfied at any time when the sum of outstanding exposure under the revolver exceeds 30% of the outstanding commitments under the revolving credit facility at such time.

The February 2015 Credit Agreement contains certain customary affirmative covenants and events of default. The negative covenants in the February 2015 Credit Agreement include, among other things, limitations (subject in each case to exceptions) on our ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	sell assets;

•	enter into certain transactions with affiliates;

•	enter into sale-leaseback transactions;

•	change our lines of business;

•	restrict dividends from our subsidiaries or restrict liens;

•	change our fiscal year; and

•	modify the terms of certain debt or organizational agreements.

Securitization Facility

The Company maintains an accounts receivable securitization facility (the “Receivables Securitization Facility”) originally issued in April 2008 whereby PNS sells its trade receivables on a continuous basis to a wholly-owned non-operating subsidiary of the Company, Presidio Capital Funding LLC (“PCF”). PCF then grants, without recourse, a senior undivided interest in the pooled receivables to the administrative agent of the facility, PNC Bank, National Association, in exchange for cash, while maintaining a subordinated undivided interest in any over-collateralization of the pooled receivables. Presidio LLC services the receivables for PCF at market rates. Upon and after the sale or contribution of the accounts receivables to PCF, such accounts receivables are assets of PCF and, as such, are not available to creditors of the Company or its other subsidiaries.

As of the date hereof, the committed amount of the Receivables Securitization Facility is $250 million and the maturity date is February 2, 2018. The Receivables Securitization Facility provides for borrowing capacity subject to a borrowing limit that is based on eligible receivables, as defined in the securitization agreements. Interest is calculated daily but payable monthly based on a Eurodollar borrowing rate plus a utilized program fee of 1.40%. The Company also incurs a commitment fee of 0.50% or 0.40%, depending on utilization. At September 30, 2017, the interest rate was 2.63% and the commitment fee was 0.50%.

As of September 30, 2017, there were no outstanding borrowings under the Receivables Securitization Facility.

Each purchase is subject to the satisfaction of customary conditions, including the absence of a termination event and the accuracy of representations and warranties.

The obligations under the Receivables Securitization Facility are secured by PCF’s right, title and interest in the pool of receivables and certain related assets.

The Receivables Securitization Facility requires that Presidio LLC comply with a minimum fixed charge coverage ratio of 1.0 to 1.0 if its excess liquidity, as defined in the Receivables Securitization Facility, falls below $35 million for at least five consecutive days.

The Receivables Securitization Facility contains certain customary affirmative covenants and termination events for facilities of this nature.

Senior Notes

General

On February 2, 2015, Presidio Holdings issued a series of senior notes (the “Senior Notes”) in an initial aggregate principal amount of $250 million. The Senior Notes will mature on February 15, 2023.

In June 2016, Presidio Holdings repurchased from an unaffiliated third party an aggregate of approximately $27.6 million of the Senior Notes.

On February 17, 2017, the Presidio Holdings provided notice to the trustee of the Senior Notes that on March 20, 2017 (the “Redemption Date”), Presidio Holdings intended to redeem up to $97.5 million in aggregate principal amount of its Senior Notes, subject to the satisfaction or waiver of certain conditions. Pursuant to the IPO, such conditions were satisfied and so on March 20, 2017, $97.5 million in aggregate principal amount of the Senior Notes were redeemed at a redemption price equal to 110.25% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

As of September 30, 2017, the aggregate principal amount of outstanding Senior Notes was $125.0 million.

Interest Rates and Fees

Interest on the Senior Notes accrues at a rate of 10.25% per annum, which is payable semiannually in cash to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing August 15, 2015.

Optional Redemption

Prior to February 15, 2018, Presidio Holdings may redeem some or all of the Senior Notes at a redemption price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, plus an applicable make-whole premium. On or after February 15, 2018, Presidio Holdings may redeem some or all of the Senior Notes at certain specified redemption prices, plus accrued and unpaid interest.

Guarantors and Ranking

The Senior Notes are fully and unconditionally guaranteed, jointly and severally, by Presidio Holdings’ present and future direct or indirect wholly owned material domestic subsidiaries that guarantee or are directly liable in respect of the February 2015 Credit Agreement or certain other future credit facilities or future capital markets indebtedness.

The Senior Notes are unsubordinated, unsecured obligations of Presidio Holdings and the guarantors, respectively.

Restrictive Covenants and Other Matters

The indenture governing the Senior Notes contains certain customary affirmative covenants and events of default. The applicable negative covenants include, among other things, limitations (subject in each case to exceptions) on our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments;

•	make investments;

•	consummate certain asset sales;

•	engage in transactions with affiliates;

•	grant or assume liens; and

•	consolidate, merge or transfer all or substantially all of the assets of Presidio Holdings.

Most of the restrictive covenants will cease to apply for so long as the Senior Notes are rated investment grade by both Standard & Poor’s and Moody’s.

Upon the occurrence of a change of control, Presidio Holdings is required to offer to repurchase all of the outstanding Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Amended Certificate and Amended Bylaws, except as otherwise indicated by reference to our current certificate of incorporation and current bylaws and of specific provisions of Delaware law.

General

Our capital stock consists of a total of 250,000,100 authorized shares, of which 250,000,000 shares, par value $0.01 per share, are designated as common stock and 100 shares, par value $0.01 per share, are designated as preferred stock. As of November 9, 2017, we had, and immediately following the completion of this Offering, we will continue to have, 91,694,876 shares of common stock outstanding. There will be no shares of preferred stock outstanding immediately following this Offering.

Common Stock

Voting rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend rights. Holders of common stock are entitled to ratably receive dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or the current or immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation rights. Upon liquidation, dissolution or winding-up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other matters. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable and the shares of our common stock offered in this Offering are fully paid and non-assessable.

Preferred Stock

Pursuant to our Amended Certificate, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative participation, optional or other special rights (if any) and any qualifications, limitations or restrictions thereof as our Board of Directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock. See “—Certain Corporate Antitakeover Provisions.” We have no current plans to issue any shares of preferred stock following the consummation of this Offering.

Composition of the Board of Directors; Election and Removal of Directors

In accordance with our Amended Certificate and our Amended Bylaws, the number of directors comprising our Board of Directors will be determined from time to time by our Board of Directors, and only a majority of the Board of Directors may fix the number of directors. However, the number of directors shall never be less than one nor more than fifteen. Our Amended Certificate provides that stockholders will be able to remove directors only for cause and then only by the affirmative vote of a majority of the voting power entitled to vote for the election of directors. We avail ourselves of the “controlled company” exceptions under the governance rules of the NASDAQ, which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board of Directors and that we have Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors. However, we remain subject to the requirement that we have an Audit Committee composed entirely of independent members.

The Apollo Stockholders Agreement that we entered into in connection with our IPO provides that, except as otherwise required by applicable law, if the Apollo Funds hold (a) at least 50% of our outstanding common stock, they will have the right to designate up to five nominees to our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, they will have the right to designate up to four nominees to our Board of Directors, (c) at least 20% but less than 30% of our outstanding common stock, they will have the right to designate up to three nominees to our Board of Directors and (d) at least 10% but less than 20% of our outstanding common stock, they will have the right to designate two nominees to our Board of Directors. The Apollo Stockholders Agreement also provides that if the size of our Board of Directors is increased or decreased at any time, the nomination rights of the Apollo Funds will be proportionately increased or decreased respectively, and rounded up to the nearest whole number.

Our Board of Directors currently has nine directors. Our Amended Certificate and our Amended Bylaws provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected at each annual meeting of stockholders, with such elections decided by plurality vote. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Each director holds office until his successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal. Any vacancies on our Board of Directors, including by reason of an increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, except as provided in the Apollo Stockholders Agreement, as described above. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until their successors are duly elected and shall qualify, unless sooner displaced. Our Amended Certificate provides that stockholders do not have the right to cumulative voting in the election of directors. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors that the company would have if there were no vacancies will constitute a quorum for all purposes.

Our Amended Bylaws provide that, subject to applicable law and the rights of the holders of any series of preferred stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of holders of shares entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Special Meetings of Stockholders

Our Amended Bylaws provide that special meetings of stockholders may be called by the Board of Directors, the Chairman, the Chief Executive Officer or by stockholders, individually or collectively, holding more than 50.1% of the Company’s outstanding shares; provided that, once the Apollo Funds hold less than 50.1% of the Company’s outstanding shares, special meetings of stockholders may be called only by the Board of Directors, the chairman of the Board of Directors or the Chief Executive Officer. Only proposals included in the

Company’s notice or otherwise brought before the meeting by or at the direction of the Board may be considered at such special meetings.

Antitakeover Effects of Section 203 of the DGCL

We have elected not to opt out of Section 203 of the DGCL. However, our Amended Certificate, includes a provision that exempts us from the provisions of Section 203 of the DGCL with respect to combinations between any members of the Apollo Group (including any portfolio company thereof), on the one hand, and us, on the other.

In general, Section 203 of the DGCL prevents an “interested stockholder” (as defined in the DGCL) from engaging in a “business combination” (as defined in the DGCL) with us for three years following the date that person becomes an interested stockholder, unless one or more of the following occurs:

•	before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The DGCL generally defines “interested stockholder” as any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The provisions of the DGCL, our Amended Certificate and our Amended Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Certain Corporate Antitakeover Provisions

Certain provisions in our Amended Certificate and Amended Bylaws summarized below may be deemed to have an antitakeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Amended Certificate contains provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences and relative participation, optional and other special rights, if any and any qualifications, limitations or restrictions of the shares of such series. See “—Preferred Stock.”

Classified Board; Number of Directors

Our Amended Certificate and Amended Bylaws provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible and the number of directors on our Board of Directors may be fixed only by the majority of our Board of Directors, as described above in “—Composition of the Board of Directors; Election and Removal of Directors.”

Removal of Director; Vacancies

Our Amended Certificate provides that stockholders will be able to remove directors only for cause and then only by the affirmative vote of a majority of the voting power entitled to vote for the election of directors. Vacancies on our Board of Directors may be filled by a majority of our Board of Directors then in office, although less than a quorum.

No Cumulative Voting

Our Amended Certificate provides that stockholders do not have the right to cumulative voting in the election of directors.

Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our Amended Certificate permits stockholder action without a meeting by consent. However, if the Apollo Funds hold less than 50.1% of the Company’s outstanding voting shares, our Amended Certificate will not permit stockholder action by written consent unless such written consent is unanimous.

Our Amended Bylaws provides that special meetings of stockholders may be called by the Board of Directors, the Chairman, the Chief Executive Officer or by stockholders, individually or collectively, holding more than 50.1% of the Company’s outstanding shares; provided that, once the Apollo Funds hold less than 50.1% of the Company’s outstanding shares, special meetings of stockholders may be called only by the Board of Directors, the chairman of the Board of Directors or the Chief Executive Officer. Only proposals included in the Company’s notice or otherwise brought before the meeting by or at the direction of the Board may be considered at such special meetings.

Advance Notice Requirements for Stockholders’ Proposals and Director Nominations

Our Amended Bylaws provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally has to be delivered to and received at our principal executive offices not less than ninety days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of such meeting is advanced more than thirty days prior to, or delayed by more than sixty days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely has to be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our Amended Bylaws also specifies certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Exclusive Jurisdiction

Our Amended Certificate and Amended Bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine.

Corporate Opportunity

Our Amended Certificate provides that no officer or director of the Company who is also an officer, director, employee, managing director or other affiliate of any member of the Apollo Group will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to any member of the Apollo Group, as applicable, instead of us or does not communicate information regarding a corporate opportunity to us.

This provision may not be modified without Apollo’s written consent until such time as a member of the Apollo Group no longer owns any of the outstanding shares of common stock of the Company.

Our Certificate of Incorporation

Our Amended Certificate provides that at any time the Apollo Group controls at least 50.1% of the voting power of our outstanding common stock, our Amended Certificate can be amended with the affirmative vote of a majority of the outstanding stock entitled to vote thereon. At any other time, our Amended Certificate provides that our Amended Certificate can be amended by the affirmative vote of at least two thirds of the outstanding stock entitled to vote thereon. Apollo’s prior written consent is required for any amendment, modification or repeal of the provisions discussed above regarding the ability of Apollo-related directors to direct or communicate corporate opportunities to Apollo. Additionally, pursuant to the Apollo Stockholders Agreement, for so long as the Apollo Funds hold at least 30% of our outstanding common stock, our Amended Certificate cannot be amended in a manner that disproportionately adversely affects the Apollo Funds without the approval of at least a majority of the directors nominated by the Apollo Funds to our Board of Directors pursuant to the Apollo Stockholders Agreement. For more information, see “Certain Relationships and Related Party Transactions—Apollo Stockholders Agreement.”

Our Bylaws

Our Amended Bylaws provide that, except as provided in the Apollo Stockholders Agreement that we entered into in connection with the consummation of our IPO, they can be amended by the vote of a majority of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote or by the vote of a majority of the Board of Directors. Additionally, pursuant to the Apollo Stockholders Agreement, for so long as the Apollo Funds hold at least 30% of our outstanding common stock, our Amended Bylaws cannot be amended in a manner that disproportionately adversely affects the Apollo Funds without the approval of at least a majority of the directors nominated by the Apollo Funds to our Board of Directors pursuant to the Apollo Stockholders Agreement. For more information, see “Certain Relationships and Related Party Transactions—Apollo Stockholders Agreement.”

Limitation of Liability and Indemnification

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended Certificate provides that directors of the Company shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (d) for any transaction from which the director derives an improper personal benefit. Our Amended Bylaws will also contain provisions to indemnify any employee to the fullest extent permitted by the DGCL.

Accordingly, if any of the personnel described in the foregoing paragraph is immune or exculpated from, or indemnified against, liability in connection with actions he has taken but which actions impede our performance, our and our stockholders’ ability to recover damages from that person will be limited.

Further, the Company shall, to the fullest extent permitted by the DGCL in effect from time to time, indemnify any person who is or was a director or officer of the Company from and against any expenses, judgments, fines and amounts paid in settlement actually and/or reasonably incurred in connection with the matters referred to in or covered by Section 145 of the DGCL without requiring a preliminary determination of the ultimate entitlement to indemnification and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding.

Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our Amended Certificate inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to the status of any director or any activities prior to such amendment, repeal or adoption.

We have entered into separate indemnification agreements with each of our directors and executive officers, which are, in some cases, broader than the specific indemnification provisions contained in Delaware law. These indemnification agreements require us to, among other things, indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

Our shares of common stock are listed on the NASDAQ under the symbol “PSDO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

No predictions can be made about the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our common stock in the public market may have an adverse impact on the market price for the common stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors.”

Sale of Restricted Shares

Upon completion of this Offering, we will have an aggregate of 91,694,876 shares of our common stock outstanding. Of these shares, all of the 18,766,465 shares of our common stock sold in our initial public offering and the 8,000,000 shares of our common stock to be sold in this Offering, as well as any shares of our common stock that have been sold or had their legends removed pursuant to Rule 144 under the Securities Act since our initial public offering, will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining shares of our common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Equity Incentive Plans

We have registered on a registration statement on Form S-8 under the Securities Act 17,428,686 of our shares of common stock that are issuable pursuant to our Amended and Restated 2015 Long-Term Incentive Plan, our 2017 Long-Term Incentive Plan, and our Employee Stock Purchase Plan. Shares covered by this registration statement are eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

Lock-up Agreements

In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) our executive officers and our directors have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock owned by them at the completion of this Offering or thereafter acquired by them for a period of 90 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., (ii) the Apollo Funds have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock owned by the Apollo Funds at the completion of this Offering or thereafter acquired by the Apollo Funds for a period of 90 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and (iii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of, or file publicly with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock for a period of 90 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. subject to certain limited exceptions set forth in “Underwriting (Conflicts of Interest).”

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose common stock is required to be aggregated), who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our directors, officers, employees, consultants or advisors who purchased shares of stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our initial public offering, or who purchased shares of stock from us after that date upon the exercise of options granted before that date, are eligible to resell such shares of stock in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its six-month minimum holding period, but subject to the other Rule 144 restrictions described above.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this Offering. This discussion is based on current provisions of the Internal Revenue Code, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT

PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not, and we do not anticipate becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except in the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a United States person for U.S. federal income tax purposes;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

Information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any dividends paid on our common stock and a U.S. federal withholding tax of 30% generally will be imposed on gross proceeds from the disposition of our common stock (beginning January 1, 2019) paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial U.S. owners” (as defined under FATCA) or, alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of FATCA withholding tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective non-U.S. holders should consult with their own tax advisors regarding the possible implications of FATCA on their acquisition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

The selling stockholder is offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
Evercore Group L.L.C.
Deutsche Bank Securities Inc.
Guggenheim Securities, LLC
Apollo Global Securities, LLC
LionTree Advisors LLC

Total	8,000,000

The underwriters are committed to purchase all the shares of common stock offered by the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this Offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. After the offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,200,000 additional shares of common stock from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $            .

The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this Offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this Offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and certain other exceptions.

The Apollo Funds, our directors and our executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this Offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NASDAQ under the symbol “PSDO.”

In connection with this Offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this Offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this Offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this Offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this Offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ prior to the pricing and completion of this Offering. Passive market making consists of displaying bids on the NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of this Offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to and is directed only at and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this Offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA) and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Conflicts of Interest

The Apollo Funds beneficially own in excess of 10% of the issued and outstanding shares of our common stock. As Aegis LP is the selling shareholder and one of the Apollo Funds, the Apollo Funds will receive in excess of 5% of the net proceeds of this Offering. Because the Apollo Funds are affiliated with Apollo Global Securities, LLC, an underwriter on this Offering, Apollo Global Securities, LLC is deemed to have a “conflict of interest under FINRA Rule 5121. Accordingly, this Offering will be conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this Offering as the members primarily responsible for managing the public offering do not have conflict of interest, are not affiliates of any member that has conflict of interest and meet the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. Apollo Global Securities, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder. See “Principal and Selling Stockholders” and “Use of Proceeds” for additional information.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of Citigroup Global Markets Inc., RBC Capital Markets, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC are lenders and/or agents under and/or served as joint lead arrangers and joint bookrunners under the February 2015 Credit Facilities, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC were initial purchasers of the Senior Notes and affiliates of Wells Fargo Securities, LLC are party to our accounts payable—floor plan facility with Castle Pines Capital LLC. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans and may do so in the future.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon for us the validity of the shares of our common stock offered hereby. The underwriters have been represented by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Presidio, Inc. as of June 30, 2017 and 2016 and for the years ended June 30, 2017 and June 30, 2016 (Successor) and for the period from November 20, 2014 to June 30, 2015 (Successor) and July 1, 2014 to February 1, 2015 (Predecessor), incorporated by reference in this prospectus and registration statement, have been audited by RSM US LLP, an independent public accounting firm, as stated in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain statistical and market data contained herein have been derived from and included herein in reliance upon, the market research report prepared by Gartner, Inc., an independent provider of research and analysis on the global IT industry, commissioned by the Company and issued on November 7, 2017 and upon the authority of said firm as experts with respect to the matters covered by its report.

None of the experts named above own any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or any of our associates or affiliates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Available Information.” The documents we are incorporating by reference are (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on September 21, 2017.

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the SEC on November 6, 2017.

•	our Current Reports on Form 8-K filed with the SEC on September 21, 2017 and October 3, 2017.

•	our proxy statement on Schedule 14A for the 2017 Annual Meeting of Stockholders, filed with the SEC on October 3, 2017.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the common stock that includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov/edgar.shtml. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

Presidio, Inc.

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

Attention: Investor Relations

We also maintain a website at http://www.Presidio.com. We will, as soon as reasonably practicable after the electronic filing of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports (if applicable), make available such reports free of charge on our website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part and you should not rely on any such information in making your decision whether to purchase our securities.

SOLUTION AREAS

DIGITAL INFRASTRUCTURE

INTERNET OF THINGS
MOBILITY
DATA CENTER
COLLABORATION
NETWORKING

CLOUD

SECURITY

8,000,000 shares

Common stock

Preliminary Prospectus

J.P. Morgan	Citigroup	RBC Capital Markets

Barclays	Credit Suisse	Goldman Sachs & Co. LLC	Wells Fargo Securities	Evercore ISI	Deutsche Bank Securities

Guggenheim Securities	Apollo Global Securities	LionTree

Prospectus dated                     , 2017.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Presidio in connection with the issuance and distribution of the securities being registered. All amounts are estimates, except the SEC registration and Financial Industry Regulatory Authority, Inc. fees. All expenses below are payable by the Registrant and not by the selling stockholder.

SEC registration fee	$18,120.23
Transfer agent and registrar fees	2,500.00
Printing and engraving expenses	150,000.00
Legal and accounting fees and expenses	600,000.00
Financial Industry Regulatory Authority, Inc. filing fee	22,331.60
Miscellaneous	107,048.17

Total	$900,000.00

Item 14. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our Amended Certificate provides for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Our Amended Certificate also provides that, in any action initiated by a person seeking indemnification, we shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended Certificate includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Our Amended Certificate permits us to maintain insurance, at our expense, to protect us or any directors or officers of the company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement contains certain provisions pursuant to which certain officers, directors and control persons of the Registrant may be entitled to be indemnified by the underwriters named therein.

Item 15. Recent Sales of Unregistered Securities.

Set forth below in chronological order is certain information regarding securities issued by the Registrant during the three years preceding the filing of this registration statement in transactions that were not registered under the Securities Act, including the consideration, if any, received by the Registrant for such issuances. None of these transactions involved any underwriters or any public offerings. Each of these transactions was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. With respect to each transaction listed below, no general solicitation was made by either the Registrant or any person acting on its behalf; the recipient of our securities agreed that the securities would be subject to the standard restrictions applicable to a private placement of securities under applicable state and federal securities laws; and appropriate legends were affixed to the certificates issued in such transactions.

Management Rollover

Upon the closing of our acquisition by certain investment funds affiliated with or managed by affiliates of Apollo Global Management, LLC and its subsidiaries, including Apollo Investment Fund VIII, L.P., along with their parallel investment funds, certain employees and officers were offered the opportunity to exchange (1) shares of Presidio Holdings, Inc., a Delaware corporation, common stock for shares of our common stock and/or (2) options to purchase Presidio Holdings, Inc., a Delaware corporation, common stock for options to purchase our common stock. As a result, on February 2, 2015, certain employees and officers received 2,937,948 shares and 1,770,688 options to purchase our common stock, as follows:

•	811,190 options to purchase our common stock with an exercise price of $0.76;

•	793,972 options to purchase our common stock with an exercise price of $1.43;

•	110,904 options to purchase our common stock with an exercise price of $3.13; and

•	54,622 options to purchase our common stock with an exercise price of $3.82.

Common Stock Purchased and Stock Options Granted Pursuant to Employee Benefit Plans

During the three years preceding the date of this filing, certain of our current and former officers, directors and employees purchased an aggregate of 605,398 shares of our common stock pursuant to the equity plans then in effect:

•	On June 10, 2015, 550,000 shares were purchased by two of our directors at a price of $5.00 per share.

•	On June 15, 2015, 10,000 shares were purchased by an employee at a price of $5.00 per share.

•	On December 15, 2015, 23,856 shares were purchased by an employee who exercised stock options with an exercise price of $1.43 per share.

•	On July 12, 2016, 7,176 shares were purchased by an employee who exercised stock options with an exercise price of $0.76 per share.

•	On July 12, 2016, 3,766 shares were purchased by an employee who exercised stock options with an exercise price of $3.13 per share.

•	On October 31, 2016, 600 shares were purchased by an employee who exercised stock options with an exercise price of $5.00 per share.

•	On November 1, 2016, 5,000 shares were purchased by an employee who exercised stock options with an exercise price of $5.00 per share.

•	On January 18, 2017, 5,000 shares were purchased by an employee who exercised stock options with an exercise price of $5.00 per share.

In addition, during the same period, we granted certain of our directors, officers and employees the following options relating to shares of our common stock pursuant to the equity plans then in effect:

•	On March 11, 2015, 6,532,000 options with an exercise price of $5.00 per share.

•	On May 5, 2015, 20,000 options with an exercise price of $5.00 per share.

•	On June 5, 2015, 60,000 options with an exercise price of $5.00 per share.

•	On October 1, 2015, 39,746 options with an exercise price of $6.29 per share.

•	On November 1, 2015, 30,000 options with an exercise price of $6.29 per share.

•	On February 26, 2016, 231,006 options with an exercise price of $8.75 per share.

•	On May 19, 2016, 95,000 options with an exercise price of $8.75 per share.

•	On August 10, 2016, 71,428 options with an exercise price of $8.75 per share.

•	On November 11, 2016, 44,618 options with an exercise price of $10.98 per share.

•	On December 12, 2016, 22,770 options with an exercise price of $10.98 per share.

Common Stock Purchased and Stock Options Granted Pursuant to Acquisitions

Upon closing of our acquisition of Sequoia Worldwide LLC and Netech Corporation, certain officers and employees of the target companies received as part of the purchase price an aggregate of 1,417,032 shares of our common stock. In addition, at closing, we granted certain officers and directors of these companies the following options relating to shares of our common stock:

•	On November 24, 2015, 115,430 options with an exercise price of $8.75 per share were granted to certain employees of Sequoia Worldwide LLC.

•	On February 1, 2016, 452,570 options with an exercise price of $8.75 per share were granted to certain employees of Netech Corporation.

Senior Notes

On February 2, 2015, we sold $250,000,000 of 10.25% Senior Notes due 2023 to certain initial purchasers pursuant to a Purchase Agreement dated January 30, 2015. This issuance was covered by the exemption in Section 4(a)(2) of the Securities Act. The notes are guaranteed by certain of our subsidiaries and are unsecured.

Senior Subordinated Notes

On February 2, 2015, we sold $150,000,000 of 10.25% Senior Subordinated Notes due 2023 to certain initial purchasers pursuant to a Purchase Agreement dated January 30, 2015. This issuance was covered by the exemption in Section 4(a)(2) of the Securities Act. Such notes were guaranteed by certain of our subsidiaries, were unsecured, and were repurchased and cancelled in connection with our IPO.

Item 16. Exhibits, Financial Statements and Financial Statement Schedules.

(a)	Exhibits

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date

1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of Presidio, Inc., effective March 10, 2017.	S-8	3.1	3/13/2017

3.2	Amended and Restated Bylaws of Presidio, Inc., effective March 10, 2017	S-8	3.2	3/13/2017

4.1	Indenture governing the 10.25% Senior Notes due 2023, dated as of February 2, 2015 (the “Senior Notes Indenture”) , among Presidio Holdings Inc., as Issuer (the “Senior Notes Issuer”), the Subsidiary Guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee.	S-1	4.1	11/22/2016

4.2	First Supplemental Indenture, dated as of January 12, 2016, among the Senior Notes Issuer, Presidio Infrastructure Solutions LLC, as a New Subsidiary Guarantor, and Wilmington Trust, National Association, as Trustee, under the Senior Notes Indenture.	S-1	4.3	11/22/2016

4.3	Form of common stock certificate of Presidio, Inc.	S-1	4.5	1/24/2017

4.4	Amended and Restated Securityholders Agreement, dated as of March 15, 2017, by and among Presidio, Inc. and certain stockholders listed therein.	8-K	4.2	3/15/2017

4.5	Stockholders Agreement, dated as of March 10, 2017, by and among Presidio, Inc. and certain stockholders listed therein.	8-K	4.1	3/15/2017

5.1	Opinion of Wachtell, Lipton, Rosen & Katz

10.1	Credit Agreement, dated as of February 2, 2015, among Presidio Holdings Inc., as Holdings, Presidio IS LLC, as Intermediate Holdings, Presidio LLC, as Company and a Borrower, Presidio Networked Solutions LLC, as a Borrower, the Lenders Party Thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.	S-1	10.1	12/27/2016

10.2	Incremental Assumption Agreement and Amendment No. 1, dated as of May 19, 2015, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto, the Refinancing Term Lender Party Thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.	S-1	10.2	11/22/2016

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date

10.3	Incremental Assumption Agreement and Amendment No. 2, dated as of February 1, 2016, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto, the Incremental Term Lender Party Thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.	S-1	10.3	11/22/2016

10.4	Incremental Assumption Agreement and Amendment No. 3, dated as of May 27, 2016, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto and Credit Suisse AG, Cayman Islands Branch, as Incremental Term Lender and as Administrative Agent.	S-1	10.4	11/22/2016

10.5	Incremental Assumption Agreement and Amendment No. 4, dated as of January 19, 2017, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto and Credit Suisse AG, Cayman Islands Branch, as Refinancing Term Lender and as Administrative Agent.	S-1	10.13	1/24/2017

10.6	Second Amended and Restated Receivables Purchase Agreement, dated as of February 2, 2015, among Presidio Capital Funding LLC, as Seller, Presidio LLC, as Servicer, the Sub-Servicers Party Thereto, and PNC Bank, National Association, as Administrator.	S-1	10.5	11/22/2016

10.7	Amendment No. 1 to the Second Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Guaranty, dated as of February 8, 2016, among Presidio Capital Funding LLC, as Seller, Presidio LLC, as Servicer, Presidio Networked Solutions LLC, as Sub-Servicer, Presidio IS LLC, as Performance Guarantor and PNC Bank, National Association, as Administrator.	S-1	10.6	11/22/2016

10.8	Third Amended and Restated Credit Agreement, dated February 28, 2014, between Castle Pines Capital LLC and Presidio Networked Solutions Group, LLC (f/k/a INX LLC and as successor to Bluewater Communications Group LLC).	S-1	10.7	11/22/2016

10.9	First Amendment to the Third Amended and Restated Credit Agreement, dated March 26, 2014, between Castle Pines Capital LLC and Presidio Networked Solutions Group, LLC (f/k/a INX LLC and as successor to Bluewater Communications Group LLC).	S-1	10.8	12/27/2016

10.10	Acknowledgement and Second Amendment to the Third Amended and Restated Credit Agreement, dated November 25, 2014, between Castle Pines Capital LLC and Presidio Networked Solutions Group, LLC.	S-1	10.9	11/22/2016

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date

10.11	Third Amendment to the Third Amended and Restated Credit Agreement, dated February 1, 2016, among Presidio Networked Solutions Group, LLC, Presidio Infrastructure Solutions LLC and Castle Pines Capital LLC.	S-1	10.10	11/22/2016

+10.12	Systems Integrator Agreement by and between Cisco Systems, Inc. and the Presidio Corporation, dated as of May 14, 2002 (as amended on June 3, 2002, July 12, 2006, April 23, 2007, March 28, 2008, February 10, 2009, March 14, 2011, January 25, 2012, March 1, 2012, March 15, 2013 April 16, 2013, May 17, 2013, July 30, 2013, September 12, 2013, December 13, 2013, February 20, 2014, March 10, 2014, February 26, 2016, May 3, 2016, July 1, 2016, August 5, 2016 and September 8, 2016) (with addendums dated as of October 13, 2011, December 21, 2012, May 2, 2013 and February 3, 2014).	S-1	10.11	2/15/2017

10.12.1	Amendments to Systems Integrator Agreement dated as of March 7, 2017, April 6, 2017, May 3, 2017 and August 29, 2017.	10-K	10.12.1	9/21/2017

10.13	Lease by and between 4C Realty, LLC and Presidio Networked Solutions LLC, dated September 17, 2014.	S-1	10.12	11/22/2016

10.14	Form of Director Indemnification Agreement.	S-1	10.14	1/24/2017

10.15	Amended and Restated 2015 Long-Term Incentive Plan, effective as of February 24, 2017.	S-8	99.1	3/13/2017

10.16	Form of Rollover Option Agreement under the Amended and Restated 2015 Long-Term Incentive Plan.	S-1	10.16	2/15/2017

10.17	Form of Option Agreement under the Amended and Restated 2015 Long-Term Incentive Plan.	S-1	10.17	2/15/2017

10.18	Executive Bonus Plan, effective as of February 24, 2017.	8-K	10.5	3/15/2017

10.19	2017 Long-Term Incentive Plan, effective as of February 24, 2017.	S-8	99.2	3/13/2017

10.20	Form of Option Award Certificate under the 2017 Long-Term Incentive Plan (Executive Officer).	8-K	10.11	3/15/2017

10.21	Form of Option Award Certificate under the 2017 Long-Term Incentive Plan (Director).	8-K	10.12	3/15/2017

10.22	Amended and Restated Employment Agreement by and between Presidio, Inc. and Robert Cagnazzi, effective as of March 9, 2017.	8-K	10.6	3/15/2017

10.23	Employment Agreement, by and between Presidio, Inc. and Paul Fletcher dated as of September 30, 2010.	S-1	10.22	2/15/2017

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date

10.24	Employment Agreement, by and between Presidio, Inc. and David Hart, effective as of March 9, 2017.	8-K	10.7	3/9/2017

10.25	Employment Agreement, by and between Presidio, Inc. and Vinu Thomas, effective as of March 9, 2017.	8-K	10.8	3/9/2017

10.26	Employment Agreement, by and between Presidio, Inc. and Elliot Brecher, effective as of March 9, 2017.	8-K	10.9	3/9/2017

10.27	Employee Stock Purchase Plan, effective as of February 24, 2017.	S-8	99.3	3/13/2017

10.28	Form of Stay Bonus Agreement.	S-1	10.27	2/15/2017

10.29	Letter to Dr. Steven Lerner, dated as of February 6, 2017.	S-1	10.28	2/15/2017

10.30	Notes Purchase Agreement, by and among Presidio, Inc. and Deutsche Bank AG, London Branch, dated as of February 15, 2017.	S-1	10.29	2/15/2017

10.31	Letter to Pankaj Patel, dated as of May 16, 2016.	S-1	10.30	2/15/2017

10.32	Amendment No. 5 dated as of August 8, 2017 among Presidio Holdings Inc. Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent	10-K	10.32	9/21/2017

21.1	Subsidiaries of Presidio, Inc.	10-K	21.1	9/21/2017

23.1	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1)

23.2	Consent of RSM US LLP

23.3	Consent of Gartner, Inc.

24.1	Power of Attorney (included in signature page)

+	Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the SEC.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of November, 2017.

PRESIDIO, INC.

By:	/s/ Robert Cagnazzi
	Name:	Robert Cagnazzi
	Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert Cagnazzi, Dave Hart and Elliot Brecher and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signatures	Title	Date

/s/ Robert Cagnazzi Robert Cagnazzi	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 14, 2017

/s/ Paul Fletcher Paul Fletcher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 14, 2017

/s/ Benjamin A. Pawson Benjamin A. Pawson	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 14, 2017

/s/ Matthew H. Nord Matthew H. Nord	Director	November 14, 2017

/s/ Christopher L. Edson Christopher L. Edson	Director	November 14, 2017

/s/ Heather Berger Heather Berger	Director	November 14, 2017

Signatures	Title	Date

/s/ Michael A. Reiss Michael A. Reiss	Director	November 14, 2017

/s/ Todd H. Siegel Todd H. Siegel	Director	November 14, 2017

/s/ Pankaj Patel Pankaj Patel	Director	November 14, 2017

/s/ Salim Hirji Salim Hirji	Director	November 14, 2017

/s/ Steven Lerner Steven Lerner	Director	November 14, 2017